  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1997

                                                     REGISTRATION NO. 333-19327
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------

                         OLYMPUS COMMUNICATIONS, L.P.
            (Exact name of registrant as specified in its charter)

        DELAWARE                     4841                      25-1622615
     (State or other      (Primary Standard Industrial      (I.R.S. Employer
     jurisdiction of       Classification Code Number)     Identification No.)
     incorporation or
      organization)



                                 ------------

                          OLYMPUS CAPITAL CORPORATION
            (Exact name of registrant as specified in its charter)

        DELAWARE                     4841                      23-2868925
     (State or other     (Primary Standard Industrial      (I.R.S. Employer
     jurisdiction of      Classification Code Number)     Identification No.)
    incorporation or
      organization)


                                 ------------

                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ------------

                           COLIN H. HIGGIN, ESQUIRE
                         OLYMPUS COMMUNICATIONS, L.P.
                             MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                      CARL E. ROTHENBERGER, JR., ESQUIRE
                              BUCHANAN INGERSOLL
                           PROFESSIONAL CORPORATION
                         21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA 15219
                                (412) 562-8826

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [_]


  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         OLYMPUS COMMUNICATIONS, L.P.
                          OLYMPUS CAPITAL CORPORATION

CROSS REFERENCE SHEET PURSUANT TO RULE 404(a) AND ITEM 501 OF REGULATION S-K, SHOWING THE LOCATION IN THE PROSPECTUS OF THE INFORMATION REQUIRED TO BE INCLUDED THEREIN IN ACCORDANCE WITH PART I OF FORM S-4.

                     FORM S-4
             ITEM NUMBER AND CAPTION              LOCATION OR HEADING IN THE PROSPECTUS
     ----------------------------------------  -------------------------------------------
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus..  Forepart of Registration Statement; Outside
                                               Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover
     Pages of Prospectus.....................  Inside Front and Outside Back Cover Pages
                                               of Prospectus
  3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information...........  Forepart of Prospectus; Prospectus Summary;
                                               Risk Factors, Summary Consolidated
                                               Financial and Operating Information;
                                               Selected Consolidated Financial and
                                               Operating Information
  4. Terms of the Transaction................  Prospectus Summary; The Exchange Offer;
                                               Description of Senior Notes; Certain
                                               Federal Income Tax Considerations; Risk
                                               Factors
  5. Pro Forma Financial Information.........  Selected Consolidated Financial and
                                               Operating Information; Summary Consolidated
                                               Financial and Operating Information
  6. Material Contracts with Company Being
     Acquired................................  *
  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed
     to be Underwriters......................  *
  8. Interests of Named Experts and Counsel..  *
  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities.............................  *
 10. Information with Respect to S-3
     Registrants.............................  *
 11. Incorporation of Certain Information by
     Reference...............................  *
 12. Information with Respect to S-2 or S-3
     Registrants.............................  *
 13. Incorporation of Certain Information by
     Reference...............................  *

                     FORM S-4
             ITEM NUMBER AND CAPTION              LOCATION OR HEADING IN THE PROSPECTUS
     ----------------------------------------  -------------------------------------------
 14. Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants.......  Prospectus Summary; Summary Consolidated
                                               Financial and Operating Information;
                                               Selected Consolidated Financial and
                                               Operating Information; Management's
                                               Discussion and Analysis of Financial
                                               Condition and Results of Operations;
                                               Business; Legislation and Regulation
 15. Information with Respect to S-3
     Companies...............................  *
 16. Information with Respect to S-2 or S-3
     Companies...............................  *
 17. Information with Respect to Companies
     Other Than S-3 or S-2 Companies.........  *
 18. Information if Proxies, Consents or
     Authorizations are to be Solicited......  *
 19. Information if Proxies, Consents or
     Authorizations are not to be Solicited
     or in an Exchange Offer.................  Management; Description of Partnership;
                                               Certain Relationships and Transactions; The
                                               Exchange Offer

--------
* Item is omitted because the answer is negative or the item is inapplicable.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 30, 1997

                               OFFER TO EXCHANGE

                     10 5/8% SERIES B SENIOR NOTES DUE 2006
           FOR ANY AND ALL OUTSTANDING 10 5/8% SENIOR NOTES DUE 2006
                                       OF

                          OLYMPUS COMMUNICATIONS, L.P.
                          OLYMPUS CAPITAL CORPORATION
                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON        , 1997, UNLESS EXTENDED

  Olympus Communications, L.P. ("Olympus" or the "Company") and Olympus Capital Corporation ("Olympus Capital" and together with the Company, the "Registrants" or the "Issuers") hereby offer, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange $1,000 principal amount of 10 5/8% Series B Senior Notes due 2006 of the Registrants (the "New Notes") for each $1,000 principal amount of the issued and outstanding 10 5/8% Senior Notes due 2006 (the "Old Notes," and collectively with the New Notes, the "Senior Notes"). Interest on the Senior Notes is payable semi-annually commencing May 15, 1997 with a final maturity date of November 15, 2006. As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes is outstanding. The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions and registration rights; and except that holders of Old Notes are entitled to receive Liquidated Damages (as defined) if (a) the Registrants fail to file any of the registration statements required by the Registration Rights Agreement (as defined) on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the Securities and Exchange Commission (the "Commission") on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Registrants fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer registration statement, or (d) a shelf registration statement or the registration statement of which this Prospectus forms a part (the "Exchange Offer Registration Statement") is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities (as defined) during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"). In the event of a Registration Default, the Registrants are required to pay Liquidated Damages to each holder of Transfer Restricted Securities for the period that the Registration Default continues, with respect to the first 90-day period immediately following the occurrence of such Registration Default, at a rate of 0.25% per annum on the principal amount of Transfer Restricted Securities held by such holder. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period up to a maximum aggregate increase of 2.0% per annum until such Registration Defaults have been cured, at which time the interest rate borne by the Old Notes will be reduced to the original interest rate. See "Description of Senior Notes-Registration Rights; Liquidated Damages."
                                                   (Continued on following page)

  SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PARTICIPANTS IN THE EXCHANGE OFFER.

                                  -----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------
                 THE DATE OF THIS PROSPECTUS IS         , 1997

  The Exchange Offer is being made to satisfy certain obligations of the Registrants under the Registration Rights Agreement, dated as of November 12, 1996, among the Registrants and the Purchasers (the "Registration Rights Agreement"). Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

  Based on interpretations by the staff of the Commission with respect to similar transactions, the Registrants believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Registrants have agreed that they will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date (as defined) or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution."

  The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture (as defined). For a more complete description of the terms of the New Notes, see "Description of Senior Notes." There will be no cash proceeds to the Registrants from the Exchange Offer. The New Notes will be general obligations of the Registrants exclusively, will not be secured by any assets of the Registrants or their Subsidiaries (as defined), will rank pari passu in right of payment with all future senior unsecured Indebtedness (as defined) of the Company and will rank senior in right of payment to any future subordinated Indebtedness of the Company; however, because the Company is a holding company that conducts substantially all of its business through its Subsidiaries, the New Notes will be effectively subordinated to all liabilities of the Subsidiaries, including trade payables and indebtedness incurred by its Subsidiaries. As of December 31, 1996, the aggregate principal amount outstanding of such senior Indebtedness (excluding trade payables and other liabilities) of the Subsidiaries was $372.7 million, substantially all of which is secured and as of such date there was $51.0 million of accounts payable and other current liabilities of the Subsidiaries (excluding indebtedness due to affiliates and deferred income taxes) that was effectively senior to the Senior Notes.

  The Old Notes were originally issued and sold on November 12, 1996 in an offering of $200,000,000 aggregate principal amount (the "Offering," as defined). The Offering was exempt from registration under the Securities Act in reliance upon the exemptions provided by Rule 144A, Section 4(2) and Regulation S of the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an exemption from the registration requirements of the Securities Act and applicable state securities laws is available.

  The Registrants have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Registrants' information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

  The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. The Exchange Offer will
expire at 5:00 p.m., New York City time, on         , 1997, unless extended
(as it may be so extended, the "Expiration Date"), provided that the Exchange Offer shall not be extended beyond 30 business days from the date of this Prospectus. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date; otherwise such tenders are irrevocable.

  Prior to this Exchange Offer, there has been no public market for the Senior Notes. The Old Notes have traded on the PORTAL Market. If a market for the New Notes should develop, the New Notes could trade at a discount from their initial offering price. The Company does not intend to apply for listing of the New Notes on any securities exchange or in any automated quotation system. There can be no assurance that an active trading market for the New Notes will develop.

                               ----------------

                             AVAILABLE INFORMATION

  The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Offer. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Offer, reference is made to such Registration Statement and the exhibits and schedules filed as part thereof. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain prescribed fees. Electronic registration statements made through the Electronic Data Gathering, Analysis, and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov), which is maintained by the Commission and which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE REGISTRANTS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES LAWS OF SUCH JURISDICTION.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. References in this Prospectus to the "Company" or "Olympus" mean Olympus Communications, L.P. together with its subsidiaries, except where the context otherwise requires. This Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," contains certain statements relating to future events or the future financial performance of the Company which are forward-looking statements. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons participating in this Exchange Offer are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, participants in the Exchange Offer should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

                                  THE COMPANY

OVERVIEW

  The Company is a joint venture limited partnership between a subsidiary of Adelphia Communications Corporation (together with its subsidiaries, "Adelphia") and subsidiaries of FPL Group, Inc. (together with its subsidiaries, "FPL Group"). The Company operates the largest contiguous cable system in Florida and is located in some of the fastest growing markets in Florida. As of December 31, 1996, the Company's cable system (the "System") served approximately 412,000 basic subscribers and passed approximately 647,000 homes. In addition to cable television, the Company plans to offer a wide range of services and to become a provider of bundled communication services including advanced video, telephony, two-way high speed data and Internet access, paging and electronic security monitoring.

  The Company strives to provide superior customer service while maximizing operating efficiencies. By acquiring and developing systems in geographic proximity, the Company has been able to realize significant operating efficiencies through the consolidation of many managerial, administrative and technical functions. The Company considers technological innovation to be an important component of its service offerings and customer satisfaction. Through the use of fiber optic cable and other technological improvements, the Company has increased system reliability, channel capacity and its ability to deliver advanced video, data transmission and telephony services.

  Management believes the technical level of its system, "clustering" of its customer base and its affiliation with its partners contribute to the Company's cash flow margin. For the year ended December 31, 1996, the Company had an EBITDA margin of 51.73%.

ADELPHIA AND FPL GROUP RELATIONSHIPS

  The relationship between the Company and its beneficial owners, Adelphia and FPL Group, is very important to both the Company and each of its partners. The Company derives significant benefits from its relationship with each of its partners including scale economies, management expertise and local presence. The Company is of strategic importance to Adelphia because the Company accounts for more than 20% of Adelphia's owned and managed systems, has significant growth potential in its markets and has demographics which are attractive for cable systems. The Company is of strategic importance to FPL Group because the Company represents virtually all of FPL Group's investment in cable systems, the Company markets its services in a substantial portion of the geographic area in which FPL Group supplies electric service and it provides a means for FPL Group to participate in the telecommunications industry.

  Adelphia is the seventh largest cable television operator in the United States. As of December 31, 1996, cable systems owned or managed by Adelphia, including the Company, in the aggregate passed approximately 2,625,000 homes and served approximately 1,856,000 basic subscribers. By clustering its systems, Adelphia has been able to realize significant operating efficiencies through the consolidation of many functions while maintaining a strong community presence.

  FPL Group is one of the largest public utility holding companies in the United States supplying, through its principal subsidiary, electric service through most of the east and lower west coasts of Florida with 1995 revenues in excess of $5.5 billion.

STRATEGY

  The Company's strategy is to construct and operate a broadband network capable of offering a broad range of telecommunications services. The Company intends to continue as a cable television service provider as well as to become the largest single provider of bundled communications services that combine advanced video, telephony, two-way high speed data and Internet access, paging and electronic security monitoring in South Florida. The Company expects to achieve these goals through:

  MAINTAINING STRONG INTERNAL GROWTH

  The Company's system is located in some of the fastest growing counties in the United States. The Company's coverage areas also encompass certain regions with very attractive demographics, including above average income levels and strong population growth trends. As of December 31, 1996, approximately 47% of the Company's subscribers were located in Palm Beach County which was ranked among the 10 fastest growing counties in the United States by the Census Bureau in 1992. Further, per capita income in Palm Beach County in 1995 exceeded the national per capita income by 61%. In addition, 25% of the new homes in the Company's market areas are located in planned communities which typically have better cross-marketing opportunities. The Company has had internal basic subscriber growth of 4.0% during the 12 months ended December 31, 1996, and expects that the attractive markets it operates in will continue to provide opportunities for growth.

  CONTINUING INVESTMENT IN ITS NETWORK

  The Company has a system capable of delivering 62 channels on 97% of its cable plant with 98% of its subscribers being served with addressable capable technology. The Company intends to continue the upgrade of its network infrastructure to add channel capacity and increase digital transmission capabilities. As a result, the Company believes it will have one of the most advanced cable network infrastructures in the United States. The entire system will be upgraded to 750 MHz comprised of 550 MHz analog (80 channels) and 200 MHz digital (200 channels, assuming 6 to 1 compression). Further, the number of homes per fiber optic node will average 180 in the upgraded system compared to the industry norm of 500 to 1,000. The upgraded system will be completely addressable and provide two-way communication capability.

  EXPANDING SERVICE OFFERINGS

  Currently, video services constitute the majority of the Company's revenues. The Company's upgraded plant will allow the Company to offer improved service for existing products and provide a wide array of new products. The Company intends to leverage its asset base of broadband networks and relationship with its partners to address a wide spectrum of telecommunications opportunities including advanced video, telephony, two-way high speed data and Internet access and electronic security monitoring while capitalizing on its local market infrastructure to resell a variety of additional services including paging and other communication services.

  The Registrants' executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915. The phone number for the Registrants is (814) 274-9830.

                               THE EXCHANGE OFFER

Securities Offered..........  Up to $200,000,000 aggregate principal amount of 10 5/8% Series B Senior Notes due 2006 of the Company (the "New Notes," and collectively with the Old Notes, the "Senior Notes"). The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and liquidated damages ("Liquidated Damages") for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of Senior Notes."

The Exchange Offer..........  The Registrants are offering to exchange
                              $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes. See "The Exchange Offer" for a description of the procedures for tendering Old Notes. The Exchange Offer satisfies the registration obligations of the Registrants under the Registration Rights Agreement. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon.

Tenders, Expiration Date;
 Withdrawal.................
                              The Exchange Offer will expire at 5:00 p.m.,
                              New York City time, on         , 1997, or
                              such later date and time to which it is
                              extended, provided that the Exchange Offer
                              shall not be extended beyond 30 business days from the date of this Prospectus. Tender of Old Notes pursuant to the Exchange Offer may be withdrawn and retendered at any time prior to the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the Exchange Offer.
Federal Income Tax
Considerations..............  The Exchange Offer will not result in any income, gain or loss to the holders of Senior Notes or the Company for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Use of Proceeds.............  There will be no proceeds to the Company from the exchange of New Notes for the Old Notes pursuant to the Exchange Offer.

Exchange Agent..............  Bank of Montreal Trust Company, the Trustee
                              under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

  CONSEQUENCES OF EXCHANGING OR FAILURE TO EXCHANGE OLD NOTES PURSUANT TO THE
                                 EXCHANGE OFFER

  Generally, holders of Old Notes (other than any holder who is an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer their New Notes for resale, resell their New Notes, and otherwise transfer their New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holder's business, such holders have no arrangement with any person to participate in a distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. The Company is required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations. Upon consummation of the Exchange Offer, holders that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes, and accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. See "The Exchange Offer-- Consequences of Failure to Exchange."

                      SUMMARY DESCRIPTION OF SENIOR NOTES

Securities Offered..........  Up to $200,000,000 principal amount of 10
                              5/8% Series B Senior Notes due 2006 of the
                              Registrants (the "New Notes," and
                              collectively with the Old Notes, the "Senior
                              Notes"). The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and Liquidated Damages for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of Senior Notes."

Maturity....................  November 15, 2006

Interest....................  The Senior Notes will bear interest at the rate of 10 5/8% per annum, payable semi-annually, in cash, on May 15 and November 15 of each year, commencing May 15, 1997.

Optional Redemption.........  The Senior Notes may be redeemed at the option of the Company, upon not less than 30 nor more than 60 days' notice, in whole or in part, on or after November 15, 2001 at a premium declining to par in 2004, plus accrued and unpaid interest and Liquidated Damages, if any, through the redemption date.

                              During the first 36 months after November 6, 1996, the date of the final Offering Circular, the Company may redeem up to an aggregate of $70 million in principal amount of Senior Notes at a redemption price of 110.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of an Initial Public Offering of Equity Interests (as defined herein) in the Company; provided that at least $130 million in aggregate principal amount of the Senior Notes remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 30 days of the date of the closing of such Initial Public Offering.

Change of Control...........  In the event of a Change of Control (as defined herein), the Holders of the Senior
                              Notes will have the right to require the Company to purchase their Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. There can be no assurance that the Company will have adequate financial resources to effect a required repurchase of the Senior Notes upon a Change in Control. The Company's failure to make a required repurchase of the Senior Notes upon a Change in Control would be an Event of Default under the Indenture.

Ranking.....................  The Senior Notes are senior obligations of the Issuers. The Senior Notes will rank pari passu in right of payment with all future senior Indebtedness of the Issuers and senior in right of payment to all future subordinated Indebtedness of the Issuers. The Company is a holding company and all of its operations are conducted through its direct and indirect Subsidiaries. As a result, the Senior Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. At December 31, 1996 the total Indebtedness of the Company's Subsidiaries that is structurally senior to the Senior Notes, on an aggregate basis, was $372.7 million, and the total trade payables and other liabilities (excluding indebtedness to affiliates and deferred income taxes) of the Company's Subsidiaries were $51.0 million.

Certain Covenants...........  The indenture for the Senior Notes (the
                              "Indenture") contains certain covenants that, among other things, limit the liability of the Company and its Restricted Subsidiaries to incur additional Indebtedness and issue Disqualified Interests (as defined herein), pay dividends or make other distributions, repurchase Equity Interests (as defined herein) or certain Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of the Company or its Restricted Subsidiaries, issue or sell Equity Interests of the Company or the Restricted Subsidiaries or enter into certain mergers and consolidations. The Company may designate certain of its Subsidiaries to be Unrestricted Subsidiaries which will not be subject to many of the restrictive covenants. In addition, under certain circumstances, the Company will be required to offer to purchase Senior Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the Excess Proceeds (as defined herein) of certain Asset Sales (as defined herein). See "Description of Senior Notes."

                                  RISK FACTORS

  Prospective participants in the Exchange Offer should consider all of the information contained in this Prospectus in connection with the Exchange Offer. In particular, prospective participants should consider the factors set forth herein under "Risk Factors."

            SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
               (DOLLARS IN THOUSANDS EXCEPT PER SUBSCRIBER DATA)

                                                YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                1994          1995      1996
                                              ---------     --------  --------
STATEMENT OF OPERATIONS DATA:
Revenues..................................... $  94,458     $120,968  $159,870
Operating expenses(a)........................    41,077       61,406    77,572
Depreciation and amortization................    36,703       31,953    40,446
Management fees to managing affiliate........     6,302        6,334     8,839
                                              ---------     --------  --------
Operating income............................. $  10,376     $ 21,275  $ 33,013
Non-affiliate interest expense
 Cash(b).....................................    22,889       29,217    34,541
 Non-cash....................................       --           --      6,207
                                              ---------     --------  --------
   Total..................................... $  22,889     $ 29,217  $ 40,748
Affiliate interest expense...................     9,373        7,501     6,600
                                              ---------     --------  --------
 Total interest expense...................... $  32,262     $ 36,718  $ 47,348
Other income (expense).......................       585          (15)      401
Net loss.....................................   (21,025)     (19,391)  (10,950)
Ratio of earnings to fixed charges(c)........       --           --        --
                                                     DECEMBER 31,
                                              --------------------------------
                                                1994          1995      1996
                                              ---------     --------  --------
BALANCE SHEET DATA:
Total assets................................. $ 375,985     $533,909  $640,221
Total debt(d)................................   314,069      419,809   572,713
Redeemable preferred limited partner
 interests...................................   276,101          --        --
Partners' equity (deficiency)................  (494,105)     (18,544)  (84,199)
                                                YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                                1994          1995      1996
                                              ---------     --------  --------
FINANCIAL RATIOS AND OTHER DATA:
EBITDA(e).................................... $  53,966     $ 59,547  $ 82,699
Total debt to EBITDA(f)......................      6.29x        5.86x     6.89x
EBITDA to non-affiliate cash interest
 expense.....................................      2.36         2.04      2.39
EBITDA to total interest expense.............      1.67         1.62      1.75
EBITDA margin(g).............................      56.7%(h)     49.2%     51.7%
Cash provided by operating activities........    20,285        8,161    33,411
Cash provided by (used for) investing
 activities..................................    19,402     (107,351)  (70,444)
Cash (used for) provided by financial
 activities..................................   (50,633)     131,442    30,822
Capital expenditures......................... $  23,916     $ 21,498  $ 28,117
                                                     DECEMBER 31,
                                              --------------------------------
                                                1994          1995      1996
                                              ---------     --------  --------
SUMMARY OPERATING DATA:
Homes passed.................................   415,896      562,330   646,770
Basic subscribers............................   251,933      343,332   412,260
Basic penetration............................      60.6%        61.1%     63.7%
Premium service units........................   118,918      175,613   192,000
Premium penetration..........................      47.2%        51.1%     46.6%
Average monthly revenue per average basis
 subscriber(i)............................... $   30.25     $  33.45  $  33.78

(a) Represents direct operating and programming and selling, general and administrative expenses.

(b) Excludes accretion on seller note associated with the Company's acquisition of the southeast Florida cable systems of the Leadership Cablevision division of Fairbanks Communications, Inc. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions (including Contribution)/Dispositions."

(c) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes and extraordinary items plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest, whether expensed or capitalized plus amortization of debt issuance costs plus the assumed interest component of rent expense. For the years ended December 31, 1994, 1995 and 1996 the Company's earnings were insufficient to cover its fixed charges by $21,692, $15,804 and $14,681, respectively.

(d) Excludes affiliate debt. With respect to the effect of the Senior Notes, see "Capitalization."

(e) Earnings before interest expense, income taxes, depreciation and amortization, management fees, other noncash charges, extraordinary loss and cumulative effect of change in accounting principle ("EBITDA"). EBITDA and similar measurements of cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity, as defined by generally accepted accounting principles, and, while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance as substantially all of the Company's financing agreements contain financial covenants based on EBITDA.

(f) Based on total debt outstanding at the end of the period, divided by annualized EBITDA for the latest quarter ending in the period presented. The Company believes that this presentation is consistent with the covenant test which limits the incurrence of indebtedness in the Indenture for the Senior Notes as described in "Description of Senior Notes" and that this ratio is commonly used in the cable television industry as a measure of leverage.

(g) Percentage representing EBITDA divided by revenues.

(h) Excludes business interruption revenue allocated from insurance proceeds related to Hurricane Andrew of $1,037 for the year ended December 31, 1994.

(i) Average for the last quarter of each period presented. The Company believes that this presentation provides meaningful trend information over the periods presented and is commonly used in the cable television industry to present such data on a comparative basis.

                              OWNERSHIP STRUCTURE

  The following table summarizes the ownership structure of the Company along with the approximate number of basic subscribers at December 31, 1996 in each of the Company's first tier operating subsidiaries.



     Adelphia (through                              FPL Group (through
        subsidiary)                                   subsidiaries)


50% General Partner Interest                             50% General and
$258.4 Million Nonvoting                                 Limited
                                                         Partner Interest
Preferred Limited Partnership                            $129.2 Million PLP
Interest ("PLP")


                          Olympus Communications, L.P.


 99.9%                99.9%               99.9%                      99.9%





 Adelphia Cable        West Boca          Leadership            Telesat
 Partners, L.P.       Acquisition         Acquisition         Acquisition
and subsidiaries        Limited             Limited             Limited
                    Partnership and       Partnership         Partnership
                     subsidiaries




     286,000            41,000                  38,000              47,000
   subscribers        subscribers             subscribers         subscribers

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business in connection with the Exchange Offer.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Company believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the New Notes received in exchange for the Old Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Exchange Date or, if earlier, until all participating broker-dealers have so resold. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrants are required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

ABSENCE OF A PUBLIC MARKET

  Prior to this Exchange Offer, there has been no public market for the Old Notes. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

SUBSTANTIAL LEVERAGE/DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES

  As of December 31, 1996, the Company's total amount of nonaffiliated debt outstanding including current maturities was $572.7 million and the Company had a total partners' deficiency of $84.2 million. Olympus Capital, a wholly-owned subsidiary of the Company, was formed solely for the purpose of serving as a co-issuer of the Senior Notes and has no operations or assets from which it will be able to repay the Senior Notes.

  For the years ended December 31, 1995 and 1996, the Company's earnings were insufficient to cover its fixed charges by $15.8 million and $14.7 million, respectively. However, such amounts reflect non-cash charges totaling $32.0 million and $46.7 million, respectively, consisting principally of depreciation and amortization. Historically, the Company's cash generated from operating activities, partner equity investments, and borrowings has been sufficient to meet its requirements for debt service, working capital, interest expense and capital expenditures. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its existing revolving credit facilities and the Senior Notes. If the Company were unable to meet its debt service obligations, the Company would have to consider refinancing its indebtedness or obtaining new financing. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. See "Selected Consolidated Financial and Operating Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

HOLDING COMPANY STRUCTURE; INABILITY TO ACCESS CASH FLOW

  The Company is a partnership with substantially all of its operations conducted through its operating corporate and partnership subsidiaries (the "Subsidiaries"). Accordingly, the Company's cash flow and, consequently, the ability to service the Issuers' debt, including the Senior Notes, is dependent on the cash flow of the Subsidiaries and the payment of funds by those Subsidiaries in the form of management fees, loans, dividends or otherwise. The Subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Senior Notes or to make any funds available therefor. The rights of the Issuers and their creditors, including the Holders of the Senior Notes, to realize upon the assets of any of the Subsidiaries upon any such Subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Senior Notes to participate in the realization of those assets) will be subject to the prior claims of such Subsidiary's respective creditors. Furthermore, the Company may be unable to access the cash flow of certain of the Subsidiaries since such entities will not be restricted from remaining or becoming parties to credit or other borrowing agreements that may severely restrict or prohibit the making of distributions, the payment of dividends (as applicable) or the making of loans to the Company. The Subsidiaries are parties to two revolving credit facilities, each of which restricts the making of distributions, the payment of dividends and the making of loans to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Other Financings." The inability of the Company to access cash from the Subsidiaries would adversely affect the noteholders. The Senior Notes will be senior unsecured obligations of the Issuers exclusively and will not be secured by any of the assets of the Company or its Subsidiaries. Accordingly, holders of secured indebtedness of the Company will have claims that are prior to the claims of the Holders of the Senior Notes to the extent of the assets securing such other indebtedness. In addition, holders of indebtedness and other liabilities of the Subsidiaries will have claims that are effectively senior to the Senior Notes. As of December 31, 1996, the aggregate principal amount of such indebtedness incurred by the Subsidiaries (excluding trade payables and other liabilities) was $372.7 million, substantially all of which is secured. In addition, one of the two revolving credit facilities is provided to three co-borrowers, one of which is a Subsidiary and two of which are other companies not owned by the Company. Each of these co-borrowers, including the Subsidiary, is liable for all borrowings under this revolving credit facility. Although each co-borrower is liable to the banks as a co-borrower for all borrowings under the $200 million facility, the lenders in this facility have agreed that they shall not have any recourse against the Company (other than the Company's interests in such Subsidiary). The Indenture permits certain indebtedness of the Company or its Subsidiaries to be secured. See "Description of Senior Notes."

NONRECOURSE NATURE OF SENIOR NOTES AS TO THE GENERAL PARTNERS AND OTHERS

  The Senior Notes will be issued solely by the Issuers, which are the sole obligors thereunder. None of the general partners of the Company, the direct and indirect investors in the Company, or any of their respective directors, officers, partners, stockholders, employees or affiliates is or will be an obligor under the Senior Notes, and the Indenture expressly provides that the general partners, the investors (including Adelphia and FPL Group) together with their respective directors, officers, partners, stockholders, employees or affiliates shall not have any liability for any obligation of the Issuers under the Senior Notes or such Indenture or any claim based on, in respect of, or by reason of, such obligations, and that by accepting the Senior Notes, each Holder of Senior Notes waives and releases all such liability, which waiver and release are part of the consideration for issuance of the Senior Notes. There should be no expectation that the general partners, the direct and indirect investors in the Company, or any person other than the Issuers, will, in the future, fund the operations or deficits of the Issuers or any of their subsidiaries. See "Description of Senior Notes."

REGULATION IN THE TELECOMMUNICATIONS INDUSTRY

  The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the Federal Communications Commission (the "FCC") adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

  The Telecommunications Act of 1996 (the "1996 Act"), which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--Competition." There are numerous rulemakings to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

  The System is located in the state of Florida. Although the state of Florida does not currently regulate the cable television industry, it does regulate certain telecommunication services such as telephony. The Company cannot predict whether the state of Florida will increase regulation in the future or the extent to which such actions could have a material adverse effect on the Company. In addition, the cable television industry is subject to regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

  Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation."

COMPETITION

  The cable television systems owned by the Company compete with other communications and entertainment media as well as competing with other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). Several companies recently have launched or have announced their intention to launch, DBS services that compete with the Company for multichannel video entertainment customers. In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

  New services which the Company intends to offer in Florida, including high speed data access, telephony, paging and electronic security monitoring will compete with services offered by other current and potential market entrants, including Competitive Local Exchange Carriers ("CLECs"), AT&T, MCI, Sprint and other Interexchange or Long Distance Carriers ("IXCs"), cable television companies, microwave carriers, wireless telecommunications providers and private networks built by large end users.

  The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company. See "Business--Competition" and "Legislation and Regulation."

CONTROL BY PARTNERS

  Adelphia owns 50% of the voting interests and, through a subsidiary, is the managing general partner of the Company. The remaining 50% of the voting interests are held by FPL Group. The Company's limited partnership agreement requires approval by the holders of 85% of the voting interests for, among other things, significant acquisitions and dispositions of assets, and the issuance of certain partnership interests, and also requires approval by the holders of 75% of the voting interests for, among other things, material amendments to the Company's partnership agreement, certain financings and refinancings, certain issuances of Preferred Limited Partnership interests in the Company, certain transactions with related parties and the adoption of annual budgets. There can be no assurance that the interests of Adelphia and FPL Group will not conflict with the interests of the Holders of the Senior Notes. See "Certain Relationships and Transactions."

POTENTIAL CONFLICTS OF INTEREST

  John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas family) are the executive officers of the Adelphia subsidiary which is the managing general partner of the Company. The Rigas family holds substantially all of Adelphia's Class B Common Stock and 91.8% of the combined voting power of both classes of Adelphia's Common Stock and currently has the power to elect seven of eight members of Adelphia's Board of Directors. The Rigas family also holds direct and indirect ownership interests in certain other partnerships and corporations owning cable systems (the "Managed Partnerships"). At December 31, 1996, cable systems owned by the Managed Partnerships passed 431,055 homes and served 312,491 basic subscribers and 127,417 premium service units. Adelphia provides, for a fee, management and consulting services to the Company and the Managed Partnerships. Subject to certain restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own the Adelphia and Managed Partnership interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company, Adelphia, the Managed Partnerships and Adelphia's executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The Indenture for the Senior Notes contains covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Transactions" and "Description of Senior Notes--Transactions with Affiliates."

INTRODUCTION OF NEW SERVICES

  The telecommunications services industry is characterized by changing technology and regulatory requirements, each of which influences the demand for the Company's products and services. Acceptance of new products and services may be affected by the adoption of new government regulations. The Company's ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly. Telephony and other enhanced services will be available to subscribers as their portion of the system is upgraded. The availability of telephony and other enhanced services are not expected to occur on a system-wide basis to all subscribers for at least five years.

FUTURE CAPITAL REQUIREMENTS

  The Company plans to upgrade its network with an innovative fiber optic coaxial cable network serving an average of 180 homes per fiber node (the "deep fiber design"). Although the Company has taken steps to begin the upgrading process and anticipates that it will continue to upgrade portions of its systems over the next several years, there can be no assurance that the Company will be able to upgrade its systems at a rate which will allow it to remain competitive with its competitors. The Company currently estimates that it will make capital expenditures over the next five years of approximately $117 million to upgrade its broadband network. These will be in addition to its capital expenditures for line extensions, converters and support facilities. Furthermore, new services are likely to require additional capital for customer premises equipment. There can be no assurance that the Company will be able to fund its planned capital expenditures. The Company's inability to upgrade or make its other planned capital expenditures could adversely affect the Company's operations and competitive position.

INSURANCE

  The Company maintains insurance for property loss and for business interruption to protect against losses resulting from such property loss. There can be no assurance that the Company has adequate financial protection to recover the lost revenues or provide the financing required to rebuild the System in the event of natural or other disasters. Further, there can be no assurance that the Company will be able to maintain adequate insurance protection at commercially reasonable rates.

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  On November 12, 1996, the Registrants issued $200,000,000 aggregate principal amount of Old Notes to Goldman, Sachs & Co., the Purchasers. The issuance was not registered under the Securities Act in reliance upon the exemption under Rule 144A, Section 4(2) and Regulation S of the Securities Act. In connection with the issuance and sale of the Old Notes, the Registrants entered into a Registration Rights Agreement with the Purchasers dated as of November 12, 1996 (the "Registration Rights Agreement"), which requires the Registrants to cause the Old Notes to be registered under the Securities Act or to file with the Commission a registration statement under the Securities Act with respect to an issue of new notes of the Registrants identical in all material respects to the Old Notes, and use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of that registration statement, to offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Registrants' obligations thereunder.

  Based on no-action letters issued by the staff of the Commission to third parties, the Registrants believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Registrants will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date (as defined herein). The Registrants will issue a principal amount of New Notes in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. The date of acceptance for exchange of the Old Notes for the New Notes (the "Exchange Date") will be the first business day following the Expiration Date.

  The terms of the New Notes and the Old Notes are substantially identical in all material respects, except for certain transfer restrictions, registration rights and Liquidated Damages for Registration Defaults relating to the Old Notes which will not apply to the New Notes. See "Description of Senior Notes." The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture pursuant to which the Old Notes were issued.

  As of the date of this Prospectus, $200,000,000 aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders.

  Holders of Old Notes do not have any appraisal or dissenters' rights under state law or the Indenture in connection with the Exchange Offer. The Registrants intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes which are not tendered and were not prohibited from being tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and to be subject to transfer restrictions, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

  Upon satisfaction or waiver of all the conditions to the Exchange Offer, on the Exchange Date the Registrants will accept all Old Notes properly tendered and not withdrawn and will issue New Notes in exchange therefor. For purposes of the Exchange Offer, the Registrants shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Registrants had given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Registrants.

  In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Registrants reserve the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or nonexchanged Old Notes or substitute Old Notes evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

  Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Registrants will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date," shall mean 5:00 p.m., New York City time, on
    , 1997, unless the Registrants, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended; provided that the Exchange Offer shall not be extended beyond 30 business days after the date of this Prospectus.

  In order to extend the Expiration Date, the Registrants will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

  The Registrants reserve the right, in their sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Registrants to constitute a material change, the Registrants will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment.

  Without limiting the manner in which the Registrants may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Registrants shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

  New Notes will bear interest at the rate of 10 5/8% per annum, payable semi-annually, in cash, on May 15 and November 15 of each year, commencing May 15, 1997.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, the Registrants will not be required to exchange any New Notes for any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if:

  (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which seeks to restrain or prohibit the Exchange Offer or, in the Registrants' judgment, would materially impair the ability of the Registrants to proceed with the Exchange Offer; or

  (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule, order or regulation is interpreted, by any government or governmental authority which, in the Registrants' judgment, would materially impair the ability of the Registrants to proceed with the Exchange Offer; or

  (c) the Exchange Offer or the consummation thereof would otherwise violate or be prohibited by applicable law.

  If the Registrants determine in their sole discretion that any of these conditions is not satisfied, the Registrants may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes, or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Registrants will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Registrants will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  The foregoing conditions are for the sole benefit of the Registrants and may be asserted by the Registrants regardless of the circumstances giving rise to any such condition or may be waived by the Registrants in whole or in part at any time and from time to time in their sole discretion. The failure by the Registrants at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Registrants concerning the events described above shall be final and binding on all parties.

PROCEDURES FOR TENDERING

  The tender of Old Notes by a holder as set forth below and the acceptance thereof by the Registrants will constitute an agreement between such holder and the Registrants in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must (i) complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date, or (ii) comply with the guaranteed delivery procedures described below. Delivery of all documents must be made to the Exchange Agent at its address set forth herein.

  THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE REGISTRANTS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any Eligible Institution (as defined) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes, with the signature thereon guaranteed by an Eligible Institution. If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Registrants, evidence satisfactory to the Registrants of their authority to so act must be submitted with the Letter of Transmittal.

  Any financial institution that is a participant in the book-entry transfer facility for the Old Notes, The Depository Trust Company ("DTC"), may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be, or be deemed to be, transmitted to and received and confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Registrants in their sole discretion, which determination will be final and binding. The Registrants reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Registrants' acceptance of which would, in the opinion of counsel for the Registrants, be unlawful. The Registrants also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Registrants' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Registrants shall determine. Although the Registrants intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Registrants, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  In addition, the Registrants reserve the right in their sole discretion to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder will also represent to the Registrants (i) that the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) that neither the holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such New Notes and (iii) that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Registrants, or that if it is an "affiliate," it will comply with the registration and prospective delivery requirements of the Securities Act to the extent applicable.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or (iii) who cannot complete the procedures for book-entry transfer of Old Notes to the Exchange Agent's account with DTC prior to the Expiration Date, may effect a tender if:

  (a) The tender is made through an Eligible Institution;

  (b) On or prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes (if possible) and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business trading days after the Expiration Date, (i) the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, or (ii) that book-entry transfer of such Old Notes into the Exchange Agent's account at DTC will be effected and confirmation of such book-entry transfer will be delivered to the Exchange Agent; and

  (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of book-entry transfer of the Old Notes into the Exchange Agent's account at DTC, are received by the Exchange Agent within five business trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

  The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer:

  The holder tendering Old Notes exchanges, assigns and transfers the Old Notes to the Registrants and irrevocably constitutes and appoints the Exchange Agent as the holder's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The holder represents and warrants to the Registrants and the Exchange Agent that (i) it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire the New Notes in exchange for the Old Notes, (ii) when the Old Notes are accepted for exchange, the Registrants will acquire good and unencumbered title to the Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, (iii) it will, upon request, execute and deliver any additional documents deemed by the Registrants to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes and (iv) acceptance of any tendered Old Notes by the Registrants and the issuance of New Notes in exchange therefor will constitute performance in full by the Registrants of their obligations under the Registration Rights Agreement and the Registrants will have no further obligations or liabilities thereunder to such holders (except with respect to accrued and unpaid Liquidated Damages, if any). All authority conferred by the holder will survive the death or incapacity of the holder and every obligation of the holder will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the holder.

  Each holder will also certify that it (i) is not an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act or that, if it is an "affiliate," it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) is acquiring the New Notes in the ordinary course of its business and (iii) has no arrangement with any person or intent to participate in, and is not participating in, the distribution of the New Notes.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter indicating notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Registrants, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for payment will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

UNTENDERED OLD NOTES

  Holders of Old Notes whose Old Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Registrants will have no further obligations to such holders, other than the Initial Purchaser, to provide for the registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

EXCHANGE AGENT

  Bank of Montreal Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail,                 By Facsimile:
    by hand or by Overnight Courier        Bank of Montreal Trust Company
    Bank of Montreal Trust Company      Attention: Corporate Trust Department
            77 Water Street                        (212) 701-7684
          New York, NY 10005                    Confirm by Telephone:
 Attention: Corporate Trust Department             (212) 701-7653

  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Registrants. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers, regular employees or agents of the Registrants and their affiliates.

  The Registrants have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Registrants, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and will pay the reasonable fees and expenses of holders in delivering their Old Notes to the Exchange Agent.

  The cash expenses of the Registrants to be incurred in connection with the Registrants' performance and completion of the Exchange Offer will be paid by the Registrants. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

  The Registrants will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Registrants do not intend to register the Old Notes under the Securities Act. Based on interpretations by the staff of the Commission with respect to similar transactions, the Registrants believe that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than any such holder which is an "affiliate" of the Registrants within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business, such holder has no arrangement or understanding with any person to participate in the distribution of such New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. If any holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, the holder (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus in connection with any resale of its New Notes. See "Plan of Distribution." The New Notes may not be offered or sold unless they have been registered or qualified for sale under applicable state securities laws or an exemption from registration or qualification is available and is complied with. The Registrants are required, under the Registration Rights Agreement, to register the New Notes in any jurisdiction requested by the holders, subject to certain limitations.

OTHER

  Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. However, in the event the Company fails to consummate the Exchange Offer or a holder of Old Notes notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Notes will have certain rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained therein.

  The Registrants have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Registrants' information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer. In this regard, the Registrants will make each person participating in the Exchange Offer aware (through this Prospectus or otherwise) that if the Exchange Offer is being registered for the purpose of secondary resale, any holder using the Exchange Offer to participate in a distribution of New Notes to be acquired in the registered Exchange Offer (i) may not rely on the staff position enunciated in Morgan Stanley and Co. Inc. (avail. June 5, 1991) and Exxon Capital Holding Corp. (avail. May 13, 1988) or similar letters and (ii) must comply with registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Registrants' accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Registrants. The expenses of the Exchange Offer will be expensed over the term of the New Notes.

                                USE OF PROCEEDS

  There will be no proceeds to the Registrants from the Exchange Offer.

                                CAPITALIZATION

  The following table sets forth the capitalization and cash and cash equivalents of the Company as of December 31, 1996. This table should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere in this Prospectus.

                                                               DECEMBER 31, 1996
                                                               -----------------
                                                                (IN THOUSANDS)
Cash and cash equivalents.....................................     $  26,466
                                                                   =========
Long-term debt including current maturities:
  Senior Notes................................................     $ 200,000
  Notes payable to banks......................................       309,000
  Other debt..................................................        63,713
  Due to affiliates--net......................................        39,667
                                                                   ---------
    Total long-term debt including current maturities.........     $ 612,380
                                                                   ---------
Partners' equity (deficiency):
  Limited partners' interests.................................     $ 407,669
  General partners' equity (deficiency).......................      (491,868)
                                                                   ---------
    Total partners' equity (deficiency).......................       (84,199)
                                                                   ---------
      Total capitalization....................................     $ 528,181
                                                                   =========

           SELECTED CONSOLIDATED FINANCIAL AND OPERATING INFORMATION
 (DOLLARS IN THOUSANDS EXCEPT PER SUBSCRIBER AND GENERAL AND LIMITED PARTNERS'
                                     DATA)

  The selected consolidated financial data as of and for each of the five years in the period ended December 31, 1996 (except for Average Monthly Revenue per Average Basic Subscriber) have been derived from the audited Consolidated Financial Statements of the Company. These data should be read in conjunction with the Consolidated Financial Statements and related Notes thereto, for each of the three years in the period ended December 31, 1996 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statement of operations data with respect to fiscal years ended December 31, 1992 and 1993, and the balance sheet data at December 31, 1992, 1993, and 1994 have been derived from audited consolidated financial statements of the Company not included herein.

                                        YEAR ENDED DECEMBER 31,
                              ------------------------------------------------
                                1992      1993      1994      1995      1996
                              --------  --------  --------  --------  --------
STATEMENT OF OPERATIONS
 DATA:
Revenues....................  $ 93,401  $ 98,646  $ 94,458  $120,968  $159,870
Direct operating and
 programming expenses.......    22,473    22,078    22,369    37,494    48,598
Selling, general and
 administrative expenses....    18,817    16,692    18,708    23,912    28,974
Depreciation and
 amortization...............    39,407    37,240    36,703    31,953    40,446
Management fees.............     4,831     4,681     6,302     6,334     8,839
                              --------  --------  --------  --------  --------
Operating income............  $  7,873  $ 17,955  $ 10,376  $ 21,275  $ 33,013
Interest expense............   (25,775)  (24,515)  (22,889)  (29,217)  (40,748)
Interest expense--
 affiliates.................    (4,497)   (4,955)   (9,373)   (7,501)   (6,600)
Priority return to
 affiliate..................     5,247       --        --        --        --
Other income (expense)......       535       271       585       (15)      401
                              --------  --------  --------  --------  --------
Loss before income taxes,
 extraordinary loss and
 cumulative effect of change
 in accounting principle(a).  $(16,617) $(11,244) $(21,301) $(15,458) $(13,934)
Income tax (expense)
 benefit....................       --        --        276    (2,824)    2,984
Extraordinary loss(a).......       --        --        --     (1,109)      --
Cumulative effect of change
 in accounting for income
 taxes(a)...................       --    (59,500)      --        --        --
                              --------  --------  --------  --------  --------
Net loss....................  $(16,617) $(70,744) $(21,025) $(19,391) $(10,950)
                              ========  ========  ========  ========  ========
Loss per general and limited
 partners' unit before
 extraordinary loss and
 cumulative effect of change
 in accounting principle....  $ (1,662) $ (1,124) $ (2,103) $ (1,828) $ (1,095)
Cash distributions declared
 per general and limited
 partners' unit.............       --        --        --        --      5,467

                                           DECEMBER 31,
                          ------------------------------------------------------------
                            1992          1993          1994          1995      1996
                          ---------     ---------     ---------     --------  --------
BALANCE SHEET DATA:
Total assets............  $ 467,279     $ 458,663     $ 375,985     $533,909  $640,221
Total debt (b)..........    362,428       368,263       314,069      419,809   572,713
Redeemable Preferred
 Limited Partner
 Interests..............    269,601       276,101       276,101          --        --
Partners' equity
 (deficiency)...........   (322,055)     (452,115)     (494,105)     (18,544)  (84,199)
                                      YEAR ENDED DECEMBER 31,
                          ------------------------------------------------------------
                            1992          1993          1994          1995      1996
                          ---------     ---------     ---------     --------  --------
FINANCIAL RATIOS AND
 OTHER DATA:
EBITDA (c)..............  $  52,646     $  60,147     $  53,966     $ 59,547  $ 82,699
EBITDA Margin (d).......       52.8%(e)      56.8%(e)      56.7%(e)     49.2%     51.7%
Cash provided by
 operating activities...     18,657        16,652        20,285        8,161    33,411
Cash (used for) provided
 by investing
 activities.............     (9,870)      (32,959)       19,402     (107,351)  (70,444)
Cash (used for) provided
 by financing
 activities.............     (5,508)       20,628       (50,633)     131,442    30,822
Capital Expenditures....  $  26,827     $  23,164     $  23,916     $ 21,498  $ 28,117
Ratio of Earnings to
 Fixed Charges (f)......        --            --            --           --        --
Average Monthly Revenue
 per average basis
 subscriber (g).........  $   28.67     $   28.90     $   30.25     $  33.45  $  33.78

--------
(a) "Extraordinary loss" relates to loss on the early retirement of debt. "Cumulative Effect of Change in Accounting Principle" refers to a change in accounting principle. Effective January 1, 1993 the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for financial accounting and reporting for income taxes. SFAS No. 109 resulted in the cumulative recognition of an additional liability by the Company of $59,500.

(b) Excludes affiliate debt.

(c) Earnings before interest expense, income taxes, depreciation and amortization, management fees, other noncash charges, extraordinary loss and cumulative effect of change in accounting principle ("EBITDA"). EBITDA and similar measurements of cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. While EBITDA is not an alternative indicator of operating performance to operating income or an alternative to cash flows from operating activities as a measure of liquidity as defined by generally accepted accounting principles, and, while EBITDA may not be comparable to other similarly titled measures of other companies, the Company's management believes EBITDA is a meaningful measure of performance as substantially all of the Company's financing agreements contain financial covenants based on EBITDA. See "Description of Other Financings."

(d) Percentage representing EBITDA divided by revenues.

(e) Excludes business interruption revenue allocated from insurance proceeds related to Hurricane Andrew of $7,146, $9,547 and $1,037 for the years ended December 31, 1992, 1993 and 1994, respectively.

(f) For purposes of calculating the ratio of earnings to fixed charges: (i) earnings consist of loss before income taxes and extraordinary items plus fixed charges excluding capitalized interest and (ii) fixed charges consist of interest, whether expensed or capitalized plus amortization of debt issuance costs plus the assumed interest component of rent expense. For the years ended December 31, 1992, 1993, 1994, 1995, and 1996 the Company's earnings were insufficient to cover its fixed charges by $22,300, $11,680, $21,692 $15,804 and $14,681, respectively.

(g) Average for the last quarter of each period presented. The Company believes that this presentation provides meaningful trend information over the periods presented and is commonly used in the cable television industry to present such data on a comparative basis.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's audited Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

  OVERVIEW

  Adelphia serves as the managing general partner of the Company and holds voting general partnership interests representing 50% of the voting interests of the Company. FPL Group holds general and limited partnership interests representing the remaining 50% of the voting interests. Adelphia and FPL Group also held, as of December 31, 1996, $258.4 million and $129.2 million respectively, aggregate principal amount of non-voting Preferred Limited Partnership interests ("PLP") in the Company, which provide for a 16.5% per annum priority return.

  The Company earned substantially all of its revenues in each of the last three fiscal years from monthly subscriber fees for basic, satellite, premium and ancillary cable television services (such as installations and equipment rentals), local and national advertising sales and pay-per-view programming services. See "Business--Subscriber Rates" and "--Advertising Revenue."

  ACQUISITIONS (INCLUDING CONTRIBUTION)/DISPOSITIONS

  On June 30, 1994, the Company sold to Adelphia 85% of the common stock of Northeast Cable, Inc. ("Northeast") for a purchase price of $31.9 million and assumption of notes payable to banks of $42.3 million. Northeast owns cable television systems serving approximately 36,500 subscribers in eastern Pennsylvania. Of the purchase price, $16.0 million was paid in cash and the remainder resulted in a decrease in the Company's then existing amount payable to Adelphia. No gain or loss was recognized on this transaction. The consolidated statements of operations and cash flows for the Company include the operations of Northeast for the year ended December 31, 1993 and the six months ended June 30, 1994.

  On February 28, 1995, the Company entered into a Liquidation Agreement with the Gans family ("Gans"), a limited partner of the Company. Under this Liquidation Agreement, Gans agreed to exchange their redeemable limited partner interests in the Company for the remaining 15% of the common stock of Northeast held by the Company. Concurrently with the closing of the Liquidation Agreement, Adelphia, the Company, FPL Group and certain shareholders of Adelphia entered into the investment agreement whereby FPL Group contributed to the Company substantially all of the assets associated with certain cable television systems serving approximately 50,000 subscribers in South Florida, in exchange for general and limited partner interests, Special Limited Partner Interests ("SLP") of $20.0 million and $112.5 million of newly issued 16.5% PLP.

  On April 3, 1995, the Company acquired all of the cable and security systems of WB Cable Associates, Ltd. ("WB Cable") which, at the acquisition date, served approximately 44,000 cable and electronic security monitoring subscribers for a purchase price of $82.0 million. WB Cable provides cable services from one headend and electronic security monitoring services from one location in West Boca Raton, Florida. Of the purchase price, $77.0 million was paid in cash and $5.0 million was paid in Adelphia Class A Common Stock. The acquisition was accounted for under the purchase method of accounting, and was financed principally through borrowings under one of the Subsidiaries' credit agreements.

  On January 5, 1996, the Company acquired all of the southeast Florida cable systems of the Leadership Cable division of Fairbanks Communications, Inc., which, at the acquisition date, served approximately 50,000 cable and electronic security monitoring subscribers for a purchase price of

$95.8 million. The purchase price consisted of $40.0 million in cash and a seller note due December 30, 1997 totaling $55.8 million plus accrued interest. The cash portion of the acquisition price was financed through borrowings under one of the Subsidiaries' credit agreements.

  On March 28, 1996, Adelphia, FPL Group, the Company and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Company's partnership agreement. The agreement provided for the repayment of certain amounts owed to FPL Group totaling $20.0 million, the release of certain obligations of FPL Group to the Company and the reduction of FPL Group's PLP and accrued priority return balances by $20.0 million. The agreement further provided for a $40.0 million distribution to Adelphia as a reduction of its PLP interests and accrued priority return. These repayments and distributions were made on March 29, 1996 and were funded through internally generated funds and borrowings by the Subsidiaries.

RESULTS OF OPERATIONS

  The changes in the Company's results of operations for the year ended December 31, 1995 compared with the year ended December 31, 1994, were primarily the result of acquisitions, rate increases, the expansion of existing operations and increased advertising revenues. The changes for the year ended December 31, 1996, compared with the prior year were primarily the result of acquisitions, expanding existing cable television operations and the impact of increased advertising sales and other service offerings as well as an increase in cable rates implemented during October 1995 and June 1996. The high level of depreciation and amortization associated with acquisitions and the upgrading and expansion of the cable systems, and interest and placement costs associated with financing activities will continue to have a negative impact on the reported results of operations. The Company expects to report net losses for the foreseeable future.

  The following table is derived from the Company's Consolidated Financial Statements that are included in this Prospectus and sets forth the historical percentage relationship to revenues of the components of operating income contained in such financial statements for the periods indicated.

                                                      YEAR ENDED DECEMBER 31,
                                                      -------------------------
                                                        1994     1995     1996
                                                      -------  -------  -------
Revenues.............................................   100.0%   100.0%   100.0%
Operating expenses:
 Direct operating and programming....................    23.7     31.0     30.4
 Selling, general and administrative.................    19.8     19.8     18.1
 Depreciation and amortization.......................    38.9     26.4     25.4
 Management fees to managing general partner.........     6.6      5.2      5.5
                                                      -------  -------  -------
Operating income.....................................    11.0%    17.6%    20.6%
                                                      =======  =======  =======

  COMPARISON OF YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

  REVENUES. The primary revenue sources, reflected as a percentage of total revenue, for the years ended December 31, 1994, 1995 and 1996 were as follows:

                                                                  1994  1995  1996
                                                                  ----  ----  ----
Regulated service and equipment fees.............................  78%   77%   76%
Premium programming fees.........................................  13%   13%   12%
Advertising sales and other services.............................   9%   10%   12%

  Total revenues for the year ended December 31, 1995 increased 28.1% from the prior year, primarily due to the impact of the cable systems contributed by FPL Group and the cable systems acquired from WB Cable during 1995 together with the positive impact of rate increases implemented in October 1995 and the internal growth of subscribers. Revenues increased approximately 32.2% for the year ended December 31, 1996 compared with the prior year, primarily due to the impact of cable systems contributed by FPL Group and the cable systems acquired from WB Cable during 1995 and Leadership during 1996, and the positive impact of rate increases implemented during October 1995 and June 1996. Subscriber growth and advertising revenues also contributed to the increase in revenues during the current period.

  The increases were attributable to the following:

                                                               PERCENTAGE
                                                               OF INCREASE
                                                                 FOR THE
                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              ----------------
                                                               1995      1996
                                                              ------    ------
Acquisitions/dispositions....................................     80%       66%
Basic subscriber growth......................................      7%        5%
Rate increases...............................................      5%       18%
Advertising sales and other services.........................     12%       11%
Business interruption revenue................................     (4%)      --

  DIRECT OPERATING AND PROGRAMMING EXPENSES. Direct operating and programming expenses, which are mainly basic and premium programming costs and technical expenses, increased 67.6% and 29.6% for the years ended December 31, 1995 and 1996, respectively, compared with the respective prior years. Such increases were primarily due to increased programming costs and incremental costs associated with increased subscribers as well as increased operating expenses from acquired systems. Acquired systems accounted for approximately 65% and 41% of the increase for the years ended December 31, 1995 and 1996, respectively. Because of regulatory limitations on the timing and extent to which cost increases may be passed on to customers, operating and programming expenses during the year ended December 31, 1995 increased at a greater magnitude than corresponding revenue increases. During the year ended December 31, 1996, such expenses declined as a percentage of revenues which reflects the favorable impact of rate increases. The Company increased rates in most of its System, in accordance with FCC guidelines, during October 1995 and June 1996.

  SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. These expenses, which are mainly comprised of costs related to system offices, customer service representatives, and sales and administrative employees, increased 27.8% and 21.1% for the years ended December 31, 1995 and 1996, respectively, compared with the respective prior years. The increases were primarily due to incremental costs associated with acquisitions and costs associated with subscriber growth. Acquired systems accounted for approximately 98% and 41% of the increase for the years ended December 31, 1995 and 1996, respectively. Selling, general and administrative expenses declined as a percentage of revenues for the year ended December 31, 1996 when compared with the prior year which reflects the impact of rate increases and the successful integration of acquired systems with existing operations.

  EBITDA. For the year ended December 31, 1995, EBITDA increased 10.3% as compared with the prior year. The increase was primarily due to the positive impact of the October 1, 1995 rate increase, increased advertising and other service revenues, and the increased operating income provided by the cable systems contributed by FPL Group and the cable systems acquired from WB Cable, partially offset by increased programming costs and incremental costs associated with increased subscribers. For the year ended December 31, 1996, EBITDA increased 38.9% as compared with the prior year. The increase was primarily due to the positive effects of the October 1995 and June 1996 rate increases, increased advertising and other service revenues, and the increased operating income provided by cable systems contributed by the FPL Group, and acquired from WB Cable and Leadership, partially offset by increased programming costs and incremental costs associated with increased subscribers related to those systems.

  MANAGEMENT FEES TO MANAGING GENERAL PARTNER. Pursuant to the terms of the Company's Partnership Agreement, the Company pays to Adelphia, on a quarterly basis, an amount representing an allocation of the corporate overhead of Adelphia and its subsidiaries with respect to the Company for such period, which allocation is based upon the ratio of the Company's cable subscribers to the total cable subscribers owned or managed by Adelphia. Management fees remained relatively constant during the year ended December 31, 1995 as compared with the prior year, as a percent of revenues, such fees decreased primarily due to revenues increasing at a faster rate than the associated corporate costs which are allocated as a management fee. Such fees increased as a percentage of revenues for the year ended December 31, 1996 as compared to the prior year primarily due to allocated corporate costs included in management fees increasing proportionately at a higher rate than revenues.

  DEPRECIATION AND AMORTIZATION. Depreciation and amortization was lower for the year ended December 31, 1995, compared with the prior year, primarily due to decreased amortization related to certain intangible assets which became fully-amortized. This decrease was partially offset by increased depreciation and amortization related to acquisitions consummated during the year ended December 31, 1995. Depreciation and amortization was higher for the year ended December 31, 1996, compared with the prior year, primarily due to the recently completed acquisitions.

  INTEREST EXPENSE. For the year ended December 31, 1995, interest expense increased 27.6% primarily due to the higher level of debt outstanding related to the acquisition of WB Cable. For the year ended December 31, 1996, interest expense increased 39.5% compared to the prior year primarily due to increased levels of debt incurred as a result of acquisitions.

  INTEREST EXPENSE-AFFILIATES. The Company is charged interest on advances due to Adelphia and other affiliates. Such advances were used by the Company for capital expenditures, for repayment of debt and for working capital. For the years ended December 31, 1995 and 1996, interest expense--affiliates decreased 20.0% and 12.0% respectively, primarily due to a decline in the amount of average advances outstanding.

  NET LOSS. The Company reported net losses of $21.0 million, $19.4 million and $11.0 million for the years ended December 31, 1994, 1995 and 1996, respectively. The decline in net loss in 1995 compared to 1994 is primarily due to the increased operating income of acquired systems, partially offset by increased programming costs, interest expense and incremental costs associated with increased subscribers. The decline in net loss in 1996 compared to 1995 is primarily due to the impact of rate increases and increased operating income of acquired systems, partially offset by increased programming costs, interest expense and other incremental costs associated with increased subscribers.

LIQUIDITY AND CAPITAL RESOURCES

  The cable television business is capital intensive and typically requires continual financing for the construction, modernization, maintenance, expansion and acquisition of cable systems. During the three years in the period ended December 31, 1996, the Company committed substantial capital resources for these purposes. These expenditures were funded through long-term borrowings and, to a lesser extent, advances from affiliates and internally generated funds. The Company's aggregate outstanding borrowings as of December 31, 1996 were $572.7 million. The Company's ability to generate cash to meet its future needs will depend generally on its results of operations and the continued availability of external financing.

  CAPITAL EXPENDITURES

  Management believes its past capital expenditures program has resulted in higher levels of channel capacity and addressability in comparison to other cable television operators. Capital expenditures for the years ended December 31, 1994, 1995 and 1996 were $23.9 million, $21.5 million and $28.1 million, respectively. The capital expenditures for the year ended 1994 included expenditures related to the South Dade rebuild from the effects of Hurricane Andrew, which occurred in August 1992. The increase in capital expenditures for the year ended December 31, 1996 compared to the prior year was primarily due to the impact of acquired systems and the acceleration of the rebuilding of the Company's cable plant. Management expects capital expenditures for 1997 to be approximately $30 million to $32 million due to the Company's current estimates that it will make capital expenditures over the next five years of approximately $117 million to upgrade its broadband network. These will be in addition to capital expenditures for line extensions, converters and support facilities.

  FINANCING ACTIVITIES

  The Company's ability to generate cash adequate to meet its future needs will depend generally on its results of operations and the continued availability of financing from both its owners and external sources. During the three year period ended December 31, 1996, the Company funded its working capital requirements, capital expenditures, and acquisitions through long-term borrowings primarily from banks, issuance of the Senior Notes by Olympus, advances from affiliates and internally generated funds. The Company generally has funded the principal and interest obligations on its long-term borrowings from banks by refinancing the principal with new loans, and by paying the interest out of internally generated funds.

  Most of Olympus' directly-owned subsidiaries have their own senior credit agreements with banks. Typically, borrowings under these agreements are collateralized by the assets of the borrowing subsidiary and its subsidiaries and, in some cases, are guaranteed by such subsidiary's subsidiaries. At December 31, 1995 and 1996, an aggregate of $419.0 million and $309.0 million, respectively, in borrowings were outstanding under these agreements. These agreements contain certain provisions which, among other things, provide for limitations on borrowings of and investments by the borrowing subsidiaries, transactions between the borrowing subsidiaries and Olympus and its other subsidiaries and affiliates, and the payment of distributions and fees by the borrowing subsidiaries. These agreements also require the maintenance of certain financial ratios by the borrowing subsidiaries. The Company is in compliance with the financial covenants and related financial ratio requirements contained in its various credit agreements, based on operating results for the years ended December 31, 1995 and 1996.

  Based upon the results of operations of subsidiaries for the quarter ended December 31, 1996 approximately $166.2 million of available assets could have been transferred to Olympus, under the most restrictive covenants of the subsidiaries' credit agreements. The subsidiaries also have the ability to sell, dividend or distribute certain assets to other subsidiaries or Olympus, which would have the net effect of increasing availability.

  On May 12, 1995, certain Company subsidiaries entered into a $475.0 million reducing revolving credit facility with several banks, with a final maturity of December 31, 2003. The proceeds at closing were used to repay existing bank debt. In addition, another subsidiary of the Company is a co-borrower with two entities not owned by the Company under a $200 million revolving credit facility maturing September 30, 2004, the terms of which permit such subsidiary to borrow up to $39.5 million. Although each co-borrower is liable to the banks as a co-borrower for all borrowings under the $200 million facility, the lenders in this facility have agreed that they shall not have any recourse against the Company (other than the Company's interests in that subsidiary). At December 31, 1996, the Subsidiaries had an aggregate of $190.5 million available under their revolving credit facilities with banks. The Company expects to repay the $70 million non-interest bearing discount note due December 30, 1997 to Fairbanks Communications, Inc. from existing credit facilities. The Company had $26.5 million in cash and cash equivalents at December 31, 1996 which, combined with the Subsidiaries' unused portion of their credit facilities with banks, aggregated $217.0 million.

  At December 31, 1996, the Company had total outstanding bank debt of $309.0 million. Interest rates charged are based primarily upon one or more of the following options: prime rate plus 0% to 1.0% or Eurodollar rate plus .625% to 2.0%. The weighted average interest rate on notes payable to the banks, including the effect of interest rate hedging arrangements, was 6.5% at December 31, 1996. Interest on outstanding borrowings is generally payable on a quarterly basis. At December 31, 1996, approximately 47.5% of such debt was subject to fixed interest rates for at least one year under the terms of such debt or applicable interest rate swap agreements.

  On November 12, 1996, Olympus issued $200.0 million of 10 5/8% Senior Notes (the "Senior Notes") in a private placement. Net proceeds, after payment of transaction costs, of approximately $195.0 million were used to reduce amounts outstanding on Olympus' subsidiaries' notes payable to banks. Interest is payable semi-annually commencing May 15, 1997. The Senior Notes are unsecured and are due November 15, 2006. Olympus may redeem up to $70.0 million of the Senior Notes at 110.625% of principal through November 6, 1999. Commencing November 15, 2001, Olympus may redeem the Senior Notes in whole or in part at 105.3125% of principal declining annually to par on November 15, 2004. Holders of the Senior Notes have the right to require Olympus to redeem their Senior Notes at 101% upon a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, repurchase of equity interests, transactions with affiliates and the sale of assets. The Indenture also provides for payment to the note holders of liquidated damages of up to 2% per annum of the Senior Notes principal if Olympus does not file a registration statement or cause such registration statement to become effective within a prescribed time period with respect to an offer to exchange the Senior Notes for a new issue of debt securities registered under the Securities Act of 1933, with terms substantially the same as those of the Senior Notes.

  The Company has entered into interest rate swap agreements and interest rate cap agreements with banks and an affiliate to reduce the impact of changes in interest rates on its bank debt and its PLP interests. The Company enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt. The Company enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to variable-rate debt which is indexed to LIBOR. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. The Company is exposed to credit loss in the event of nonperformance by the banks and the affiliate. The Company does not expect any such nonperformance. At December 31, 1996, the Company would have received approximately $2.6 million to settle its interest rate swap and cap agreements, representing the excess of fair market value over carrying cost of these agreements.

  The Company believes that cash and cash equivalents, internally generated funds, borrowings under existing credit facilities, and future financing sources will be sufficient to meet its short-term and long-term liquidity and capital requirements. Although in the past the Company has been able to refinance its indebtedness or obtain new financing, there can be no assurance that the Company will be able to do so in the future or that the terms of such financings would be favorable.

  RESOURCES

  The Company plans to continue to explore and consider new commitments, arrangements or transactions to refinance existing debt, increase the Company's liquidity or decrease the Company's leverage. These could include, among other things, the future issuance by the Company, or its subsidiaries, of public or private equity or debt and the negotiation of new or amended credit facilities. These could also include entering into acquisitions, joint ventures or other investment or financing activities, although no assurance can be given that any such transactions will be consummated. The Company's ability to borrow under current credit facilities and to enter into refinancings and new financings is limited by covenants contained in its subsidiaries' credit agreements, including covenants under which the ability to incur indebtedness is in part a function of applicable ratios of total debt to cash flow.

  Management believes that the telecommunications industry, including the cable television and telephone industries, continues to be in a period of consolidation characterized by mergers, joint ventures, acquisitions, sales of all or part of cable companies or their assets, and other partnering and investment transactions of various structures and sizes involving cable or other telecommunications companies. The Company continues to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing regional markets or in locations that can serve as a basis for new market areas. The Company, like other cable television companies, has participated from time to time and is participating in preliminary discussions with third parties regarding a variety of potential transactions, and the Company has considered and expects to continue to consider and explore potential transactions of various types with other cable and telecommunications companies. However, no assurances can be given as to whether any such transaction may be consummated or, if so, when.

  Certain cable systems in which affiliates of the Company have interests could become acquisition candidates in the future, although no binding or definitive agreements have been reached in this regard. National Cable Acquisition Associates, L.P. is owned by Syracuse Hilton Head Holdings, L.P. ("SHHH"), a partnership between the Rigas family and Tele-Communications, Inc., and served 57,447 basic subscribers in Palm Beach County, Florida as of December 31, 1996. Interests in Tele-Media Investment Partnership, L.P. ("TMIP") are held by SHHH and TMIP's cable systems served 67,102 basic subscribers in Florida as of December 31, 1996. Although the Company has certain rights of first refusal if the interests held by affiliates are proposed to be transferred, there can be no assurances whether or when any agreements regarding the acquisitions of part or all of such interests or such cable television systems will be reached.

INFLATION

  In the three years in the period ended December 31, 1996, the Company believes that inflation did not have a significant effect on its results of operations. Periods of high inflation could have an adverse effect to the extent that increased borrowing costs for floating-rate debt may not be offset by increases in subscriber rates. At December 31, 1996, after giving effect to interest rate hedging agreements, approximately $195.7 million of the Company's total debt was subject to floating interest rates.

                                   BUSINESS

OVERVIEW

  The Company is a joint venture limited partnership between a subsidiary of Adelphia and two subsidiaries of FPL Group. The Company is one of the largest cable operators in South Florida and its operations are located in some of the fastest growing markets in Florida. As of December 31, 1996, the Company served approximately 412,000 basic subscribers and passed approximately 647,000 homes. In addition to cable television, the Company plans to offer a wide range of services and to become a provider of bundled communication services including advanced video, telephony, two-way high speed data and Internet access, paging and electronic security monitoring. Reference is made to "Management's Discussion and Analysis of Financial Condition and Operations--Revenues" for information regarding primary revenue sources.

  The Company strives to provide superior customer service while maximizing operating efficiencies. By acquiring and developing systems in geographic proximity, the Company has been able to realize significant operating efficiencies through the consolidation of many managerial, administrative and technical functions. The Company considers technological innovation to be an important component of its service offerings and customer satisfaction. Through the use of fiber optic cable and other technological improvements, the Company has increased system reliability, channel capacity and its ability to deliver advanced cable television, data transmission and telephony services.

  Management believes the technical level of its System, "clustering" of its customer base and its affiliation with its partners contribute to the Company's cash flow margin. For the year ended December 31, 1996, the Company had an EBITDA margin of 51.7%.

  The Company plans to leverage its asset base of broadband networks, local market infrastructure and relationship with Hyperion Telecommunications, Inc. ("Hyperion"), a Competitive Local Exchange Carrier ("CLEC") subsidiary of Adelphia, to capture a wide spectrum of telecommunication opportunities. The Company's planned upgrade and rebuild of its cable plant with its innovative deep fiber design will enable it to offer bundled services over its network. In addition to current capabilities such as video, digital radio and one-way high speed data, the Company will be able to offer expanded channel capacity, two-way high speed data, telephony, digital television, Internet access and video-on-demand. The Company's relationship with Hyperion will allow for shared operating and capital costs and provide the Company with both a "time to market" and cost advantage in offering telephony services. The Company will share with Hyperion capital costs relating to design, switching equipment, back office processing and network management. The Company will also enjoy enhanced relationships with telephone equipment vendors. In addition, the Company will use its local market knowledge and infrastructure to expand its electronic security monitoring and paging offerings as well as to resell other communication services.

  The Company is a joint venture limited partnership with 50% of the outstanding voting interests held by Adelphia and 50% held by FPL Group. ACP Holdings, Inc., a wholly owned subsidiary of Adelphia, is the managing general partner of the Company.

  John J. Rigas, the Chairman, President, Chief Executive Officer and majority stockholder of Adelphia, is a pioneer in the cable television industry, having built his first system in 1952 in Coudersport, Pennsylvania. Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas family, into a holding company structure in connection with the initial public offering of its Class A Common Stock.

ADELPHIA AND FPL GROUP RELATIONSHIPS

  The relationship between the Company and its beneficial owners, Adelphia and FPL Group, is very important to both the Company and each of its partners. The Company is of strategic importance to Adelphia because the Company accounts for more than 20% of Adelphia's owned and managed systems, has significant growth potential in its markets and has demographics which are attractive for cable systems. The Company is of strategic importance to FPL Group because the Company represents virtually all of FPL Group's investment in cable systems, the Company markets its services in a substantial portion of the geographic area in which FPL Group supplies electric service, and it provides a means for FPL Group to participate in the telecommunications industry.

  ADELPHIA

  Adelphia is the seventh largest cable television operator in the United States. As of December 31, 1996, cable systems owned or managed by Adelphia in the aggregate passed approximately 2,625,000 homes and served approximately 1,856,000 basic subscribers. By clustering its systems, Adelphia has been able to realize significant operating efficiencies through the consolidation of many functions while maintaining a strong community presence.

  Because of Adelphia's size and role as managing general partner, the Company is able to (i) obtain better pricing and terms from program suppliers, (ii) derive significant management, engineering and technical expertise and operational efficiencies, and (iii) potentially benefit from the availability of Adelphia's properties that may be "swapped" to enhance the clustering strategy in South Florida.

  Adelphia is also involved in the Competitive Local Exchange Carrier business through its subsidiary Hyperion which currently operates 18 networks serving 33 cities in nine states, including Florida. The Company's entry into the cable telephony business should benefit from certain shared operating and capital costs with Hyperion.

  FPL GROUP

  FPL Group is one of the largest public utility holding companies in the United States supplying, through its principal subsidiary, electric service through most of the east and lower west coasts of Florida with 1995 revenues in excess of $5.5 billion.

  FPL Group has been doing business in Florida for over 70 years and its service territory covers a population of approximately 6.5 million. FPL Group has detailed knowledge of the markets the Company serves and has developed expertise and experience in Florida governmental and regulatory processes. This expertise and insight has been, and will continue to be, invaluable to the Company as it pursues its strategy of offering bundled communication services to its customers. Additionally, management believes that its relationship with FPL Group has enhanced its ability to obtain bank financing in the credit markets.

STRATEGY

  The Company's strategy is to construct and operate a robust broadband network capable of offering a broad range of telecommunications services. The Company intends to continue as a dominant cable television service provider as well as to become the largest single provider of bundled communications services that combine advanced video, telephony, two-way high speed data and Internet access, paging and electronic security monitoring in South Florida. The Company expects to achieve these goals through:

  MAINTAINING STRONG INTERNAL GROWTH

  The Company's system is located in some of the fastest growing counties in the United States. The Company's coverage areas also encompass certain regions with very attractive demographics, including above average income levels and strong population growth trends. As of December 31, 1996, approximately 47% of the Company's subscribers were located in Palm Beach County, which was ranked among the 10 fastest growing counties in the United States by the Census Bureau in 1992. Further, per capita income in Palm Beach County in 1995 exceeded the national per capita income by 61%. In addition, 25% of the new homes in the Company's market areas are located in planned communities which typically have better cross-marketing opportunities. The Company has had internal basic subscriber growth of 4.0% over the 12 months ended December 31, 1996, and expects that the attractive markets it operates in will continue to provide opportunities for growth.

  CONTINUING INVESTMENT IN ITS NETWORK

  The Company has a system capable of delivering 62 channels on 97% of its cable plant with 98% of its subscribers being served with addressable capable technology. The Company intends to continue the upgrade of its network infrastructure with its deep fiber design to add channel capacity and increase digital transmission capabilities. As a result, the Company believes it will have one of the most advanced cable network infrastructures in the United States. The entire system will be upgraded to 750 MHz comprised of 550 MHz analog (80 channels) and 200 MHz digital (200 channels, assuming 6 to 1 compression). Further, the number of homes per fiber optic node will average 180 in the upgraded system compared to the industry norm of 500 to 1,000. The upgraded system will be completely addressable and provide two-way communication capability.

  EXPANDING SERVICE OFFERINGS

  Currently, video services constitute the majority of the Company's revenues. The Company's upgraded plant will allow the Company to offer improved service for existing products and provide a wide array of new products. The Company intends to leverage its asset base of broadband networks and relationship with its partners to capture a wide spectrum of telecommunications opportunities including advanced video, telephony, two-way high speed data and Internet access and electronic security monitoring while capitalizing on its local market infrastructure to resell a variety of additional services including paging and other communication services.

SYSTEM OVERVIEW

  MARKET AREAS SERVED

  The Company has focused on acquiring and developing a system in markets which have favorable historical growth trends. The Company believes that the strong household growth trends in its market areas are a key factor in positioning itself for future growth in basic subscribers.

  The following table sets forth demographic information for counties the Company serves:

                      DEMOGRAPHICS OF MARKET AREAS SERVED

                          1995-2000                            1995-2000
                          PROJECTED             PERCENTAGE OF  PROJECTED  PERCENTAGE
                         AVG. ANNUAL    1995       1995 US    AVG. ANNUAL   OF THE
                           HOUSING   PER CAPITA  PER CAPITA     INCOME     COMPANY'S
COUNTIES (A)              GROWTH %   INCOME ($)    INCOME       GROWTH    SUBSCRIBERS
------------             ----------- ---------- ------------- ----------- -----------
Palm Beach County.......     2.3%     $36,729       160.7%        6.5%        46.7%
Dade County (b).........     1.3       21,485        94.0         5.2         20.6
Martin County...........     2.7       33,014       144.5         7.0         12.1
Other Counties (c)......     2.7       18,852        82.5         6.8         20.6
                                                                             -----
  Total Company (d).....     2.2       29,409       128.7         6.3        100.0%
Florida.................     2.0       22,902       100.2         6.0
United States (e).......     1.2       22,851       100.0         3.9

--------
(a) All Florida statistics were obtained from: Florida Long-Term Economic Forecast, 1996 by the University of Florida.

(b) Dade County includes the City of Miami which is not a primary service area of the Company. The Company believes that the portions of Dade County which the Company serves have more favorable demographics than Dade County as a whole.

(c) Based on the weighted average of the Company's basic subscribers and the demographics of the other counties in which the Company operates.

(d) Total Company averages are calculated on a weighted average basis based on the Company's basic subscribers.

(e) United States statistics were obtained from DRI\McGraw Hill.

  All projected statistics are based on a number of assumptions, many of which are beyond the control of the Company. The projected annual income growth rates are generally premised on a national rate (e.g., average wage, tax rate or average benefit) and a local base (e.g., population or jobs). Other variables are used to control for aggregation problems, such as changes in the relative importance of different age groups or different industries. No assurance can be given that actual growth will meet such projections.

  The following table summarizes the homes passed by cable, basic subscribers and premium service units as well as the related penetration rates for the Systems.

                                       DECEMBER 31,                  COMPOUND
                              ----------------------------------      ANNUAL
                              1993(A)   1994     1995     1996    GROWTH RATE(C)
                              -------  -------  -------  -------  --------------
OPERATING STATISTICS
Homes passed................. 404,890  415,896  562,330  646,770       18.6%
Basic subscribers............ 233,411  251,933  343,332  412,260       23.0
 Basic penetration...........    57.7%    60.6%    61.1%    63.7%       --
Premium units................  98,033  118,918  175,613  192,000       27.7
 Premium penetration.........    42.0%    47.2%    51.1%    46.6%       --
Revenue per subscriber (b)...  $29.20   $30.25   $33.45   $33.78        5.4

--------
(a) Excludes data for Northeast which was sold to Adelphia on June 30, 1994.

(b) Average monthly revenue for the latest quarter ended in the period indicated divided by the weighted average number of subscribers in such quarter.

(c) Calculated from December 31, 1993 through December 31, 1996.

  DEVELOPMENT OF THE SYSTEM

  In December 1989, the Company was formed with the acquisition of approximately 189,000 cable subscribers. Since 1989, the Company has grown principally by acquiring new cable systems and by developing existing cable systems.

  On February 28, 1995, Adelphia, certain shareholders of Adelphia, the Company and various wholly-owned subsidiaries of FPL Group entered into an investment agreement whereby FPL Group agreed to contribute to the Company substantially all of the assets associated with certain cable television systems, which served approximately 50,000 subscribers in South Florida, in exchange for general and limited partner interests and newly issued PLPs in the Company.

  On April 3, 1995, the Company purchased all of the cable and security systems of WB Cable which served approximately 44,000 cable and security subscribers at the date of acquisition, for a purchase price of $82.0 million. WB Cable provides cable service from one headend and security services from one location in West Boca Raton, Florida.

  On January 5, 1996, the Company acquired all of the southeast Florida cable systems of the Leadership Cable division of Fairbanks Communications, Inc., which served approximately 50,000 cable and security subscribers at the acquisition date for a purchase price of $95.8 million.

  The Company will continue to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing market areas or in locations that can serve as the basis for new market areas, either directly or indirectly through joint ventures, where appropriate.

  The following table indicates the growth of the System by summarizing the number of homes passed by cable and the number of basic subscribers for each of the five years in the periods ended December 31, 1996. The table also indicates the numerical growth in subscribers attributable to acquisitions and the numerical and percentage growth attributable to internal growth. For the period January 1, 1991 through December 31, 1996, 54% of aggregate internal basic subscriber growth for the System was derived from internal growth in homes passed, while the remaining 46% of such aggregate growth was derived from penetration increases.

                                               YEAR ENDED DECEMBER 31,
                                   --------------------------------------------
                                    1992      1993     1994     1995     1996
                                   -------   -------  -------  -------  -------
HOMES PASSED (A)
Beginning of period (b)........... 404,408   388,965  404,890  415,896  562,330
Internal growth (c)............... (15,443)   15,925   11,006    6,046   23,940
% Internal growth.................    (3.8%)     4.1%     2.7%     1.5%     4.3%
Acquired homes passed.............     --        --       --   140,388   60,500
End of period..................... 388,965   404,890  415,896  562,330  646,770
BASIC SUBSCRIBERS (D)
Beginning of period (b)........... 231,155   195,729  233,411  251,933  343,332
Internal growth (c)............... (35,426)   37,682   18,522    6,352   13,733
% Internal growth.................   (15.3%)    19.3%     7.9%     2.5%     4.0%
Acquired subscribers..............     --        --       --    85,047   55,195
End of period..................... 195,729   233,411  251,933  343,332  412,260
Basic penetration (e).............    50.3%     57.6%    60.6%    61.1%    63.7%

--------
(a) A home is deemed to be "passed" by cable if it can be connected to the distribution system without any further extension of the cable distribution plant.

(b) Data included for the South Dade System for all periods presented reflects actual homes passed and basic subscribers. At July 31, 1992, prior to Hurricane Andrew, the South Dade system had 157,992 homes passed by cable and 71,193 basic subscribers, respectively. At December 31, 1992, 1993, 1994, 1995 and 1996, the South Dade system served 29,000, 60,678, 73,196,
    77,407 and 85,014 basic subscribers, respectively. On June 30, 1994, the Company sold to Adelphia 85% of the common stock of Northeast. Data for Northeast is excluded from the Company System for all periods presented.

(c) The number of additional homes passed or additional basic subscribers not attributable to acquisitions of new cable systems.

(d) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts (such as motels or apartments) are included on a "subscriber equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.

(e) Basic subscribers as a percentage of homes passed by cable.

UPGRADE STRATEGY AND CAPITAL EXPENDITURES

  The Company has actively sought to upgrade the technical capabilities of its cable plant in a cost efficient manner which will allow the Company to further increase the reliability of its services, to increase channel capacity for the delivery of additional programming and to provide new telecommunications services. The Company recently commenced an upgrade of its broadband network, a plan that is expected to cost approximately $117 million over the next five years. The network architecture will use the deep fiber design, which uses fiber optics for many parts of the system as an alternative to the coaxial cable that historically has been used to distribute cable signals. This upgrade is expected to increase channel capacity, reduce the number of amplification devices subject to failure and allow for two-way communication. The deep fiber design deploys, on average, one fiber node for every two miles of fiber optic cable or approximately one fiber node for every 180 homes passed. The Company believes this compares favorably with current industry averages. Nodes distribute the video and data signals from the fiber optic cable to groups of homes over coaxial cable. This design will carry video and data transmissions from the node to the customer's home with 750 MHz of bandwidth. This deep penetration of fiber optics into the Company's network will position the Company to offer additional analog and digital video programming services, to use the expanded bandwidth potential of digital compression technology and to meet the anticipated transmission requirement for telephone service, digital television, two-way high speed data and Internet access. The Company believes that these services will enable the Company to differentiate itself on a competitive basis and increase penetration and revenue per customer through more effective targeted marketing, greater bundling of services, and further development of the Company's brand name.

TECHNOLOGY OVERVIEW

  The Company believes that maintaining high technical standards is integral to increasing programming choices, improving customer satisfaction and developing new revenue streams. Currently, the majority of the Company's approximately 7,400 miles of cable plant is capable of delivering one-way data transmission and digital audio services. The Company believes its cable plant exceeds industry averages, with 97% of the cable plant capable of delivering 62 channels including 17% of the cable plant which is capable of delivering at least 78 channels. Further, 98% of the Company's subscribers are served with addressable capable technology, which permits the cable operator to remotely activate the cable television services to be delivered to subscribers who are equipped with addressable converters. With addressable converters, the Company can immediately add to or reduce the services provided to a subscriber from the Company's headend site, without the need to dispatch a service technician to the subscriber's home. Addressable technology allows the

Company to offer pay-per-view programming. This technology has assisted the Company in reducing pay service theft and, by allowing the Company to automatically cut off a subscriber's service, has been effective in collecting delinquent subscriber payments.

NEW REVENUE SERVICES

  The Company traditionally has offered video services through its operating subsidiaries. The Company intends to expand its customer relations by offering incremental telecommunication services. Certain of these services are immediately available to the Company's customers, others are dependent on the rebuild process and others will be dependent on incremental capital expenditures as demands for these new products develop. The Company intends to offer incremental services in five broad categories: two-way high speed data and Internet access, video, telephony, paging services and electronic security monitoring.

  HIGH SPEED DATA AND INTERNET ACCESS

  The deep fiber design positions the Company to use the expanded bandwidth potential of digital compression technology for cable data and video services. Cable data services for residential, institutional and business applications represent a high speed alternative for accessing the Internet and other on-line services as compared to traditional telephone based services. High speed cable data services are now available at speeds of up to 300 times faster than that which is currently available via a 28.8 kilobit per second telephone modem. In addition, using a high speed cable modem and special ethernet card allows the user to bypass telephone lines, does not require the user to logon, and allows for multiple sessions or connections to multiple services simultaneously.

  Adelphia has completed successful technical trials of its two-way data services and has launched commercial service in its Toms River, New Jersey, Coudersport, Pennsylvania, and Buffalo, New York networks using the same deep fiber design the Company will deploy in its System. Services launched included high speed access to the Internet, digital audio and interactive games. These services are offered to homes, schools, government offices and businesses.

  VIDEO

  The Company's current platform provides a substantial advantage in the delivery of basic video services over many of its video competitors because of its compatibility with 100% of current television sets without the need for a converter. As a result of its upgrade, the Company intends to offer advanced video services to its subscribers such as an expanded channel offering and interactive program guides, impulse pay-per-view and video-on-demand. In addition, the Company believes it will be well positioned to meet the anticipated transmission requirements for high definition television and digital television.

  TELEPHONY

  As each portion of the Company's network is upgraded with the deep fiber design, the Company plans to offer digital telephony services to subscribers by purchasing incremental equipment at the headend and the customer premises. Adelphia has completed successful technical trials of cable telephone service in its Toms River, New Jersey and Buffalo, New York networks using the same deep fiber design the Company will deploy in its system.

  Marketing of the Company's telephony services will be on a wholesale and retail basis:

  WHOLESALE OFFERING. The Company plans to provide its local telephony network to long-distance carriers and others on a wholesale basis. Recent regulatory changes have allowed long distance companies to combine the local portion of a telephony network, such as the Company's, with their existing network to provide their customers local and long distance service.

  RETAIL OFFERING. The Company's retail telephony strategy will leverage the Company's name recognition and marketing efficiencies to market telephony to existing video customers. The Company believes it will benefit from synergies with its video service in billing, customer service and administration. The Company also expects to resell long distance service as part of its bundled service offering.

  The Company intends to develop mobile phone services by using the Company's existing marketing channels, including local advertising air time and monthly bill inserts, providing the customer with one bill for their cable and mobile phone services and having the ability to provide both local and centralized customer service. The Company expects to begin a limited area trial, following which it will gradually roll out service on a broader basis to all the service areas. Initially, mobile phone service will be provided via resale arrangements with existing mobile phone network operators, with those initially being cellular operators and later possibly broadband personal communications service ("PCS") operators.

  PAGING

  The Company began marketing one-way paging services to its subscribers in mid-1995 through an affiliate, Page Time, Inc. ("Page Time"), a wholly owned subsidiary of Adelphia which makes paging services available to the Company for a fee based on paging subscribers. There currently are approximately 2,800 paging subscribers who pay an average of $10.50 per month. Page Time provides service to its customers via resale arrangements with existing paging network operators. To assure high quality and competitive service for subscribers, Page Time seeks the paging operator with the most comprehensive local coverage in the cable service area. Page Time's marketing efforts are focused on the consumer market which in 1995 accounted for nearly 65% of the industry's growth. The Company believes it is well positioned to take advantage of that growth by using the Company's existing marketing channels, including local advertising air time and monthly bill inserts, providing the customer with one bill for their cable and paging services and having the ability to provide both local and centralized customer service. These same competitive advantages should also apply when the Company begins marketing two-way messaging services to its customers.

  ELECTRONIC SECURITY MONITORING

  The Company provided electronic security monitoring services and equipment to 26,075 accounts in Florida as of December 31, 1996. The Company markets its services to both residential and commercial customers. The residential customers represent approximately 85% of its customers and the commercial market represents approximately 15% of its customers. The Company offers these customers video-telemetry systems, intercom and sound systems and other low voltage products.

  The Company's strategy for marketing electronic security monitoring services and equipment is to leverage all of the distribution channels available through the Company's existing market presence including customer service and billing resources, cable channel advertising, marketing literature, and relationships with developers, builders and homeowners' associations.

CUSTOMER SERVICE, SUBSCRIBER RATES AND ADVERTISING REVENUE

  CUSTOMER SERVICE

  The Company has a continuing emphasis on providing high quality customer service through the Company's Customer Care Program. This is accomplished by providing (i) a seven day a week, 24 hours a day telephone availability through one consolidated call center in Riviera Beach, Florida, (ii) scheduled service appointments within two-hour time periods including evening and weekend hours, (iii) on-time guarantee for service and installation appointments, (iv) formation of a Customer Care Task Force and (v) quarterly Customer Care Task Force system reviews.

  The Company has also adopted a complete set of customer service measures that exceed the FCC or National Cable Television Association customer service standards to assure that the Company provides high quality customer service.

  Management believes this focus on providing excellent customer service, combined with the Company's investment in its whole plant for improved reliability, has positioned the Company as the high quality provider of video and telecommunications services in its operating markets.

  SUBSCRIBER RATES

  The Company's revenues are derived principally from monthly subscription fees for basic, satellite and premium services. Rates to subscribers vary from market to market and in accordance with the type of service selected. Although services vary from community to community because of differences in channel capacity and viewer interests, as of December 31, 1996, the Company offers a basic service package ranging from $9.00 to $14.00 per month. The monthly rates for premium services range from $7.00 to $13.00 per service. An installation fee, which the Company may wholly or partially waive during a promotional period, is usually charged to new subscribers. Subscribers are free to terminate cable service at any time without charge, but often are charged a fee for reconnection or change of service.

  ADVERTISING REVENUE

  The Company's advertising revenues are derived principally from the sale of advertising for (i) ad avails on national cable networks, (ii) video classifieds, (iii) locally produced programming and (iv) inserts included in customers' monthly bills. The Company received approximately $2.00 per basic subscriber per month in advertising sales revenue for the year ended December 31, 1996.

PROGRAMMING

  The Company has arranged pursuant to the Partnership Agreement, to obtain substantially all of its programming services through Adelphia, which has agreements with programming suppliers, at Adelphia's average cost. Basic and premium programming are sold by program suppliers through contracts that are typically based on a fixed fee per customer. Certain program suppliers provide volume discount pricing structures or offer marketing support. By obtaining programming services through Adelphia, the Company receives rates, including volume discounts, which management believes are significantly lower than the Company could obtain independently.

FRANCHISES

  The Cable Communication Policy Act of 1984 (the "1984 Cable Act") provides that cable operators may not offer cable service to a particular community without a franchise unless such operator was lawfully providing service to the community on July 1, 1984 and the franchising authority does not require a franchise. The System operates pursuant to franchises or other authorizations issued by governmental authorities, substantially all of which are nonexclusive. Such franchises or authorizations awarded by a governmental authority generally are not transferable without the consent of the authority. As of December 31, 1996, the Company held 45 franchises. Most of these franchises can be terminated prior to their stated expiration by the relevant governmental authority, after due process, for breach of material provisions of the franchise.

  Under the terms of most of the Company's franchises, a franchise fee (generally ranging up to 5% of the gross revenues of the cable system) is payable to the governmental authority. For the years ended December 31, 1994, 1995 and 1996, the Company's franchise fee expense has averaged approximately 4.0% of gross system revenues.

  The franchises issued by the governmental authorities are subject to periodic renewal. In renewal hearings, the authorities generally consider, among other things, whether the franchise holder has provided adequate service and complied with the franchise terms. In connection with a renewal, the authority may impose different and more stringent terms, the impact of which cannot be predicted. To date, all of the Company's material franchises have been renewed or extended, at or effective upon their stated expiration, generally on modified terms. There can be no assurance that the Company will continue to obtain renewal of its franchises, the loss of any one of which could have a material adverse effect on the Company. In addition, there is no assurance that franchise renewals will not contain modified terms that are materially adverse to the Company.

  The Company believes that all of its material franchises are in good standing. From time to time, the Company notifies the franchising authorities of the Company's intent to seek renewal of the franchise in accordance with the procedures set forth in the 1984 Cable Act. The 1984 Cable Act, as amended by the 1992 Cable Act, process requires that the governmental authority consider the franchise holder's renewal proposal on its own merits in light of the franchise holder's past performance and the community's needs and interests, without regard to the presence of competing applications. See "Legislation and Regulation." The 1992 Cable Act alters the administrative process by which operators utilize their 1984 Cable Act franchise renewal rights. Such changes could make it easier in some instances for a franchising authority to deny renewal of a franchise.

COMPETITION

  Although the Company and the cable television industry have historically faced modest competition, the competitive landscape is changing and competition is expected to increase. The Company believes that the increase in competition within its communities will occur gradually over time.

  At the present time, cable television systems compete with other communications and entertainment media, including off-air television broadcast signals which a viewer is able to receive directly using the viewer's own television set and antenna. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. In many areas, television signals which constitute a substantial part of basic service can be received by viewers who use their own antennas. Local television reception for residents of apartment buildings or other multi-unit dwelling complexes may be aided by use of private master antenna services. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and cassette players. In recent years, the FCC has adopted policies providing for authorization of new technologies and more favorable operating environments for certain existing technologies that provide, or may provide, substantial additional competition for cable television systems. The extent to which cable television service is competitive depends in significant part upon the cable television system's ability to provide an even greater variety of programming than that available off-air or through competitive alternative delivery sources. In addition, certain provisions of the 1992 Cable Act and the 1996 Act are expected to increase competition significantly in the cable industry. See "Legislation and Regulation."

  The 1992 Cable Act prohibits the award of exclusive franchises, prohibits franchising authorities from unreasonably refusing to award additional franchises and permits them to operate cable systems themselves without franchises. Approximately seven percent of the Company's subscribers are located in certain communities in Hillsborough, Citrus, Osceola and Orange counties, in which the Company competes directly with Time Warner Cable, Inc. ("Time Warner") which operates a cable system in the same area (known as "overbuilt"). The Company has achieved a 60% basic penetration in the overbuilt areas.

  Individuals presently have the option to purchase earth stations, which allow the direct reception of satellite-delivered program services formerly available only to cable television subscribers. Most satellite-distributed program signals are being electronically scrambled to permit reception only with authorized decoding equipment, generally at a cost to the viewer. From time to time, legislation has been introduced in Congress which, if enacted into law, would prohibit the scrambling of certain satellite-distributed programs or would make satellite services available to private earth stations on terms comparable to those offered to cable television systems. Broadcast television signals are being made available to owners of earth stations under the Satellite Home Viewing Act of 1988, which became effective January 1, 1989 for a six-year period. This Act establishes a statutory compulsory license for certain transmissions made by satellite owners to home satellite dishes for which carriers are required to pay a royalty fee to the Copyright Office. This Act has been extended by Congress until December 31, 1999. The 1992 Cable Act enhances the ability of cable competitors to purchase nonbroadcast satellite-delivered programming. See "Legislation and Regulation."

  Video programming is now being delivered to individuals by high-powered direct broadcast satellites ("DBS") utilizing video compression technology. This technology has the capability of providing more than 100 channels of programming over a single high-powered DBS satellite with significantly higher capacity available if multiple satellites are placed in the same orbital position. Video compression technology may also be used by cable operators in the future to similarly increase their channel capacity. DBS service can be received virtually anywhere in the United States through the installation of a small rooftop or side-mounted antenna, and it is more accessible than cable television service where a cable plant has not been constructed or where it is not cost effective to construct cable television facilities. DBS service is being heavily marketed on a nationwide basis by several service providers. One DBS service provider is proposing to deliver at least some local television stations via satellite, thus lessening the distinction between cable television and DBS service.

  Cable communications systems also compete with wireless program distribution services such as multichannel, multipoint distribution service ("MMDS"), commonly called wireless cable systems, which use lowpower microwave frequencies to transmit video programming over-the-air to subscribers. There are MMDS operators who are authorized to provide or are providing broadcast and satellite programming to subscribers in areas served by the Company's systems. MMDS systems are less capital intensive, are not required to obtain local franchises or to pay franchise fees and are subject to fewer regulatory requirements than cable television systems. MMDS systems' ability to compete with cable television systems has previously been limited by channel capacity, the inability to obtain programming and regulatory delays. Recently, however, MMDS systems have developed digital compression technology which provides for more channel capacity and better signal delivery. Although relatively few MMDS systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. Recently, several Regional Bell Operating Companies ("RBOCs") acquired interests in major MMDS companies. The Company is unable to predict whether wireless video services will have a material impact on its operations.

  Additional competition may come from private cable television systems servicing condominiums, apartment complexes and certain other multiple unit residential developments. The operators of these private systems, known as satellite master antenna television ("SMATV") systems, often enter into exclusive agreements with apartment building owners or homeowners' associations which preclude franchised cable television operators from serving residents of such private complexes. However, the 1984 Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas upon nondiscriminatory terms and conditions. Accordingly, where there are preexisting compatible easements, cable operators may not be unfairly denied access or discriminated against with respect to the terms and conditions of access to those easements. There have been conflicting judicial decisions interpreting the scope of the access right granted by the 1984 Cable Act, particularly with respect to easements located entirely on private property. Further, while a franchised cable television system typically is obligated to extend service to all areas of a community regardless of population density or economic risk, a SMATV system may confine its operation to small areas that are easy to serve and more likely to be profitable. Under the 1996 Act, SMATV systems can interconnect non-commonly owned buildings without having to comply with local, state and federal regulatory requirements that are imposed upon cable systems providing similar services, as long as they do not use public rights-of-way. The U.S. Copyright Office has concluded that SMATV systems are "cable systems" for purposes of qualifying for the compulsory copyright license established for cable systems by federal law.


  The FCC has authorized a new interactive television service, IVDS, which will permit non-video transmission of information between an individual's home and entertainment and information service providers. This service may provide an alternative means for DBS systems and other video programming distributors, including television stations, to initiate new interactive television services. This service may also be used by the cable television industry.

  The FCC has allocated frequencies in the 28 GHz range for a new multichannel wireless video service called the local multipoint delivery service ("LMDS"), which could make 98 video channels available in a single market. It cannot be predicted at this time whether additional LMDS competitors will emerge utilizing such frequencies or whether such competition would have a material impact on the operations of cable television systems.

  The 1996 Act eliminates the restriction against ownership and operation of cable systems by local telephone companies within their local exchange service areas. Telephone companies are now free to enter the retail video distribution business through any means, such as DBS, MMDS, SMATV or as traditional franchised cable system operators. Alternatively, the 1996 Act authorizes local telephone companies to operate "open video systems" without obtaining a local cable franchise, although telephone companies operating such systems can be required to make payments to local governmental bodies in lieu of cable franchise fees. Up to two-thirds of the channel capacity of an "open video system" must be available to programmers unaffiliated with the local telephone company. The open video system concept replaces the FCC's previous video dialtone rules. The 1996 Act also includes numerous provisions designed to make it easier for cable operators and others to compete directly with local exchange telephone carriers. With certain limited exceptions, neither a local exchange carrier nor a cable operator can acquire more than 10% of the other entity operating within its own service area.

  Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict with certainty the effect that ongoing or future developments might have on the cable industry. The ability of cable systems to compete with present, emerging and future distribution media will depend to a great extent on obtaining attractive programming. The availability and exclusive use of a sufficient amount of quality programming may in turn be affected by developments in regulation or copyright law. See "Legislation and Regulation."

  The cable television industry competes with radio, television and print media for advertising revenues. As the cable television industry continues to develop programming designed specifically for distribution by cable, advertising revenues may increase. Premium programming provided by cable systems is subject to the same competitive factors which exist for other programming discussed above. The continued profitability of premium services may depend largely upon the continued availability of attractive programming at competitive prices.

  Telecommunications services which the Company intends to offer in Florida will compete with services offered by Bell South Corporation and by other current and potential market entrants, including other Competitive Local Exchange Carriers ("CLECs"), AT&T, MCI, Sprint and other Interexchange or Long Distance Carriers ("IXCs"), cable television companies, microwave carriers, wireless telecommunications providers and private networks built by large end users. A number of potential markets are already served by one or more CLECs. In addition, the major IXCs are expected to offer local telecommunications services in various markets. MCI has announced that it will invest more than $2.0 billion in fiber optic rings and local switching equipment in major metropolitan markets throughout the United States and AT&T has filed applications with state regulatory authorities for authority to provide local telecommunications services in all 50 states.

EMPLOYEES

  At December 31, 1996, there were 665 full-time employees of the Company, none of which were covered by collective bargaining agreements. The Company considers its relations with its employees to be good.

LEGAL PROCEEDINGS

  Neither of the Registrants is involved in any material pending legal proceedings, other than ordinary routine litigation incidental to the business.

PROPERTIES

  The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and customer drop equipment for each of its cable television systems. The Company's cable distribution plant and related equipment generally are attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches.

  The Company owns or leases real property for signal receptions sites and business offices in many of the communities served by its systems and for its principal operating offices. Management believes that its properties are in good operating condition and are suitable and adequate for the Company's business operations.

                          LEGISLATION AND REGULATION

  The Company's existing and anticipated businesses are regulated by the FCC, some state governments and most local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the Company's existing and anticipated businesses. The following is a summary of federal laws and regulations affecting the growth and operation of the Company's existing and anticipated businesses and a description of certain state and local laws.

CABLE TELEVISION/FEDERAL LAWS AND REGULATIONS

  CABLE COMMUNICATIONS POLICY ACT OF 1984 (THE "1984 CABLE ACT")

  The 1984 Cable Act became effective on December 29, 1984. This federal statute, which amended the Communications Act of 1934 (the "Communications Act"), created uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the Communications Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories.

  CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992 (THE "1992 CABLE ACT")

  On October 5, 1992, Congress enacted the 1992 Cable Act. This legislation effected significant changes to the legislative and regulatory environment in which the cable industry operates. It amended the 1984 Cable Act in many respects. The 1992 Cable Act became effective on December 4, 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, became effective at later dates. The legislation also required the FCC to initiate a number of rulemaking proceedings to implement various provisions of the statute. The 1992 Cable Act allows for a greater degree of regulation on the cable industry with respect to, among other things: (i) cable system rates for both basic and certain nonbasic services,
(ii) programming access and exclusivity arrangements, (iii) access to cable channels by unaffiliated programming services, (iv) leased access terms and conditions, (v) horizontal and vertical ownership of cable systems, (vi) customer service requirements, (vii) franchise renewals, (viii) television broadcast signal carriage and retransmission consent, (ix) technical standards, (x) subscriber privacy, (xi) consumer protection issues, (xii) cable equipment compatibility, (xiii) obscene or indecent programming and
(xiv) requiring subscribers to subscribe to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable systems by: allowing municipalities to own and operate their own cable systems without having to obtain a franchise, preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision may limit the ability of cable program suppliers to offer exclusive programming arrangements to cable television companies. A number of provisions in the 1992 Cable Act relating to, among other things, rate regulation, have had a negative impact on the cable industry and the Company's business.

  Various cable operators have filed actions in the United States District Court in the District of Columbia challenging the constitutionality of several sections of the 1992 Cable Act. Pursuant to special jurisdictional provisions in the 1992 Cable Act, a challenge to the must-carry provisions of the Act was heard by a three-judge panel of the District Court. On April 8, 1993, the three-judge court granted a summary judgment for the government upholding the constitutional validity of the must-carry provisions of the 1992 Cable Act. That decision was appealed directly to the U.S. Supreme Court. The plaintiffs in that case unsuccessfully sought an injunction pending appeal of the District Court's decision. On June 27, 1994, the Supreme Court vacated the District Court decision and remanded the case for further proceedings. On December 12, 1995, the District Court again upheld the must-carry provisions. The Supreme Court has recently affirmed the District Court's decision.

  The cable operators' constitutional challenge to the balance of the 1992 Cable Act provisions was heard by a single judge of the District Court. On September 16, 1993, the court rendered its decision upholding the constitutionality of all but three provisions of the statute (multiple ownership limits for cable operators, advance notice of free previews for certain programming services, and channel set-asides for DBS operators). This decision was appealed to the U.S. Court of Appeals for the District of Columbia Circuit. On August 30, 1996, the Court of Appeals sustained the constitutionality of all provisions except for the multiple ownership limits and the limit on the number of channels which can be occupied by programmers affiliated with the cable operator, both of which are being challenged in a separate appeal.

  TELECOMMUNICATIONS ACT OF 1996 (THE "1996 ACT")

  The 1996 Act significantly revised the federal regulatory structure. As it pertains to cable television, the 1996 Act, among other things, (i) eliminates the regulation of certain nonbasic programming services in 1999, (ii) expands the definition of effective competition, the existence of which displaces rate regulation, (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas and (iv) liberalizes certain of the FCC's cross-ownership restrictions. The FCC has been conducting a number of rulemaking proceedings in order to implement many of the provisions of the 1996 Act.

FCC REGULATION

  The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering such areas as the registration of cable systems, cross-ownership between cable systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Furthermore, the 1992 Cable Act required the FCC to adopt implementing regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of direct broadcast satellite system ownership and operation. The 1996 Act requires certain changes to various provisions of these regulations. A brief summary of the most material federal regulations as adopted to date follows.

  RATE REGULATION

  The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional nonbasic program tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the statutory and FCC rate regulation standards. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that has resulted in nearly all cable television systems becoming subject to local rate regulation of basic service. The 1996 Act expands the definition of effective competition to cover situations where a local telephone company or its affiliate, or any multichannel video provider using telephone company facilities, offers comparable video service by any means except DBS. Satisfaction of this test deregulates both basic and nonbasic tiers. Additionally, the 1992 Cable Act eliminated the 5% annual rate increase for basic service previously allowed by the 1984 Cable Act without local approval; required the FCC to adopt a formula, for franchising authorities to enforce, to assure that basic cable rates are reasonable; allows the FCC to review rates for nonbasic service tiers (other than per-channel or per-program services) in response to complaints filed by franchising authorities; prohibits cable television systems from requiring customers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; required the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The 1996 Act ends FCC regulation of nonbasic tier rates on March 31, 1999.

  The FCC's regulations set standards for the regulation of basic and nonbasic cable service rates (other than per-channel or per-program services). The FCC's original rules became effective on September 1, 1993. The rules have been amended several times. The rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and nonbasic service rates, and a formula for future rate increases based on inflation and increases in certain costs. Alternatively, cable operators have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates which exceed the benchmark level for either basic and/or nonbasic cable services and associated equipment, and refunds could be required. The retroactive refund period for basic cable service rates is limited to one year. A significant number of franchising authorities have become certified by the FCC to regulate the rates charged by the Company for basic cable service and for associated equipment. However, at the present time, no local franchising authority is seeking reduction in, or refunds for, the Company's rates. Seven complaints have also been filed with the FCC seeking review of the rates charged for nonbasic cable service. However, the FCC has made available for public comment a proposed settlement of these outstanding rate proceedings. The Company's ability to implement rate increases consistent with its past practices will likely be limited by the regulations that the FCC has adopted.

  CARRIAGE OF BROADCAST TELEVISION SIGNALS

  The 1992 Cable Act contains new mandatory carriage requirements. These new rules allow commercial television broadcast stations which are "local" to a cable system (i.e., the system is located in the station's Area of Dominant Influence), to elect every three years whether to require the cable system to carry the station, subject to certain exceptions, or whether the cable system will have to negotiate for "retransmission consent" to carry the station. Local, noncommercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of (i) a 50 mile radius from the station's city of license or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems will have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," (i.e., commercial satellite-delivered independent stations such as WTBS). The 1992 Cable Act also eliminated, effective December 4, 1992, the FCC's regulations requiring the provision of input selector switches. The statutory must-carry provisions for noncommercial stations became effective on December 4, 1992. Must-carry rules for both commercial and noncommercial stations and retransmission consent rules for commercial stations were adopted by the FCC on March 11, 1993. The must-carry requirement for commercial stations went into effect on June 2, 1993, and any stations for which retransmission consent had not been obtained (other than must-carry stations, non-commercial stations and superstations) had to be dropped as of October 6, 1993. The most recent election between must-carry and retransmission consent for local commercial television broadcast stations was on October 1, 1996. A number of stations previously carried by the Company's cable television systems elected retransmission consent. The Company was able to reach agreements with broadcasters who elected retransmission consent and has therefore not been required to pay cash compensation to broadcasters for retransmission consent or been required by broadcasters to remove broadcast stations from the cable television channel line-ups. The Company has, however, agreed to carry some services (e.g., ESPN2 and a new service by FOX) in specified markets pursuant to retransmission consent arrangements which it believes are comparable to those entered into by most other large cable operators.

  CHANNEL SET-ASIDES

  The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The Company believes that none of the Systems' franchises contain unusually onerous access requirements. The 1984 Cable Act further requires cable systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act presently allows cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to a formula determined by the FCC. The FCC has recently revised the existing rate formula in a way which will significantly lower the rates cable operators have been able to charge. It is possible that such leased access will result in competition to services offered by the Company on the other channels of its cable systems.

  COMPETING FRANCHISES

  Questions concerning the ability of municipalities to award a single cable television franchise and to impose certain franchise restrictions upon cable television companies have been considered in several recent federal appellate and district court decisions. These decisions have been somewhat inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable television's First Amendment protections, the legality of the franchising process and of various specific franchise requirements is likely to be in a state of flux. It is not possible at the present time to predict the constitutionally permissible bounds of cable franchising and particular franchise requirements. However, the 1992 Cable Act, among other things, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable systems and permits franchising authorities to operate their own cable systems without franchises.

  CROSS-OWNERSHIP

  The 1996 Act repealed the 1984 Cable Act's prohibition on local exchange telephone companies ("LECs") providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. The 1996 Act also authorized

LECs to operate "open video systems" without obtaining a local cable franchise, although LECs operating such systems can be required to make payments to local governmental bodies in lieu of cable franchise fees. Where demand exceeds channel capacity, up to two-thirds of the channels on an "open video system" must be available to programmers unaffiliated with the LEC.

  The 1996 Act eliminated the FCC rule prohibiting common ownership between a cable system and a national broadcast television network. The 1996 Act also eliminated the statutory ban covering certain common ownership interests, operation or control between a television station and cable system within the station's Grade B signal coverage area. However, the parallel FCC rules against cable/television station cross-ownership remains in place, subject to review by the FCC within two years. Finally, the 1992 Cable Act prohibits common ownership, control or interest in cable television systems and MMDS facilities or SMATV systems having overlapping service areas, except in limited circumstances. The 1996 Act exempts cable systems facing "effective competition" from the MMDS and SMATV cross-ownership restrictions.

  Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single Holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

  The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the cable system's owner has an attributable interest. The limit is 40% of all activated channels.

  FRANCHISE TRANSFERS

  The 1992 Cable Act requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

  TECHNICAL REQUIREMENTS

  Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream NTSC video programming. Local franchising authorities are permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services, and has also established limits on cable system signal leakage. Periodic testing by cable operators for compliance with these technical standards and signal leakage limits is required. The Company believes that the Systems are in compliance with these standards in all material respects. The 1992 Cable Act requires the FCC to update periodically its technical standards to take into account changes in technology. The FCC has adopted regulations to implement the requirements of the 1992 Cable Act designed to improve the compatibility of cable systems and consumer electronics equipment. These regulations, inter alia, could make it more difficult or costly for cable operators to upgrade their customer premises equipment and the FCC has been asked to reconsider its regulations.

  POLE ATTACHMENTS

  The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Act state public service commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states (including Massachusetts, Michigan, New Jersey, New York, Ohio and Vermont) and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises. The 1996 Act directs the FCC to adopt a new rate formula for any attaching party, including cable systems, which offers telecommunications services. This new formula will result in significantly higher attachment rates for cable systems which choose to offer such services.

  OTHER MATTERS

  FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the fairness doctrine and rules governing political broadcasts; customer service; home wiring; and limitations on advertising contained in nonbroadcast children's programming.

  COPYRIGHT

  Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations.

  The Copyright Office has commenced a proceeding aimed at examining its policies governing the consolidated reporting of commonly owned and contiguous cable systems. The present policies governing the consolidated reporting of certain cable systems have often led to substantial increases in the amount of copyright fees owed by the systems affected. These situations have most frequently arisen in the context of cable system mergers and acquisitions. While it is not possible to predict the outcome of this proceeding, any changes adopted by the Copyright Office in its current policies may have the effect of reducing the copyright impact of certain transactions involving cable company mergers and cable system acquisitions.

  Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory license. At the request of Congress, the Copyright Office has commenced an inquiry into possible revisions of the compulsory license. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

  Copyrighted music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and basic cable networks (such as USA Network) has generally been licensed by the networks through private agreements with the American Society of Composers and

Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. As a result of extensive litigation, ASCAP and BMI are both now required to offer "through to the viewer" licenses to the cable networks which would cover the retransmission of the cable networks' programming by cable systems to their subscribers.

  Copyrighted music performed by cable systems themselves on local origination channels, PEG channels, and in locally inserted advertising and cross promotional announcements must also be licensed. A blanket license is available from BMI. Cable industry negotiations with ASCAP are still in progress.

CABLE TELEVISION/STATE AND LOCAL REGULATION

  Because a cable television system uses local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.

  Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchises against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements. The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce its renewal rights which could make it easier in some cases for a franchising authority to deny renewal.

  Franchises usually call for the payment of fees, often based on a percentage of the system's gross subscriber revenues, to the granting authority. Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. In those communities in which franchise fees are required, the Company currently pays franchise fees ranging up to 5% of gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

  Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system operator and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable systems, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

  The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided. The 1996 Act prohibits a franchising authority from either requiring or limiting a cable operator's provision of telecommunications services.

  Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable television systems are continuing and can be expected to increase. Such proposals and legislation may be preempted by federal statute and/or FCC regulation. To date, the state in which the Company operates has not enacted such state level regulation. The Company cannot predict whether the state in which it currently operates, or in which it may acquire systems, will engage in such regulation in the future.

  The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry or the Company can be predicted at this time.

TELEPHONY AND TELECOMMUNICATIONS/FEDERAL LAWS AND REGULATIONS

  The 1996 Act also alters federal, state and local laws and regulations regarding telecommunications providers and services, including the Company, and creates a favorable environment in which the Company may provide telephone and other telecommunications services and facilities. The following is a summary of the key provisions of the 1996 Act that could materially affect the telecommunications business of the Company.

  The 1996 Act was intended to, inter alia, promote the provision of competitive telephone services and facilities by cable television companies and others. The 1996 Act declares that no state or local laws or regulations may prohibit or have the effect of prohibiting the ability of any entity to provide any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The 1996 Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from local franchising authorities ("LFAs") for such services. An LFA may not order a cable operator or affiliate to discontinue providing telecommunications services or discontinue operating its cable system on the basis that it has failed to obtain a separate franchise or renewal for the provision of telecommunications services. The 1996 Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of the grant of a franchise, franchise renewal, or franchise transfer, except that LFAs may seek "institutional networks" as part of such franchise negotiations.

  The 1996 Act provides that, when cable operators provide telecommunications services, LFAs may require reasonable, competitively neutral compensation for management of the public rights-of-way. The LFA must publicly disclose such compensation requirements.

  The Company believes that it qualifies as a connecting carrier under federal law and therefore does not need FCC certification to provide intrastate service. In the event that it is determined that the Company must seek FCC certification, the Company believes that such certification will be granted by the FCC in a timely manner. The Company may be required to file certain tariffs and reports with the FCC.

  INTERCONNECTION AND OTHER TELECOMMUNICATIONS CARRIER OBLIGATIONS

  To facilitate the entry of new telecommunications providers (including cable operators), the 1996 Act imposes interconnection obligations on all telecommunications carriers. All carriers must interconnect their networks with other carriers and must not deploy network features and functions that interfere with interoperability. LECs also have a set of separate identified obligations beyond those that apply to new entrants: (i) good faith negotiation with those seeking interconnection, (ii) unbundling, equal access and non-discrimination requirements, (iii) resale of services, including "resale at wholesale rates," (iv) notice of changes in the network that would affect interconnection and interoperability and (v) physical collocation unless shown that practical technical reasons, or space limitations, make physical collocation impractical.

  Under the 1996 Act, individual interconnection rates must be just and reasonable, based on cost, and may include a reasonable profit. Traffic termination charges shall be "mutual and reciprocal." The 1996 Act permits carriers to agree on a "bill and keep" system, but does not require such a system.

  The 1996 Act contemplates that interconnection agreements will be negotiated by the parties and submitted to a state public service commission ("SPSC") for approval. A SPSC may become involved, at the request of either party, if negotiations fail. If the state regulator refuses to act, the FCC may determine the matter. If the SPSC acts, an aggrieved party's remedy is to file a case in federal district court. The 1996 Act provides for a rural exemption to interconnection requests, but also provides that the exception does not apply where a cable operator makes an interconnection request of a rural LEC within the operator's franchise area.

  The 1996 Act requires that all telecommunications providers (including cable operators that provide telecommunications services) must contribute equitably to a Universal Service Fund ("USF"), and the FCC may exempt an interstate carrier or class of carriers if their contribution would be minimal under the USF formula. The 1996 Act allows states to determine which intrastate telecommunications providers contribute to the USF. The 1996 Act prohibits geographic end user rate deaveraging to protect rural subscribers' rates.

  FCC INTERCONNECTION ORDER

  The FCC recently released its First Report and Order/1/ to effectuate the interconnection provisions of the Act. In general, the FCC's First Report and Order appears favorable to the promotion of competition at the local level. To summarize, the FCC first has asserted broad federal jurisdiction over interconnection issues and the power to bind both state and local governments. The FCC also has established procedures for the negotiation, arbitration and resolution of interconnection agreements. It also has stated that new entrants essentially always benefit from the terms of subsequent interconnection agreements entered into by a given ILEC with third parties and cannot waive their
--------
/1/ Implementation of the Local Competition Provisions of the Telecommunications
  Act of 1996, CC Docket No. 96-98, Report and Order, FCC 96-325 (rel. Aug. 8,
  1996) ("FCC Report and Order").

"most favored nation" rights in this respect. The FCC also has specified the manner in which actual physical interconnection must be made available to new entrants and, in this connection, has specified the manner in which rates charged to new entrants for physical interconnection must be calculated. The FCC also has set forth the manner in which ILECs must make essential network elements available to new entrants for resale, again including the manner in which actual rates are to be calculated.

  The FCC Report and Order is subject to Petitions for Reconsideration filed at the FCC and Petitions for Review consolidated before the United States Court of Appeals for the Eighth Circuit. Additionally, the Eighth Circuit has granted a stay of the pricing and "most favored nation" provisions of the First Report and Order. The pricing provisions establish price ceilings and default prices for interconnection elements, and the "most favored nation" provision allows carriers to request the ILEC to make available to them on the same terms and conditions, any interconnection, service or network element contained in an approved agreement to which the ILEC is a party. The stay is limited to certain FCC rules. None of the provisions of the 1996 Act has been stayed. Various parties filed petitions to modify the stay with the Eighth Circuit. On November 1, 1996, the Eighth Circuit modified the stay to exclude certain non-pricing portions of the rules that primarily relate to wireless telecommunications providers. The outcome of these proceedings could affect and impair the Company's ability to provide competitive local exchange services.

INTERNET SERVICES/FEDERAL LAWS AND REGULATIONS

  Transmitting indecent material via the Internet is made criminal by the 1996 Act. However, on-line access providers are exempted from criminal liability for simply providing interconnection service; they are also granted an affirmative defense from criminal or other action where in "good faith" they restrict access to indecent materials. These provisions have been challenged in federal court. The 1996 Act further exempts on-line access providers from civil liability for actions taken in good faith to restrict access to obscene, excessively violent or otherwise objectionable material.

TELEPHONY AND TELECOMMUNICATIONS/STATE LAW AND REGULATION

  In 1995, the Florida Legislature amended Chapter 362 of Florida Statutes by enacting "An Act Relating to Local Exchange Telecommunications Companies" ("Florida Act") (Chapter 362, Fl. Stat. (1995)). This new law substantially altered Florida law regarding telecommunications providers and services, such as the Company. The following is a summary of the key provisions of the Florida Act and associated Florida Public Service Commission ("PSC") actions that could materially affect the Company's telecommunications business.

  THE FLORIDA ACT

  The Florida Act vests in the PSC virtually exclusive jurisdiction over intrastate telecommunications matters. The Florida Act limits municipalities to taxation of certain telecommunications services or management of long distance carriers' occupation of local rights-of-way. The Florida Act further directs the PSC to employ flexible regulatory treatment to ensure the widest possible range of telecommunications services, and provides that new entrants such as the Company are subject to a lesser level of regulatory oversight than ILECs.

  PSC ACTIONS

  Pursuant to the Florida Act (and the federal Act and the FCC's First Report and Order), the PSC is conducting several proceedings to address competitive issues. To summarize, pursuant to the

Florida Act, the PSC has adopted rules requiring certification of Alternative Local Exchange Companies ("ALEC"), Interexchange Telecommunications Service Providers; Operator Service Providers; Alternative Access Vendor Services; and Shared Tenant Services Providers. The Florida Act provides that the PSC shall grant certification to applicants upon a showing of sufficient technical, financial, and managerial capability to provide service in the geographic area proposed to be served. The Company believes that it meets the statutory requirements for PSC certification for any type of intrastate telecommunications service provider, and that any such application process should be completed expeditiously. In addition, like the federal Act, the Florida Act requires ILECs to interconnect with certified ALECs. Approximately fourteen interconnection agreements have been reached between ILECs and ALECs to date, while approximately five ALECs have requested PSC arbitration of stalled agreements. The PSC is obligated under the Florida Act to arbitrate any disputes in no more than 120 days from date of request. As well, the PSC has ordered BellSouth, the state's largest ILEC, to unbundle eight network elements for resale by ALECs, and the PSC has ordered favorable interim rates for these elements. The PSC has not yet adopted an order resolving wholesale discounts associated with local service resale.

  Based on the foregoing, the Company believes that the Florida Act and actions of the PSC to date reflect a generally favorable legal and regulatory environment for new entrants, such as the Company, to intrastate telecommunications in Florida.

                                  MANAGEMENT

MANAGEMENT AND OPERATING COMMITTEE

  The directors and executive officers of the Adelphia subsidiary which is the managing general partner of the Company, ACP Holdings, Inc. ("ACP Holdings"), and members of the Operating Committee of the Company ("OC") are:

NAME                     AGE POSITION
----                     --- --------
John J. Rigas...........  72 Chairman and Director of ACP Holdings
Michael J. Rigas........  43 Executive Vice President and Director of ACP Holdings
Timothy J. Rigas........  40 Executive Vice President, Treasurer and Director of
                              ACP Holdings and member of OC
James P. Rigas..........  39 Executive Vice President and Director of ACP Holdings
Daniel R. Milliard......  49 Senior Vice President, Secretary and Director of ACP Holdings
James R. Brown..........  34 Vice President of ACP Holdings
Leslie J. Gelber........  40 Member of OC

  JOHN J. RIGAS is Chairman of ACP Holdings and is the founder, Chairman, Chief Executive Officer and President of Adelphia. Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bank Corp., Inc., Coudersport, Pennsylvania and a member of the Board of Directors of the Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a member of its Pioneer Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the board of directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of ACP Holdings.

  MICHAEL J. RIGAS is an Executive Vice President of ACP Holdings, Executive Vice President, Operations of Adelphia and a Vice President of Adelphia's other subsidiaries. He has been with Adelphia since 1981, and with ACP Holdings since its inception in 1989. From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his J.D. degree from Harvard Law School in 1979.

  TIMOTHY J. RIGAS is an Executive Vice President and Treasurer of ACP Holdings, Executive Vice President, Chief Financial Officer and Treasurer of Adelphia, and a Vice President of Adelphia's other subsidiaries. He has been with Adelphia since 1979, and with ACP Holdings since its inception in 1989. Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  JAMES P. RIGAS is an Executive Vice President of ACP Holdings, Executive Vice President, Strategic Planning of Adelphia and a Vice President of Adelphia's other subsidiaries. He has been with Adelphia since 1986, and with ACP Holdings since its inception in 1989. Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a J.D. degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  DANIEL R. MILLIARD is Senior Vice President and Secretary of ACP Holdings, President and Secretary of Hyperion, a majority owned subsidiary of Adelphia, and Senior Vice President and

Secretary of Adelphia and its subsidiaries. He has been with Adelphia since 1982. He served as outside general counsel to Adelphia's predecessors from 1979 to 1982, and with ACP Holdings since its inception in 1989. Mr. Milliard graduated from American University in 1970 with a B.S. degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-1973, and received a Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a director of Citizens Bank Corp., Inc. in Coudersport, Pennsylvania and is President of the Board of Directors of the Charles Cole Memorial Hospital.

  JAMES R. BROWN is Vice President of ACP Holdings and Vice President of Finance of Adelphia and its other subsidiaries. He has been with Adelphia since 1984. Mr. Brown graduated with a B.S. degree in Industrial and Management Engineering from Rensselaer Polytechnic Institute in 1984.

  LESLIE J. GELBER is a member of the Company's Operating Committee. Additionally, he is President of FPL Group International, Inc. and President of ESI Energy, Inc., a wholly-owned subsidiary of FPL Group Inc. He served as Chairman of Telesat Cablevision, Inc. from 1991 until its contribution to the Company in 1995. He has been with FPL Group since 1978. Mr. Gelber graduated from Alfred University in New York in 1977 with a B.S. degree in Economics. He received an M.B.A. degree in Business Administration from the University of Miami in 1978.

EXECUTIVE COMPENSATION AND OTHER

  Neither the Company nor ACP Holdings has any employment contracts in effect with the executive officers of ACP Holdings, including any compensatory plans or arrangements resulting from the resignation, retirement or other termination of such executive officers of ACP Holdings. Each of the executive officers of ACP Holdings is an executive officer of Adelphia. As executive officers of Adelphia, such individuals are parties to employment contracts with Adelphia and are compensated by Adelphia in accordance with the decisions of the Compensation Committee of the Board of Directors of Adelphia. Pursuant to the Partnership Agreement, the Company pays Adelphia a management fee representing an allocation of the corporate overhead of Adelphia which includes a portion for executive salaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Results of Operations."

  The Partnership Agreement of the Company establishes an Operating Committee which is comprised equally of members designated by ACP Holdings, and FPL Group. The Operating Committee meets quarterly to review the business and operations of the Company. In addition, the Operating Committee reviews and evaluates the historic operating performance of the Company against its budget and the historic operating performance of the System under its management agreements.

                          DESCRIPTION OF PARTNERSHIP

  ACP Holdings serves as the managing general partner of the Company and holds voting general partnership interests representing 50% of the voting interests of the Company. FPL Group through subsidiaries holds general and limited partnership interests representing the remaining 50% of the voting interests. Adelphia and FPL Group also held through their subsidiaries, as of December 31, 1996, $258.4 million PLP and $129.2 million PLP, respectively, which provide for a 16.5% per annum priority return, and $39.7 million and $20.0 million in indebtedness and Senior Limited Partnership ("SLP") interests in the Company, respectively. The address of Adelphia and the Company is Main at Water Street, Coudersport, Pennsylvania 16915. The telephone number for both is 814-274-9830. The address of FPL Group, Cable GP, Inc. and Cable LP III, Inc. is 11760 Highway 1, Suite 600, North Palm Beach, Florida, 33408.

THE PARTNERSHIP AGREEMENT

  The Company is a limited partnership formed under the laws of the state of Delaware. The following summary of certain of the terms of the Second Amended and Restated Limited Partnership Agreement dated as of February 28, 1995, as amended by amendments dated as of September 1, 1995, March 29, 1996 and June 27, 1996 (the "Partnership Agreement") is qualified by the Partnership Agreement, copies of which are available upon request therefor from the Company. Terms used in this summary and not otherwise defined shall have the meaning ascribed thereto in the Partnership Agreement.

  The Company was formed for the general purpose of engaging in the media, telecommunications and communications business including, without limitation, the acquisition of cable television systems and interests engaged therein, the competitive access/alternate access business, electronic security monitoring and any other activity necessary, appropriate, desirable or incidental thereto, subject to obtaining Partner consents, if any, required under the terms of the Partnership Agreement. An objective and the intent of the Company and its Partners, through themselves and through the Company and their respective parent entities and affiliates is to seek, explore, identify and promote areas of potential further joint venturing, cooperation, investment, strategic alliance and enterprise among the Partners with respect to the media, telecommunications and communications business, including without limitation potential areas such as personal communication services, alternate access and other telephone services, and fiber optics applications generally, subject to obtaining Partner consents, if any, required under the terms of the Partnership Agreement.

  ACP Holdings is the Managing General Partner and a Preferred Limited Partner of the Company. The Partnership Agreement provides that the Managing General Partner shall own at least fifty percent of the aggregate general and limited partnership voting interests ("Units") of the Company. ACP Holdings is also a Preferred Limited Partner of the Company holding non-voting PLP. In the aggregate, ACP Holdings owns 50% of the Units. Cable GP, Inc., which is beneficially owned by FPL Group, is a General Partner of the Company and Cable LP III, Inc., which is also beneficially owned by FPL Group, is a Limited Partner, a non-voting Senior Limited Partner and a Preferred Limited Partner of the Company holding non-voting PLP. In the aggregate, these FPL Group companies own 50% of the Units.

  The Managing General Partner has the sole right to manage and control the affairs of the Company and its direct affiliates and is authorized and empowered to carry out and implement any and all of the purposes of the Company pursuant to the terms of the Partnership Agreement. The Company pays to Adelphia, on a quarterly basis, an amount representing an allocation of the corporate overhead of Adelphia and its subsidiaries with respect to the Company for such period, which allocation is based generally upon the ratio of the Company's cable subscribers to the total cable subscribers owned or managed by Adelphia. The Company is entitled to receive the benefits (on an average cost basis) of any programming or purchasing agreements available to Adelphia or one of its affiliates if such benefits are permitted to be passed through to the Company. The Company has also agreed not to contract with or enter into any contract with an electric utility without first making such opportunity available to FPL Group and its affiliates. Although the Partnership Agreement does not prohibit the Partners from engaging in or possessing an interest in other business ventures or activities of any nature and description, there are certain limitations on the activities of the Partners, including (i) prior to any Partner or its affiliates acquiring a direct or indirect beneficial ownership interest in a cable system (other than as a passive investor in a cable system of less than one percent of the outstanding equity interests in any publicly traded person) in the state of Florida or in any cable system outside of the state of Florida within 100 miles of any head-end site of the Company, such cable system shall be offered to the Company, (ii) any transaction between the Company and the Managing General Partner or its affiliates must be on terms at least as favorable to the Company as those available to unrelated parties, (iii) certain transactions (as described below) must be approved by a Majority-in-Interest of the Partners and (iv) certain transactions (as described below) must be approved by a Super Majority-in-Interest of the Partners. The following transactions require the approval of a Majority-in-Interest of the Partners (more than 75% of the Units) (i) any amendment to the Partnership Agreement, (ii) election of an additional or substitute Managing General Partner, (iii) dissolution or liquidation, (iv) incorporation, (v) borrowings or refinancings of borrowings in excess of $5,000,000, (vi) the issuance of any PLP or SLP interests, (vii) adoption or amendment of the annual operating budget or capital budget of the Company, subject to certain exceptions, (viii) transactions with Partners or their affiliates not otherwise specifically permitted by the Partnership Agreement, (ix) change or reorganization of the Company into any other legal form of organization, (x) loaning of funds of the Company or acting as a Guarantor except as permitted by the Partnership Agreement, (xi) admission of new partners, (xii) the selection of a new independent certified public accountant and (viii) the acquisition of less than 95 percent of any other company or partnership. The approval of a Super Majority-in-Interest of the Partners (more than 85% of the Units) of the Company is required to approve
(i) the filing on behalf of the Company of a petition in bankruptcy or insolvency, (ii) the sale, trade, exchange or other disposition of assets of the Company other than in the ordinary course of business and other than transactions involving less than 5,000 cable subscribers per fiscal year,
(iii) the purchase or other acquisition from a third-party owner of any CATV systems or subscribers other than line or plant extensions or other transactions involving less than 5,000 cable subscribers, (iv) any call for additional Capital Contributions beyond that expressly permitted by the Partnership Agreement and (iv) the issuance of any partnership Units in the Company or General Partner, Limited Partner or Managing General Partner Interests.

  The term of the Company is until December 31, 2019, although, on or after February 28, 2001, FPL Group partners may force a buy-out or sale of their partnership interests to ACP Holdings by delivering a written offer to buy or sell their Units. In addition, under certain circumstances prior to the end of such term, if a disagreement occurs over a Fundamental Issue, at the election of the Managing General Partner, the Partners have certain buy-sell rights regarding their partnership interests in the event that the dispute cannot be resolved. The sale of one Partner's interests to another could, and the adoption of a plan of dissolution as a result of such a disagreement would, constitute a Change of Control under the Indenture. A "Fundamental Issue" under the Partnership Agreement includes any of the following matters for which the Managing General Partner has sought required approval from the other Partners of Olympus but such approval has not been granted: material amendments to the Partnership Agreement; annual operating or capital budgets that have been proposed but not approved for at least one year; the election of a substitute or additional Managing General Partner; certain financings; a change to the Partnership's legal form of organization; the admission of a new partner to the Partnership; and significant sales or dispositions of assets.

                        DESCRIPTION OF OTHER FINANCINGS

SELLER NOTE

  On January 5, 1996, Leadership Acquisition Limited Partnership delivered a $70 million secured non-interest bearing discount note due December 30, 1997 in connection with the purchase of Leadership Cable from Fairbanks Communications, Inc., the accreted value of which was $62.0 million as of December 31, 1996. Such note was assigned to Olympus on December 31, 1996.

ACP REVOLVING CREDIT FACILITY

  On May 12, 1995, the Toronto Dominion (Texas), Inc., NationsBank of Texas, N.A., The Bank of Nova Scotia and Societe Generale and certain other lenders party thereto (collectively, the "Lenders") entered into a credit agreement with Adelphia Cable Partners, L.P. ("ACP"), Southeast Florida Cable, Inc. and West Boca Acquisition Limited Partnership (collectively, the "ACP Borrowers") pursuant to which the Lenders provided the ACP Borrowers with a $475 million Revolving Credit Facility (the "ACP Revolving Credit Facility"). The following summary of the ACP Revolving Credit Facility is qualified by the ACP Revolving Credit Facility, copies of which are available upon request therefor from the Company.

  Commitment reductions under the revolving loan facility will commence on June 30, 1997 with quarterly reductions thereafter until the scheduled termination of the Revolving Credit Facility on December 31, 2003. Loans outstanding under the Revolving Credit Facility will bear interest, at ACP's option, at either (i) the Base Rate plus an applicable margin ranging from 0% to .75% or (ii) Adjusted Eurodollar Rate plus an applicable margin ranging from .625% to 1.75%, in each case based upon certain levels of leverage ratios.

  The terms of the Revolving Credit Facility prohibit the ACP Borrowers from having (i) a Senior Funded Debt to Annualized Operating Cash Flow Ratio for the most recent quarter end in excess of 6.25x through December 31, 1995, and declining thereafter to 4.00x after March 31, 2000, (ii) an Operating Cash Flow to Interest Expense Ratio of less than 1.625x through December 31, 1995, 1.75x beginning January 1, 1996 through December 31, 1996 and less than 2.00x thereafter, (iii) a Fixed Charge Ratio less than 1.00x and (iv) a Pro Forma Debt Service Ratio less than 1.10x. In addition, the Revolving Credit Facility contains various financial and other covenants restricting the ACP Borrowers and their Restricted Subsidiaries including limitations on indebtedness, the payment of dividends, the purchase or redemption of stock, the making of Restricted Payments, payment of management fees, transactions with affiliates, the creation of Liens, the disposition of certain assets of its Restricted Subsidiaries, and the modification of management agreements; provided, however, that ACP will be permitted under the terms of the Revolving Credit Facility to make Acquisitions in an aggregate amount up to $80 million. Further, so long as no Event of Default has occurred and is continuing, ACP will be permitted to make Restricted Payments (i) equal to Available Capital Contributions or (ii) with no limitation if Senior Funded Debt Leverage Ratio is less than 4.50x (a) for two consecutive fiscal quarters and (b) after giving effect to such Restricted Payment for such fiscal quarter. Terms capitalized but not defined above have the meanings assigned to them in the ACP Revolving Credit Facility.

TELESAT REVOLVING CREDIT FACILITY

  On March 29, 1996, The Bank of Nova Scotia, the Bank of Montreal, Chemical Bank and certain other lenders party thereto (collectively, the "Lenders") entered into a credit agreement with Telesat Acquisition Limited Partnership ("Telesat") and other Affiliates pursuant to which the Lenders provided Telesat with a commitment of $39.5 million of the $200 million Revolving Credit Facility (the "Telesat Revolving Credit Facility").

  The following summary of the Telesat Revolving Credit Facility is qualified by the Telesat Revolving Credit Facility, copies of which are available upon request therefor from the Company.

  Commitment reductions under the revolving loan facility will commence on December 31, 1998 with quarterly reductions thereafter until the termination of the Revolving Credit Facility on September 30, 2004. Loans outstanding under the Revolving Credit Facility will bear interest, at Telesat's option, at either (i) the Base Rate plus an applicable margin ranging from 0% to 1.00%, (ii) the LIBOR rate plus an applicable margin ranging from .75% to 2.00% or (iii) the CD Rate plus an applicable margin ranging from .875% to 2.125%, in each case based upon certain levels of leverage ratios.

  The terms of the Revolving Credit Facility prohibit Telesat from having (i) a Senior Funded Debt Leverage Ratio for the most recent quarter end in excess of 6.50 through December 31, 1996, and declining thereafter to 4.00 after June 30, 2000, (ii) an Operating Cash Flow to Interest Expense of less than 1.75x through September 30, 1996, and less than 2.00x thereafter, (iii) a Fixed Charge Ratio less than 1.00x and (iv) a Pro Forma Debt Service Ratio less than 1.05x. In addition, the Revolving Credit Facility contains various financial and other covenants restricting Telesat and its Subsidiaries including, limitations on indebtedness, the payment of dividends and intercompany subordinated loans, the purchase or redemption of stock, the making of Restricted Payments, payment of management fees, transactions with affiliates, the creation of Liens, the disposition of certain assets, stock or limited partnership interests of its Subsidiaries, and the modification of management agreements; provided, however, that Telesat will be permitted under the terms of the Revolving Credit Facility to make Acquisitions in an aggregate amount up to $40 million. So long as no Default has occurred and is continuing, Telesat will be permitted to make Restricted Payments (i) equal to Adelphia's Aggregate Capital Account or (ii) with no limitation if the Senior Funded Debt Leverage Ratio is less than 4.75x: (a) for the prior fiscal quarter and (b) after giving effect to such Restricted Payment for such fiscal quarter. Terms capitalized but not defined above have the meanings assigned to them in the Telesat Revolving Credit Facility.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

  Pursuant to the Partnership Agreement, the Company pays to Adelphia, on a quarterly basis, an amount representing an allocation of the corporate overhead of Adelphia and its subsidiaries with respect to the Company for such period, which allocation is based generally upon the ratio of the Company's cable subscribers to the total cable subscribers owned or managed by Adelphia. Amounts of such fees paid for 1994, 1995 and 1996 were $6.3 million, $6.3 million and $8.8 million, respectively. Prior to January 1, 1995, the Company also reimbursed Adelphia for direct operating costs, which amounted to $1.5 million for 1994. During the year ended December 31, 1995, the Company paid Adelphia a fee totaling $0.6 million in connection with the acquisition of Leadership Cable.

  The Company has periodically received funds from and advanced funds to Adelphia, and Syracuse Hilton Head Holdings, L.P. and Highland Holdings, partnerships controlled by the Rigas family. The Company was charged $9.4 million, $7.5 million and $6.6 million of interest on such net payables for 1994, 1995 and 1996, respectively. Amounts outstanding to Adelphia and its affiliates were $75.9 million, $38.6 million and $39.7 million, as of December 31, 1994, 1995 and 1996, respectively.

  At December 31, 1996, the Company has interest rate swaps with Adelphia for a notional amount of $140.0 million for receive fixed swaps. These swaps expire at various dates through 1998. The net effect of these interest rate swaps was to decrease interest expense by $0 million, $0.2 million and $2.6 million in 1994, 1995 and 1996, respectively.

  On March 31, 1994, the Company sold to Adelphia, rights to provide alternate access in its franchised areas and an investment in an unaffiliated partnership for a purchase price of $15.5 million. The sale resulted in the reduction of a payable to Adelphia of $15.5 million. Due to the common control of these entities, the excess of the sale price over the Company's carrying value has been credited directly in general partners' equity (deficiency).

  On June 30, 1994, the Company sold to Adelphia 85% of the common stock of Northeast Cable, Inc., a wholly-owned subsidiary, for a selling price of $31.9 million and assumption of notes payable to banks of $42.3 million. Adelphia paid $16.0 million in cash and the remainder resulted in a decrease of Adelphia's existing receivable from the Company.

  On March 29, 1996 Telesat and Global Acquisition Partners, L.P., a subsidiary of Adelphia, were added as co-borrowers to a certain credit facility of Highland Video Associates, L.P. ("Highland Video"), a partnership controlled by the Rigas family. The Company pledged its partnership interests in Telesat in favor of the banks at the time it was added as a co-borrower.

  With respect to acquisitions, partnership and related financing transactions between the Company and its partners. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                          DESCRIPTION OF SENIOR NOTES

GENERAL

  The New Notes, like the Old Notes, will be issued pursuant to the Indenture, dated November 12, 1996 (the "Indenture"), among the Company, Olympus Capital and Bank of Montreal Trust Company, as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the New Notes are substantially identical to the Old Notes in all material respects (including interest rate and maturity), except that (i) the New Notes will not be subject to the restrictions on transfer (other than with respect to holders that are broker-dealers, persons who participated in the distribution of the Old Notes or affiliates) and (ii) the Registration Rights Agreement covenants regarding registration and the related Liquidated Damages (other than those that have accrued and were not paid) with respect to Registration Defaults will have been deemed satisfied. The Senior Notes are subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture and Registration Rights Agreement is available as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." As used in this section, the term "Company" refers only to Olympus Communications, L.P. and not to its subsidiaries.

  As of the date of this Prospectus, $200,000,000 principal amount of the Old Notes was outstanding.

RANKING

  The Senior Notes rank senior in right of payment to all subordinated Indebtedness of the Company, if any, and pari passu with all future senior unsecured Indebtedness of the Company, if any.

  The Senior Notes will not be guaranteed by, or be the Obligation of, any of the Company's Subsidiaries other than Olympus Capital. Olympus Capital has no substantial assets and no operations of any kind and the Indenture limits Olympus Capital's ability to acquire or hold any significant assets or other properties or engage in any business activities other than in connection with the issuance of the Senior Notes.

  The Company is a holding company and all of its operations are conducted through its direct and indirect Subsidiaries. The Company will be dependent upon the dividends and distributions from such Subsidiaries to meet its own obligations, including its Obligations under the Senior Notes. As a result, the Senior Notes will be effectively subordinated to all existing and future Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. As of December 31, 1996, the total Indebtedness of the Company's Subsidiaries that is structurally senior to the Senior Notes, on an aggregate basis, was approximately $372.7 million and the total trade payables and other liabilities (excluding indebtedness due to affiliates and deferred income taxes) of the Company's Subsidiaries were approximately $51.0 million. See "Risk Factors--Holding Company Structure; Inability to Access Cash Flow."

  As of the date of the Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes are limited in aggregate principal amount to $200,000,000 and will mature on November 15, 2006. Interest on the Senior Notes will accrue at the rate of 10 5/8% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing May 15, 1997, to Holders of record on the immediately preceding May 1 and November 1. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to the Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes are issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  Except as described below, the Senior Notes are not redeemable at the Company's option prior to November 15, 2001. From and after November 15, 2001, the Company shall have the option to redeem the Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

     YEAR                                                             PERCENTAGE
     ----                                                             ----------
     2001............................................................  105.3125%
     2002............................................................  103.5417%
     2003............................................................  101.7708%
     2004 and thereafter.............................................  100.0000%

  Notwithstanding the foregoing, during the first 36 months after November 6, 1996, the Company may redeem up to an aggregate of $70 million in principal amount of Senior Notes at a redemption price of 110.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of an Initial Public Offering of Equity Interests in the Company; provided that at least $130 million in aggregate principal amount of Senior Notes remain outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption shall occur within 30 days of the date of the closing of such Initial Public Offering.

MANDATORY REDEMPTION

  Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on a date (the "Change of Control Payment Date") pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring.

  Other Indebtedness of the Company or its Subsidiaries may contain prohibitions of certain events that would constitute a Change of Control. In addition, in the event of an exercise by the Holders of Senior Notes of their right to require the Company to repurchase the Senior Notes, the Company's ability to pay cash to the Holders of Senior Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that the Company will have adequate financial resources to effect a required repurchase of the Senior Notes upon a Change in Control. The Company's failure to make a required repurchase of the Senior Notes upon a Change in Control would be an Event of Default under the Indenture.

  The definition of Change of Control includes a phrase relating to the sale, lease, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of applicable case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the New Notes to require the Company to repurchase such New Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

  "Adelphia" with respect to any securities, means Adelphia Communications Corporation, a Delaware corporation.

  "Adelphia Related Party" means any Subsidiary of Adelphia, but shall not include the Company or any Subsidiary of the Company if the Company otherwise becomes a Subsidiary of Adelphia.

  "Change of Control" means the occurrence of any of the following:

  (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act); or

  (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Rigas Principals, the Rigas Related Parties, the FPL Principals or the FPL Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of all Voting Equity Interests in the Company; or

  (iv) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is (a) that the FPL Principals and the FPL Related Parties are the "beneficial owners" (as defined above) of Equity Interests which represent less than 20% of the aggregate distributions which would be received by the Holders of all Equity Interests upon a liquidation of the Company or (b) that the FPL Principals and the FPL Related Parties are the "beneficial owners" of Voting Equity Interests that in the aggregate have less voting power than the aggregate Voting Equity Interests for which Adelphia or the Adelphia Related Parties are the "beneficial owners."

  "FPL Principals" with respect to any securities, means FPL Group, Inc., a Florida corporation.

  "FPL Related Party" means any subsidiary of FPL Group, Inc.

  "Rigas Principals" with respect to any securities, means (i) John J. Rigas, any descendant of John J. Rigas and any of their respective spouses, (ii) any estate of any person under clause (i) with respect to any such securities within such estate, (iii) any person who receives such securities from any estate under clause (ii) to the extent of such securities, (iv) any executor, personal administrator or trustee who holds such securities for the benefit of, or as fiduciary for, any Person under clauses (i), (ii) or (iii) to the extent of such securities.

  "Rigas Related Party" means (i) any corporation, partnership, limited liability company, business trust or other entity, for which no one Person beneficially owns Voting Equity Interests in such corporation, partnership, limited liability company, business trust or other entity greater than all of the Rigas Principals (taken in the aggregate) or (ii) any charitable foundation or organization a majority of the directors of which are Rigas Principals.

  ASSET SALES

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or issued or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash; provided that the amount of (a) any liabilities (as shown on the most recent balance sheet of the Company or such Restricted Subsidiary, as the case may be) of the

Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes) that are assumed by the transferee of any such assets pursuant to arrangements such that the Company and its Restricted Subsidiaries are not legally liable for such liabilities thereafter, (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary, as the case may be, from such transferee that are immediately converted by the Company or such Restricted Subsidiary, as the case may be, into cash (to the extent of the cash received) or Equity Interests or debt securities issued by a Person which has Investment Grade Senior Debt, shall be deemed to be cash for purposes of this provision and (c) assets or property received by the Company or any Restricted Subsidiary from the transferee that will be used by the Company or such Restricted Subsidiary in its business or Voting Equity Interests of a Person in its business received by the Company or such Restricted Subsidiary such that such Person becomes a Restricted Subsidiary shall be deemed to be cash for purposes of this paragraph.

  Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply such Net Proceeds to (i) reduce Indebtedness (and to correspondingly reduce commitments with respect to any revolving credit facility) such that the Debt to Cash Flow Ratio after such Asset Sale is lower than before such Asset Sale or (ii) to acquire, or cause a Restricted Subsidiary to acquire, assets useful to its business. Any Net Proceeds from Asset Sales (other than Equity Interests or debt securities issued by a Person which has Investment Grade Senior Debt) that are not applied or invested as provided in the first sentence of this paragraph will be deemed "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon, as of the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the amount that may be purchased from Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited under the Indenture. If the aggregate principal amount of Senior Notes tendered by Holders thereof exceeds the amount that may be purchased from Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis; provided that no Senior Notes of less than $1,000 in principal amount shall be purchased in part. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly (i) declare or pay any dividend or make any other payment or distribution on account of the Company's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect Holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Interests) of the Company), (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company that is not a Restricted Subsidiary of the Company, (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or is subordinated to the Senior Notes (other than Senior Notes), (iv) make any payment to Adelphia or any of its Affiliates (excluding the Company and its Restricted Subsidiaries) in respect of Management Fees, (v) make any principal, premium or interest payment on, or purchase, redeem, defease or otherwise acquire or retire for value any of the "Senior Debt" under the Partnership Agreement or any Indebtedness of the Company or any of its

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Restricted Subsidiaries that is held by Adelphia, FPL Group or any Affiliate or (vi) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (vi) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described below under the caption, "--Incurrence of Indebtedness and Issuance of Disqualified Interests;" and

  (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments declared or made after June 30, 1996 (excluding Restricted Payments permitted by clauses (ii), (iii), (iv) and (v) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of (1) an amount, if positive (otherwise, zero), equal to the Company's Consolidated Cash Flow from June 30, 1996 to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.4 times the Company's Consolidated Interest Expense from June 30, 1996 to the end of the Company's most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, plus (2) 100% of the aggregate amount of Capital Contributions received by the Company after June 30, 1996 (other than from (i) sales of Disqualified Interests, and (ii) Equity Interests sold to any of the Company's Subsidiaries) plus (3) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale since the date of the Indenture of debt securities or Disqualified Interests of the Company issued after the date of the Indenture that have been converted into Equity Interests of the Company (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company, and other than Disqualified Interests or debt securities that have been converted into Disqualified Interests) plus (iv) to the extent that any Restricted Investment that was made by the Company after the date of the Indenture is sold by the Company for cash or otherwise liquidated or repaid for cash, the amount of such cash received (less the cost of disposition, if any).

  The foregoing provisions will not prohibit: (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Interests); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net cash proceeds from, or in exchange for, an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent issuance (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Interests); provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (iv) the payment of Management Fees to Adelphia in an amount not to exceed the amount permitted to be paid under the terms of the Partnership Agreement in effect on the Issuance Date or (v) Restricted Investment not otherwise permitted by this covenant not to exceed $10

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

million in the aggregate, provided that, Restricted Payments under clauses
(iv) and (v) shall be permitted only if no Default or Event of Default has occurred and is continuing.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if (i) after giving effect to such designation no Default or Event of Default shall have occurred and be continuing, (ii) such Subsidiary after such designation does not have any Indebtedness other than Non-recourse Debt and (iii) after giving effect to such designation, the Company could incur $1.00 of Indebtedness pursuant to the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Interests." For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of designation and (b) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Subsidiary and that following such designation, no Default or Event of Default shall have occurred and be continuing.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. In each quarterly or annual report to the Trustee, the Company shall deliver to the Trustee an Officers' Certificate stating the amounts of all Restricted Payments during the applicable prior period, and whether such Restricted Payments were permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED INTERESTS

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not issue any Disqualified Interests and will not permit any of its Restricted Subsidiaries to issue any Disqualified Interests; provided, however, that the Company or its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Interests if:

  The Company's Debt to Cash Flow Ratio at the time of such incurrence of Indebtedness, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom as if the same had occurred at the beginning of the most recently ended fiscal quarter period of the Company for which internal financial statements are available, would have been no greater than: 7.0 to 1.0 for any Indebtedness incurred on or prior to November 15, 1998 and 6.5 to 1.0 for any Indebtedness incurred thereafter.

  The foregoing provisions will not apply to:

  (i) the incurrence by the Company of Indebtedness represented by the Senior Notes;

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

  (ii) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness that was permitted by the first paragraph of this covenant or clauses (i), (ii) or (iii) of this paragraph;

  (iii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

  (iv) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company or any of its Restricted Subsidiaries; provided, however, that (a) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly contractually subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to the Senior Notes and,
       (b)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

  (v) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness of such Person that is permitted by the terms of the Indenture to be outstanding; and

  (vi) the incurrence of Indebtedness by the Company or any Restricted Subsidiary of Indebtedness (in addition to Indebtedness otherwise permitted by this covenant) in an aggregate principal amount at any time outstanding under this clause (vi) not to exceed $10.0 million; and

  (vii) the incurrence of Nonrecourse Debt by any Unrestricted Subsidiary of the Company; provided, however, that if any such Indebtedness remains outstanding but ceases to be Non-recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary.

  If any Management Fees are not paid, the Company may defer and accrue such Management Fees provided that, (i) all such Management Fees deferred or paid for any period do not exceed the amount permitted to be paid under the covenant "Restricted Payments" for such period and (ii) any such deferred Management Fees are subject to a Management Fee Subordination Agreement that is in full force and effect and not being contested by any Person.

  If the Company or any Restricted Subsidiary shall have any Indebtedness outstanding that is owed to Adelphia, FPL Group or any of their Affiliates (other than the Company or any Restricted Subsidiary), then such Indebtedness shall be subject to a Subordination Agreement that is in full force and effect and not being contested by any Person.

  LIENS

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom to secure Indebtedness, except (i) Liens on assets of Subsidiaries (other than Olympus Capital) to secure Indebtedness permitted to be incurred by the Indenture, other than Indebtedness owed to an Affiliate of the Company, (ii) Liens on assets of Subsidiaries to secure Indebtedness under the Bank Credit Facilities, provided that, the principal amount of such Indebtedness is not greater than the maximum principal amount of Indebtedness

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

permitted to be incurred under the Bank Credit Facilities as of the date of this Indenture or permitted to be incurred under this Indenture and (iii) Liens on assets of the Company to secure Indebtedness permitted to be incurred by the Indenture, other than Indebtedness owed to an Affiliate of the Company, provided, that the Senior Notes are equally and ratably secured with such Indebtedness.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Equity Interests or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) provisions in instruments governing Indebtedness permitted to be incurred under the Indenture, provided that such provisions are, in the reasonable judgment of the Company, no more restrictive than similar provisions in debt or credit instruments then available to other companies in a similar line of business with a comparable credit risk, (b) the Indenture, the Senior Notes and the instruments or agreements governing the Existing Indebtedness, (c) applicable law, (d) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, or (e) the partnership agreements of the Restricted Subsidiaries as in effect on the date of the Indenture.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

  The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person or entity unless (i) the Company is the surviving entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee,
(iii) immediately after such transaction no Default or Event of Default exists, and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made and will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable one-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Disqualified Interests."

  TRANSACTIONS WITH AFFILIATES

  The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company, the relevant Restricted Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary, as the case may be, with an unrelated Person and (ii) the Company delivers to the Trustee with its regular quarterly or annual reports (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, if any, and
(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Holders of such Affiliate Transaction from a financial point of view issued by a nationally recognized investment banking, accounting or appraisal firm experienced in the appraisal or similar review of similar types of transactions; provided that (i) transactions in the ordinary course of business with customers and suppliers, (ii) transactions effected in accordance with the provisions of any of the Material Agreements pursuant to the terms thereof, as amended from time to time, provided that such terms are not economically more favorable to the Affiliate than the terms in effect on the date of the Indenture, (iii) any employment agreement entered into by the Company or any of its Restricted Subsidiaries, in the ordinary course of business and consistent with the past practice of the Company or such Subsidiary, (iv) transactions between or among the Company and/or its Restricted Subsidiaries and (v) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," in each case, shall not be deemed Affiliate Transactions.

  BUSINESS ACTIVITIES OF OLYMPUS CAPITAL

  The Indenture provides that Olympus Capital will not engage in any business other than in connection with its acting as an issuer of the Senior Notes, and Olympus Capital will not have any Investments or any Subsidiaries.

  LIMITATION ON STATUS AS INVESTMENT COMPANY

  The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, conduct its business in a fashion that would cause it to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940.

  PAYMENTS FOR CONSENT

  The Indenture provides that none of the Company or any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or agreed to be paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

  The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Senior Notes are outstanding, the Company will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the

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

Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Notes, (ii) default in the payment when due of the principal of, or premium, if any, on the Senior Notes, upon acceleration, repurchase or otherwise, (iii) failure by the Company to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments," or "--Incurrence of Indebtedness and Issuance of Disqualified Interests," (iv) failure by the Company for 60 days after written notice to comply with any of the other agreements in the Indenture or the Senior Notes, (v) a default which has not been waived or cured under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more, (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries that are Restricted Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to an offer to purchase or the payment of principal) if it determines that withholding notice is in their interest.

  If an Event of Default occurs prior to the maturity of the Senior Notes by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to maturity, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

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

  The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default relating to an offer to purchase (which would require 66 2/3% in principal amount of the Senior Notes then outstanding) or a Default or Event of Default relating to the payment of principal of the Senior Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No director, officer, employee, incorporator, stockholder, partner or member of the Company, Olympus Capital or any general partner of the Company (including Adelphia or FPL Group in any such capacity), as such, shall have any liability for any obligations of the Company or Olympus Capital under the Senior Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability, including any rights against any general partner of the Company in its capacity as general partner. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of and premium, if any, and interest and Liquidated Damages on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any and interest and Liquidated Damages on the outstanding Senior Notes on the stated maturity thereof, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for

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

federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit, (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

  The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraphs, the Indenture, the Senior Notes or the Registration Rights Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture, the Senior Notes or the Registration Rights Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a nonconsenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption

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

"--Repurchase at the Option of Holders"), (iii) reduce the rate or time of payment of interest on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any on the Senior Notes or (vii) make any change in the foregoing amendment and waiver provisions.

  Without the consent of at least 66 2/3% in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Notes), no waiver or amendment to the Indenture may make any change in the covenants described above under the captions "--Change of Control" and "--Asset Sales" (including by way of an amendment to any of the definitions used in any such covenants) that adversely affect the rights of any Holder of Notes.

  Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture, the Senior Notes or the Registration Rights Agreement to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  The Company, Olympus Capital and the Purchasers entered into the Registration Rights Agreement on November 12, 1996, the date of the closing of the sale of the Senior Notes offered hereby (the "Closing Date"). Pursuant to the Registration Rights Agreement, the Issuers agreed to use their reasonable efforts to file with the Commission on or prior to 90 days after the Closing Date the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Issuers will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who

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

are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes. If (i) the Issuers are not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Issuers on or prior to the 20th Business Day following consummation of the Exchange Offer that it (a) is prohibited by law or Commission policy from participating in the Exchange Offer or (b) may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (iii) any Holder of Transfer Restricted Securities is a broker-dealer and holds Senior Notes acquired directly from the Issuers or an affiliate of either of the Issuers, and shall so notify the Issuers, the Issuers will file with the Commission a Shelf Registration Statement to cover resales of the Senior Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers will use their best efforts to cause the applicable registration statement to be declared effective by the Commission within the applicable time period. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Note until (i) the date on which such Senior Note has been exchanged by a person other than a broker-dealer for an Exchange
Note in the Exchange Offer, (ii) following the exchange by a broker dealer in the Exchange Offer of a Senior Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Senior Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Securities Act. Notwithstanding the foregoing, at any time after Consummation (as defined in the Registration Rights Agreement) of the Exchange Offer, the Issuers may allow the Shelf Registration Statement to cease to be effective and usable if (i) the Board of Directors of the Company determines in good faith that such action is in the best interests of the Issuers, and the Issuers notify the Holders within a certain period of time after the Board of Directors of the Company makes such determination or (ii) the prospectus contained in the Shelf Registration Statement contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the period referred to in the Registration Rights Agreement during which the Shelf Registration Statement is required to be effective and usable will be extended by the number of days during which such registration statement was not effective or usable pursuant to the foregoing provisions.

  The Registration Rights Agreement provides that (i) the Issuers will use their reasonable efforts to file an Exchange Offer Registration Statement with the Commission on or prior to 90 days after the Closing Date, (ii) the Issuers will use their best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Closing Date (which 180-day period shall be extended for a number of days equal to the number of Business Days, if any, that the Commission is officially closed during such period), (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers will commence the Exchange Offer and use their best efforts to issue on or prior to 30 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Senior Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, the Issuers will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 60 days after such filing obligation arises and to cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 90 days after such filing obligation arises. If (a) the Issuers fail to file either of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) either of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) the Issuers fail to consummate the

Exchange Offer within 30 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) subject to the last sentence of the preceding paragraph, the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then, subject to the last sentence of the preceding paragraph, the Issuers will pay Liquidated Damages to each Holder of Transfer Restricted Securities, with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum on the principal amount of Senior Notes constituting Transfer Restricted Securities held by such Holder. The amount of the Liquidated Damages will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of 2.0% per annum on the principal amount of Senior Notes constituting Transfer Restricted Securities. All accrued Liquidated Damages will be paid by the Issuers in cash on each Damages Payment Date to the Global Note Holder (and any Holder of Certificated Securities who has given wire transfer instructions to the Issuers at least 10 Business Days prior to the Damages Payment Date) by wire transfer of immediately available funds and to all other Holders of Certificated Securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Senior Notes will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

  The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Issuers.

  Except as described above under "--Amendment, Supplement and Waiver," the Senior Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and repurchase offers, and for purposes of this "Description of Senior Notes" (except under this caption, "-- Registration Rights; Liquidated Damages") all reference herein to "Senior Notes" shall be deemed to refer collectively to the Senior Notes and any Exchange Notes, unless the context otherwise requires.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Olympus Communications, L.P., Main at Water Street, Coudersport, Pennsylvania 16915;
Attention: Controller.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Adelphia" means Adelphia Communications Corporation, a Delaware corporation.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory and other current assets in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue of Equity Interests of any of the Company's Restricted Subsidiaries or sale of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1,000,000 or (b) for net proceeds in excess of $500,000. Notwithstanding the foregoing: (i) a transfer of assets by any Person to a Restricted Subsidiary of such Person, or by a Restricted Subsidiary of any Person to such Person or to another Restricted Subsidiary of such Person; (ii) an issuance of Equity Interests by a Restricted Subsidiary of any Person to such Person or to another Restricted Subsidiary of such Person; and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Restricted Payments" will not be deemed to be Asset Sales.

  "Bank Facilities" means that certain Revolving Credit Facility, dated as of May 12, 1995 among Adelphia Cable Partners, L.P., Southeast Florida Cable, Inc., West Boca Acquisition Limited Partnership, the lenders from time to time party thereto, and the agents thereto and that certain Amended and Restated Credit Agreement dated as of March 29, 1996 by and among Highland Video Associates, L.P., Telesat Acquisition Limited Partnership, Global Acquisition Partners, L.P., the lenders from time to time party thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith.

  "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

  "Board of Directors" means (i) the board of directors of the Managing General Partner of the Company, for so long as the Company is a partnership and (ii) the Person or Persons performing functions for the Company similar to those performed by the board of directors of a corporation otherwise.

  "Capital Contributions" means (i) the sale of Equity Interests of the Company for cash proceeds or (ii) cash capital contributions to the Company.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition.

  "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

  "Consolidated Annualized Cash Flow" means, with respect to any Person for any period, the product (a) the Consolidated Cash Flow of such Person for the most recently completed fiscal quarter for which internal financial statements are available, times (b) four.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) the Tax Amount and the amount of other taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such amounts were deducted in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) Management Fees to the extent that such Management Fees were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP, plus (vi) the Consolidated Cash Flow of any Unrestricted Subsidiary to the extent actually paid to the Company or any Restricted Subsidiary and not otherwise included in the Company's Consolidated Cash Flow.

  "Consolidated Gross Revenues" means, with respect to any Person for any period, the gross revenues of such Person and its consolidated Restricted Subsidiaries for such period on a consolidated basis and in accordance with GAAP.

  "Consolidated Indebtedness" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the aggregate liquidation value of all Disqualified Interests of such Person and all preferred Equity Interests of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

  "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the amount of consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments on any series of preferred Equity Interests of such Person or any of its Restricted Subsidiaries, times
(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person (or, in the case of a Person that is a partnership or a limited liability company, the combined federal, state and local tax rate to which such Person would be subject if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income), expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; provided however, that Consolidated Interest Expense shall exclude interest expense on Indebtedness owed to an Affiliate of the Company the payment of which would constitute a Restricted Payment and which Indebtedness is subject to a Subordination Agreement.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and
(iii) the cumulative effect of a change in accounting principles shall be excluded.

  "Debt to Cash Flow Ratio" means, with respect to any Person as of any date of determination (the "Calculation Date"), the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Annualized Cash Flow of such Person for the most recent full fiscal quarter ending immediately prior to such date for which internal financial statements are available, determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by such Person and its Restricted Subsidiaries from the beginning of such one-quarter period through and including such date of determination (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such one-quarter period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the one-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (ii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or business disposed of prior to the Calculation Date, shall be excluded.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Interest" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Senior Notes mature.

  "Equity Interests" means (i)(a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than stock appreciation rights and similar "phantom" stock rights) and
(ii) all warrants, options or other rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing).

  "Existing Indebtedness" means, Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture until such amounts are repaid.

  "FPL Group" means FPL Group, Inc., a Florida corporation.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, without duplication, any Indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or representing any Hedging Obligations, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any Indebtedness of any other Person; provided, however, Indebtedness shall not include (i) any Indebtedness owed to an Affiliate of the Company, the payment of interest, principal or premium thereon in cash would constitute a Restricted Payment and which is subject to a Subordination Agreement or (ii) any Indebtedness of Telesat Acquisition Limited Partnership ("Telesat"), in excess of the amount attributed to Telesat in accordance with GAAP, pursuant to that certain Amended and Restated Credit Agreement dated as of March 29, 1996 among Highland Video Associates, L.P., Telesat, Global Acquisition Partners, L.P. and the Lenders from time to time party thereto, and any refinancing thereof.

  "Initial Public Offering" means a public offering of Equity Interests of the Company registered under the Securities Act resulting in such Equity Interests becoming listed on the New York Stock Exchange, the American Stock Exchange or quoted on a Nasdaq automated quotation system.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If any Person or any Restricted Subsidiary of such Person sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of such Person such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the referent Person, the referent Person shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interest of such Restricted Subsidiary not sold or disposed of.

  "Investment Grade Senior Debt" means, with respect to any Person, Indebtedness of such Person which has been rated with an investment grade rating by Moody's Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor's Rating Group (or any successor to the rating agency), respectively.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Management Fee" means any management fee or reimbursement of expenses or overhead paid by the Company or any of its Subsidiaries to Adelphia or any of its Affiliates (other than the Company and its Restricted Subsidiaries).

  "Management Fee Subordination Agreement" means an agreement to subordinate any Management Fees pursuant to an agreement substantially in the form attached as Annex A to the Indenture.

  "Managing General Partner" means ACP Holdings, Inc., a Delaware corporation, or any successor thereto as managing general partner of the Company under the Partnership Agreement.

  "Material Agreements" means the Partnership Agreement.

  "Net Income" means, with respect to any Person, (i) the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain, together with any related provision for taxes or the Taxable Income on such gain, realized in connection with (1) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (2) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain, together with any related provision for taxes on such extraordinary or nonrecurring gain, less (ii) in the case of any Person that is a partnership or a limited liability company, the Tax Amount of such Person for such period.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Nonrecourse Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking or agreement to maintain a net worth or other financial well being of such Unrestricted Subsidiary), (b) is directly or indirectly liable as guarantor, or (c) constitutes the lender; and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any Holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interests or assets of the Company or any Restricted Subsidiary (other than the Equity Interests of an Unrestricted Subsidiary).

  "Obligations" means any principal, interest (including post-petition interest, whether or not an allowable claim), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Olympus Capital" means Olympus Capital Corporation, a Delaware corporation, and any successor thereto as obligor under the Indenture and the Senior Notes.

  "Partnership Agreement" means the Second Amended and Restated Limited Partnership Agreement of the Company, dated as of February 28, 1995, by and among ACP Holdings, Inc., Cable GP, Inc., and Cable LP III, Inc., and as amended from time to time.

  "Permitted Investments" means, with respect to any Person, (i) any Investment in such Person or in a Restricted Subsidiary of such Person, (ii) any Investment in Cash Equivalents, (iii) any Investment in another Person (the "Investment Recipient") by such Person or any Restricted Subsidiary of such Person, if as a result of such Investment (a) such Investment Recipient becomes a Restricted Subsidiary of such Person or (b) such Investment Recipient is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, such Person or a Restricted Subsidiary of such Person, (iv) any Investment created as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders-Asset Sales," (v) any Investment that is made solely with net cash proceeds of the sale or with the exchange of (other than to a Restricted Subsidiary of the Company) of Equity Interests (other than Disqualified Interests) of the Company; provided that the amount of any such net cash proceeds that are so utilized for such Investment shall be excluded from clause (c)(2) of the first paragraph of the covenant described above under the caption, "--Restricted Payments" and (vi) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (vi) that are at the time outstanding, not to exceed $1.0 million.

  "Permitted Refinancing Indebtedness" means any Indebtedness of any Person or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of such Person or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such

Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and premium incurred in connection therewith), (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is Indebtedness of the Company or any of its Restricted Subsidiaries that is contractually subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is expressly contractually subordinated in right of payment to the prior payment in full in cash of all Obligations with respect to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and (iv) such Indebtedness is incurred either by the Company or by the Person who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Regulation D" means Regulation D promulgated under the Securities Act.

  "Regulation S" means Regulation S promulgated under the Securities Act.

  "Regulation S Global Note" means the Regulation S Temporary Global Note or the Regulation S Permanent Global Note, as applicable.

  "Regulation S Permanent Global Note" means a permanent global note that is deposited with and registered in the name of the Depository or its nominee, representing a series of Senior Notes sold in reliance on Regulation S.

  "Regulation S Temporary Global Note" means a temporary global note that is deposited with and registered in the name of the Depositary or its nominee, representing a series of Senior Notes sold in reliance on Regulation S.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means with respect to any Person, any Subsidiary of that Person that has not been designated an "Unrestricted Subsidiary" under the Indenture.

  "Rule 144A" means Rule 144A promulgated under the Securities Act.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Subordination Agreement" means a subordination agreement substantially in the form attached as Annex B to the Indenture.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

  "Tax Amount" means, with respect to any Person for any period, the combined federal, state and local taxes that would be paid by such Person if it were a Delaware corporation filing separate tax returns with respect to its Taxable Income for such Period; provided, however, that in determining the Tax Amount, the effect thereon of any net operating loss carryforwards or other carryforwards or tax attributes, such as alterative minimum tax carryforwards, that would have arisen if such Person were a Delaware corporation shall be taken into account. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from such Person's reorganization as, or change in status to, a corporation.

  "Taxable Income" means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided, that (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, (ii) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (iii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.

  "Unrestricted Subsidiary" means any Subsidiary, other than Adelphia Cable Partners Limited Partnership, that is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture.

  "Voting Equity Interests" means, (i) with respect to the Company while it is a partnership, any Equity Interests in the Company entitled to consent or vote on any matter under the Partnership Agreement that is not in the discretion of the Managing General Partner thereof, and (ii) with respect to any other Person or the Company if it is not a partnership, Equity Interests of that Person that is ordinarily entitled to have the voting power to elect the Board of Directors of that Person, whether at all times or only so long as no senior class of securities has voting power by reason of a contingency.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the New Notes will initially be issued in the form of one or more registered notes in global form (the "New Global Note," and together with the global notes representing the Old Notes, the "Global Note"). The New Global Note will be deposited on the Exchange Date with, or on behalf of, the Depositary and registered in the name of the Global Note Holder. See "Exchange Offer."

  DTC has advised the Company that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect

Participants. The ownership interests and transfer of ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

  DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Purchasers with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes). Holders are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to such extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

  Payments in respect of the principal of and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Senior Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or
(ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

  EXCHANGE OF BOOK-ENTRY NOTES FOR CERTIFICATED SENIOR NOTES

  A Global Note is exchangeable for definitive Senior Notes in registered certificated form if (i) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Senior Notes in certificated form or (iii) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the Senior Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Senior Notes upon request but only upon at least

20 days prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated Senior Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

  EXCHANGE OF CERTIFICATED SENIOR NOTES FOR BOOK ENTRY NOTES

  Senior Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Senior Notes as described under "Notice to Investors."

  Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes, and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

SAME-DAY SETTLEMENT AND PAYMENT

  The Indenture requires that payments in respect of the Senior Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note custodian. With respect to Senior Notes issued in definitive form, the Company will make all payments of principal, premium, interest and Liquidated Damages, if any, by mailing a check to each such Holder's registered address, provided that all payments with respect to Senior Notes have an aggregate principal amount of $1,000 or more, the Holders of which have given wire transfer instructions to the Company at least ten business days prior to the applicable payment date, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. See "-- Principal, Maturity and Interest." The Senior Notes represented by the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Notes also will be settled in immediately available funds.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is a summary of certain federal income tax considerations relevant to the exchange of the Old Notes for the New Notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended, (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the New Notes. The following discussion assumes that holders hold the Old Notes and the New Notes as capital assets within the meaning of Section 1221 of the Code.

  The Company has not sought and will not seek any rulings from the IRS with respect to the positions of the Company discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the Old Notes for the New Notes or that any such position would not be sustained.

  The tax treatment of a holder may vary depending on his or its particular situation or status. This summary does not address the tax consequences to taxpayers who are subject to special rules such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign entities and individuals, persons holding Old Notes or New Notes as a part of a hedging or conversion transaction or a straddle and holders whose "functional currency" is not the U.S. dollar, or aspects of federal income taxation that may be relevant to a prospective investor based upon such investor's particular tax situation. In addition, the description does not consider the effect of any applicable foreign, state, local or other tax laws.

  EACH HOLDER SHOULD CONSULT HIS OR ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR IT OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

EXCHANGE

  The exchange of the New Notes for Old Notes should not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss should be recognized by holders upon receipt of the New Notes. For purposes of determining gain or loss upon the subsequent exchange of New Notes, a holder's basis in the New Notes will be the same as a holder's basis in the Old Notes exchanged therefor. Holders should be considered to have held the New Notes from the time of their original acquisition of the Old Notes. As used herein, the term "Senior Note" refers to both an Old Note and a New Note received in exchange therefor.

INTEREST ON THE NEW NOTES

  A holder of a New Note will be required to report as income for federal income tax purposes interest earned on a New Note in accordance with the holder's method of tax accounting. A holder of a New Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues. A cash basis holder must include interest in income when cash payments are received by (or made available to) such holder.

MARKET DISCOUNT

  If a holder acquired an Old Note at a market discount (i.e., at a price less than the stated redemption price at maturity of the Old Note), the Old Note is subject to the market discount rules of the Code unless the market discount is de minimis. Market discount is de minimis if it is less than one quarter of one percent of the principal amount of the Old Note multiplied by the number of complete years to maturity after the holder acquired the Old Note. If the holder exchanges an Old Note that has more than de minimis market discount for a New Note, the New Note also will be subject to the market discount rules of the Code. New Notes purchased by a subsequent purchaser also will be subject to the market discount rules if the New Notes are purchased with more than a de minimis amount of market discount. Notes that have more than de minimis market discount are herein referred to as "Market Discount Notes."

  Any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the Market Discount Note. Alternatively, a holder may elect to include market discount in income currently over the life of the Market Discount Note. Such an election shall apply to all debt instruments with market discount acquired by the holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.

  Market discount will accrue on a straight-line basis unless the holder elects to accrue market discount on a constant yield to maturity basis. Such an election shall apply only to the Market Discount Note with respect to which it is made and may not be revoked without the consent of the IRS. A holder who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to a Market Discount Note in an amount not exceeding the accrued market discount on the Market Discount Note until the maturity or disposition of the Market Discount Note.

AMORTIZABLE BOND PREMIUM

  A holder that purchased an Old Note for an amount in excess of its principal amount may elect to treat such excess as "amortizable bond premium," in which case the amount required to be included in the holder's income each year with respect to interest on the Old Note will be reduced by the amount of amortizable bond premium allocable (based on the yield to maturity of the Old
Note) to such year. If a holder made an election to amortize bond premium with respect to an Old Note and exchanges the Old Note for a New Note pursuant to the Exchange Offer, the election will apply to the New Note. A holder who exchanges an Old Note for which an election has not been made for a New Note, and a subsequent purchaser of a New Note, may also elect to amortize bond premium if the holder acquired the Note for an amount in excess of its principal amount. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and is irrevocable without the consent of the IRS.

DISPOSITION OF THE NOTES

  Subject to the market discount rules discussed above, a holder of Senior Notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of such securities equal to the difference between (i) the amount of cash and the fair market value of the property received (except to the extent attributable to the payment of accrued interest) and (ii) the holder's adjusted tax basis in the securities. Gain or loss recognized will be capital gain or loss provided the Notes are held as capital assets by the holder, and will be long-term capital gain or loss if the holder has held such securities (or is treated as having held such securities) for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  Holders of the Senior Notes may be subject to backup withholding at a rate of 31% with respect to interest paid on the Senior Notes unless such holder
(a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the requirements of the backup withholding rules.

  The Company will report to the holders of the Senior Notes and the IRS the amount of any "reportable payment" for each calendar year and amount of tax withheld, if any, with respect to payments on the Senior Notes.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF THE SENIOR NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS).

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 365 days after the Expiration Date or until all participating broker-dealers have so resold.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concession from any such broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker-dealer that participates in a distribution of New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer, and to the best of the Company's information and belief, each person participating in the Exchange Offer is acquiring the New Notes in its ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Notes to be received in the Exchange Offer.

                                 LEGAL MATTERS

  The validity of the New Notes will be passed upon on behalf of the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, the balance sheet of Olympus Capital Corporation as of December 31, 1996 and the balance sheet of ACP Holdings, Inc. as of March 31, 1996 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein.

  The consolidated financial statements of WB Cable as of December 31, 1994 and 1993 and for the two years then ended included in this prospectus have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein.

  The financial statements of Leadership as of December 31, 1994 and 1995 and for the years then ended included in this prospectus have been audited by Geo.
S. Olive & Co. LLC, independent auditors, as stated in such report appearing herein.

  Such financial statements of the Company, Olympus Capital Corporation, ACP Holdings, Inc., WB Cable and Leadership are included herein in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

Independent Auditors' Report..............................................   F-2
Consolidated Balance Sheets, December 31, 1995 and 1996 ..................   F-3
Consolidated Statements of Operations, Years Ended December 31, 1994, 1995
 and 1996.................................................................   F-4
Consolidated Statements of Partners' Equity (Deficiency), Years Ended
 December 31, 1994, 1995 and 1996.........................................   F-5
Consolidated Statements of Cash Flows, Years Ended December 31, 1994, 1995
 and 1996.................................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
OLYMPUS CAPITAL CORPORATION
Independent Auditors' Report..............................................  F-20
Balance Sheet, December 31, 1996..........................................  F-21
Notes to Balance Sheet....................................................  F-22
ACP HOLDINGS, INC.
Independent Auditors' Report..............................................  F-23
Balance Sheets, March 31, 1996 and unaudited December 31, 1996............  F-24
Notes to Balance Sheets...................................................  F-25
WB CABLE ASSOCIATES, LTD
Report of Independent Auditors............................................  F-27
Consolidated Balance Sheet, December 31, 1993 and 1994....................  F-28
Consolidated Statement of Operations, Years Ended December 31, 1993 and
 1994.....................................................................  F-29
Consolidated Statement of Partners' Equity, Years Ended December 31, 1993
 and 1994.................................................................  F-30
Consolidated Statement of Cash Flows, Years Ended December 31, 1993 and
 1994.....................................................................  F-31
Notes to Consolidated Financial Statements................................  F-32
LEADERSHIP CABLE DIVISION OF FAIRBANKS COMMUNICATIONS, INC.
Independent Auditor's Report..............................................  F-35
Balance Sheet, December 31, 1994 and 1995.................................  F-36
Statement of Income and Division Equity, Years Ended December 31, 1994 and
 1995.....................................................................  F-37
Statement of Cash Flows, Year Ended December 31, 1994 and 1995............  F-38
Notes to Financial Statements.............................................  F-39

                         INDEPENDENT AUDITORS' REPORT

Olympus Communications, L.P.:

  We have audited the accompanying consolidated balance sheets of Olympus Communications, L.P. and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, partners' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Olympus Communications, L.P. and subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 26, 1997

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                            DECEMBER 31,
                                                         --------------------
                                                           1995       1996
                                                         ---------  ---------
ASSETS:
Cable systems, at cost, net of accumulated depreciation
 and amortization:
  Property, plant and equipment......................... $ 203,129  $ 225,775
  Intangible assets.....................................   280,873    350,411
                                                         ---------  ---------
    Total...............................................   484,002    576,186
Cash and cash equivalents...............................    32,677     26,466
Subscriber receivables--net.............................     7,838     10,491
Prepaid expenses and other assets--net..................     9,392     27,078
                                                         ---------  ---------
    Total............................................... $ 533,909  $ 640,221
                                                         =========  =========
LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY):
Notes payable to banks.................................. $ 419,000  $ 309,000
10 5/8% Senior Notes due 2006...........................       --     200,000
Other debt..............................................       809     63,713
Accounts payable........................................    14,261     15,122
Subscriber advance payments and deposits................     3,957      5,426
Accrued interest and other liabilities..................    12,992     30,429
Accrued priority return on preferred limited partner
 interests..............................................    19,269     20,476
Due to affiliates--net..................................    38,613     39,667
Deferred income taxes...................................    43,552     40,587
                                                         ---------  ---------
    Total liabilities...................................   552,453    724,420
Commitments and contingencies (Note 5)
Partners' equity (deficiency):
  Limited partners' interests...........................   396,630    407,669
  General partners' equity (deficiency).................  (415,174)  (491,868)
                                                         ---------  ---------
    Total partners' equity (deficiency).................   (18,544)   (84,199)
                                                         ---------  ---------
    Total............................................... $ 533,909  $ 640,221
                                                         =========  =========

                See notes to Consolidated Financial Statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
Revenues........................................  $ 93,421  $120,968  $159,870
Business interruption revenue...................     1,037        --       --
                                                  --------  --------  --------
   Total........................................    94,458   120,968   159,870
                                                  --------  --------  --------
Operating expenses:
 Direct operating and programming...............    22,369    37,494    48,598
 Selling, general and administrative............    18,708    23,912    28,974
 Depreciation and amortization..................  36,703    31,953      40,446
 Management fees to Managing Affiliate..........     6,302     6,334     8,839
                                                  --------  --------  --------
   Total........................................    84,082    99,693   126,857
                                                  --------  --------  --------
Operating income................................    10,376    21,275    33,013
                                                  --------  --------  --------
Other income (expense):
 Interest expense...............................   (22,889)  (29,217)  (40,748)
 Interest expense--affiliates...................    (9,373)   (7,501)   (6,600)
 Other income (expense).........................       585       (15)      401
                                                  --------  --------  --------
   Total........................................   (31,677)  (36,733)  (46,947)
                                                  --------  --------  --------
Loss before income taxes and extraordinary loss.   (21,301)  (15,458)  (13,934)
Income tax benefit (expense)....................       276    (2,824)    2,984
                                                  --------  --------  --------
Loss before extraordinary loss..................   (21,025)  (18,282)  (10,950)
Extraordinary loss on early retirement of debt
 (net of income tax benefit of $486)............       --     (1,109)      --
                                                  --------  --------  --------
Net loss........................................   (21,025)  (19,391)  (10,950)
Priority return on preferred and senior limited
 partner interests..............................   (61,923)  (63,358)  (65,644)
Net loss allocated to redeemable limited
 partners.......................................     5,000       --        --
Accretion requirement of redeemable limited
 partners.......................................    (5,885)      --        --
                                                  --------  --------  --------
Net loss of general and limited partners after
 priority return and accretion requirements.....  $(83,833) $(82,749) $(76,594)
                                                  ========  ========  ========
Loss per general and limited partners' unit
 before extraordinary loss and after priority
 return and accretion requirements..............  $ (8,383) $ (8,164) $ (7,659)
Extraordinary loss per general and limited
 partners' unit on early retirement of debt.....       --       (111)      --
                                                  --------  --------  --------
Net loss per general and limited partners' unit
 after
 priority return and accretion requirements.....  $ (8,383) $ (8,275) $ (7,659)
                                                  ========  ========  ========

                See notes to Consolidated Financial Statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY)

                             (DOLLARS IN THOUSANDS)

                                                                    TOTAL
                                          LIMITED    GENERAL   PARTNERS' EQUITY
                                          PARTNERS  PARTNERS     (DEFICIENCY)
                                          --------  ---------  ----------------
Balance, December 31, 1993............... $    --   $(452,115)    $(452,115)
  Excess of sale price over carrying
   value of assets
   sold to affiliates....................      --      41,943        41,943
  Net loss of general partner after
   priority return and accretion
   requirements..........................      --     (83,833)      (83,833)
  Capital distribution...................      --        (100)         (100)
                                          --------  ---------     ---------
Balance, December 31, 1994...............      --    (494,105)     (494,105)
  Intercompany advances converted to
   general
   partners' equity (deficiency).........      --      49,974        49,974
  Redeemable preferred limited partner
   interests
   converted to general partners' equity
   (deficiency)..........................      --      51,101        51,101
  Accrued priority return converted to
   general
   partners' equity (deficiency).........      --     142,300       142,300
  Excess of obligation for redeemable
   limited partner interest over carrying
   value of investment exchanged to
   satisfy such obligation...............      --       4,754         4,754
  Excess of ascribed value over
   historical cost
   of assets contributed by Telesat......      --     (86,349)      (86,349)
  Issuance of preferred limited partner
   interests.............................  376,625        --        376,625
  Issuance of limited and senior limited
   partner interests.....................   20,005        --         20,005
  Net loss of general and limited
   partners
   after priority return.................      --     (82,749)      (82,749)
  Capital distribution...................      --        (100)         (100)
                                          --------  ---------     ---------
Balance, December 31, 1995...............  396,630   (415,174)      (18,544)
  Net loss of general and limited
   partners
   after priority return.................      --     (76,594)      (76,594)
  Issuance of preferred limited partner
   interests ............................   65,711        --         65,711
  Capital distributions..................  (54,672)      (100)      (54,772)
                                          --------  ---------     ---------
Balance, December 31, 1996............... $407,669  $(491,868)    $ (84,199)
                                          ========  =========     =========

                See notes to Consolidated Financial Statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1994      1995       1996
                                                 --------  ---------  ---------
Cash flows from operating activities:
 Net loss......................................  $(21,025) $ (19,391) $ (10,950)
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Depreciation................................    19,132     22,593     25,507
   Amortization................................    17,571      9,360     14,939
   Extraordinary loss on debt retirement
    (net of income tax benefit)................       --       1,109        --
   Accretion of non-interest bearing note......       --         --       6,207
   Changes in operating assets and
    liabilities, net of effects of
    acquisitions and divestitures:
     Subscriber receivables....................       398     (1,026)    (2,653)
     Prepaid expenses and other assets.........    (2,722)    (2,505)   (16,318)
     Accounts payable..........................     4,590      2,729        861
     Subscriber advance payments and deposits..       368        581      1,469
     Accrued interest and other liabilities....     3,333     (8,113)    17,314
   Deferred business interruption proceeds.....    (1,037)       --         --
   Deferred income taxes.......................      (323)     2,824     (2,965)
                                                 --------  ---------  ---------
Net cash provided by operating activities......    20,285      8,161     33,411
                                                 --------  ---------  ---------
Cash flows from investing activities:
 Business acquisitions, net of cash acquired...       --     (85,853)   (42,327)
 Expenditures for property, plant and
  equipment....................................   (23,916)   (21,498)   (28,117)
 Proceeds from sale of assets to affiliates....    43,318        --         --
                                                 --------  ---------  ---------
Net cash provided by (used for) investing
 activities....................................    19,402   (107,351)   (70,444)
                                                 --------  ---------  ---------
Cash flows from financing activities:
 Proceeds from debt............................       --     438,000    324,500
 Repayments of debt............................   (11,871)  (336,094)  (235,018)
 Costs associated with debt financing..........       --      (4,872)    (6,215)
 Payments of priority returns..................   (22,300)   (37,341)   (64,438)
 Amounts advanced (to) from affiliates.........   (16,362)    32,724      1,054
 Issuance of preferred limited partner
  interests....................................       --      39,125     65,711
 Capital distributions.........................      (100)      (100)   (54,772)
                                                 --------  ---------  ---------
Net cash (used for) provided by financing
 activities....................................   (50,633)   131,442     30,822
                                                 --------  ---------  ---------
(Decrease) increase in cash and cash
 equivalents...................................   (10,946)    32,252     (6,211)
Cash and cash equivalents, beginning of year...    11,371        425     32,677
                                                 --------  ---------  ---------
Cash and cash equivalents, end of year.........  $    425  $  32,677  $  26,466
                                                 ========  =========  =========
Supplemental disclosure of cash flow activity--
 Cash payments for interest....................  $ 31,377  $  38,057  $  38,283
                                                 ========  =========  =========

                See notes to Consolidated Financial Statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)


1. THE PARTNERSHIP AND BASIS OF PRESENTATION:

  Olympus Communications, L.P. and subsidiaries ("Olympus") is a joint venture limited partnership formed under the laws of Delaware with 50% of the outstanding voting interests held by ACP Holdings, Inc., ("ACP Holdings"), a wholly-owned subsidiary of Adelphia Communications Corporation ("Adelphia") and managing general partner of Olympus. As described below, effective February 28, 1995, the remaining 50% of the voting interest is held by various Telesat entities ("Telesat") which are wholly-owned subsidiaries of FPL Group, Inc. ("FPL"). Olympus' operations consist primarily of selling video programming which is distributed to subscribers in Florida for a monthly fee through a network of fiber optic and coaxial cables.

  The consolidated financial statements include the accounts of Olympus and its substantially wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  On June 30, 1994, Adelphia acquired from Olympus 85% of the common stock of Northeast Cable, Inc. ("Northeast") for a purchase price of $31,875 and assumption of notes payable to banks of $42,300. Northeast owns cable television systems serving approximately 36,500 subscribers in eastern Pennsylvania. Of the purchase price, $16,000 was paid in cash and the remainder resulted in a decrease in Olympus' then existing amount payable to Adelphia. No gain or loss was recognized on this transaction. The consolidated statements of operations and cash flows for Olympus include the operations of Northeast for the six months ended June 30, 1994.

  On February 28, 1995, Olympus entered into a Liquidation Agreement with the Gans Family ("Gans"), an Olympus limited partner. Under this Liquidation Agreement, Gans agreed to exchange their redeemable limited partner interests in Olympus for the remaining 15% of the common stock of Northeast held by Olympus. Concurrently with the closing of the Liquidation Agreement, ACP Holdings, Olympus, Telesat and certain shareholders of Adelphia entered into an investment agreement (the "Telesat Investment Agreement") whereby Telesat contributed to Olympus substantially all of the assets associated with certain cable television systems, serving approximately 50,000 subscribers in southern Florida, in exchange for general and limited partner interests of $5, Senior Limited Partner ("SLP") interests of $20,000 and $112,500 of newly issued 16.5% preferred limited partner ("PLP") interests.

  Prior to the Telesat Investment Agreement, Olympus had obligations to Adelphia for intercompany advances, redeemable PLP interests, and accrued priority return on redeemable PLP interests. In conjunction with the Telesat Investment Agreement, Adelphia contributed $49,974 of the intercompany advances, $51,101 of the existing redeemable PLP interests and all of the then existing accrued priority return on the redeemable PLP interests to general partners' equity (deficiency). Adelphia then exchanged its remaining redeemable PLP interests for $225,000 of new PLP interests. Also, Senior Debt (as defined in the Telesat Investment Agreement) owed by Olympus to Adelphia of $40,000 remained outstanding after consummation of the Telesat Investment Agreement.

  On March 28, 1996, ACP Holdings, Telesat, Olympus, Adelphia and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Telesat Investment Agreement and the Olympus Partnership Agreement. The amendment provided for the repayment of certain amounts owed to Telesat totaling $20,000, the release of certain obligations of Telesat to

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

Olympus and the reduction of Telesat's PLP and accrued priority return balances by $20,000. The amendment further provided for a $40,000 distribution to Adelphia as a reduction of its PLP interest and accrued priority return balances. These repayments and distributions were made on March 29, 1996 and were funded through internally generated funds and borrowings by a subsidiary of Olympus
(see Note 3).

  On April 3, 1995, Olympus purchased all of the cable and security systems of WB Cable Associates, Ltd. ("WB Cable") serving approximately 44,000 cable and security subscribers for a purchase price of $82,000. WB Cable provides cable service from one headend and security services from one location in West Boca Raton, Florida. Of the purchase price, $77,000 was paid in cash and $5,000 was paid in Adelphia Class A Common Stock. The acquisition, which was accounted for under the purchase method of accounting, was financed principally through additional borrowings under Olympus subsidiaries' credit agreement (see Note
3).

  On January 5, 1996, Olympus acquired all of the southeast Florida cable systems of the Leadership Cable division of Fairbanks Communications, Inc. ("Leadership Cable"), which at the acquisition date, served approximately 50,000 cable and security subscribers for a purchase price of $95,800. Leadership Cable provides cable service and security services in and around West Palm Beach, Florida. The purchase price consisted of $40,000 in cash and a $70,000 non-interest bearing discount seller note due December 30, 1997. This note was recorded at $55,800 at acquisition and will accrete to the $70,000 face amount. The acquisition was accounted for under the purchase method of accounting.

  The following unaudited financial information assumes that all of the aforementioned contribution/acquisition transactions had occurred at the beginning of each of the years ended December 31, 1994 and 1995.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                            ------------------
                                                              1994      1995
                                                            --------  --------
Revenues................................................... $145,177  $146,264
Loss before extraordinary loss and priority return on
 preferred and senior limited partner interests............  (24,539)  (27,534)
Net loss of general and limited partners after priority
 return....................................................  (87,347)  (92,882)
Net loss per general and limited partners' unit after
 priority return...........................................   (8,735)   (9,288)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Subscriber Revenues

  Subscriber revenues are recorded in the month the service is provided.

  Subscriber Receivables

  An allowance for doubtful accounts of $411 and $612 is recorded as a reduction of subscriber receivables at December 31, 1995 and 1996, respectively.

  Programming Expense

  Adelphia allocates charges from programmers to affiliates (including Olympus) based on the number of subscribers to each programming service. In 1994 Adelphia allocated charges from programmers to affiliates (including Olympus) based on cost reductions under programming contracts from incremental subscribers, as well as the number of subscribers to each programming service, the effect of which was to reduce programming expense by $3,250.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)


  Property, Plant and Equipment

  Property, plant and equipment are comprised of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
Operating plant and equipment............................... $272,968  $315,610
Real estate and improvements................................    4,564     4,592
Support equipment...........................................    5,102     6,104
Construction in progress....................................   12,026    16,057
                                                             --------  --------
                                                              294,660   342,363
Accumulated depreciation....................................  (91,531) (116,588)
                                                             --------  --------
                                                             $203,129  $225,775
                                                             ========  ========

  Depreciation is computed on the straight-line method using estimated useful lives of 5 to 12 years for operating plant and equipment and 3 to 20 years for support equipment and buildings. Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor, and interest. Olympus capitalized interest amounting to $346 for each of the years ended December 31, 1995 and 1996, respectively.

  Intangible Assets

  Intangible assets, net of accumulated amortization, are comprised of the following:

                                                                 DECEMBER 31,
                                                               -----------------
                                                                 1995     1996
                                                               -------- --------
   Purchased franchises....................................... $254,186 $306,770
   Goodwill...................................................   13,661   17,645
   Purchased subscriber lists.................................   12,951   25,950
   Non-compete agreements.....................................       75       46
                                                               -------- --------
                                                               $280,873 $350,411
                                                               ======== ========

  A portion of the aggregate purchase price of cable television systems acquired has been allocated to purchased franchises, purchased subscriber lists, non-compete agreements and goodwill. Purchased franchises and goodwill are amortized on the straight-line method over periods which range from 34 to 40 years. Purchased subscriber lists are amortized on the straight-line method over the average periods that the listed subscribers are expected to receive service from the date of acquisition, which range from 7 to 10 years. The non-compete agreements are amortized over their contractual lives, which range from 2 to 5 years. Accumulated amortization of intangible assets amounted to $78,940 and $91,165 at December 31, 1995 and 1996, respectively.

  Amortization of Other Assets

  Deferred debt financing costs are amortized over the term of the related debt. The unamortized amount included in prepaid expenses and other assets was $4,964 and $10,403 at December 31, 1995 and 1996, respectively.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)


  Asset Impairments

  Olympus periodically reviews the carrying value of its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of assets may not be recoverable. Measurement of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

  Noncash Financing and Investing Activities

  Capital leases entered into during 1995 and 1996 totaled $341 and $1,147, respectively. There were no material capital leases entered into during 1994. Reference is made to Notes 1 and 4 for descriptions of additional noncash financing and investing activities.

  Net Loss Per General and Limited Partner Unit After Priority Return

  Net loss per general and limited partner unit after priority return and accretion requirements is based upon the weighted average number of general and limited partner units outstanding of 10.0 for all periods presented.

  Cash and Cash Equivalents

  Olympus considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Derivative Financial Instruments

  Net settlement amounts under interest rate swap agreements are recorded as adjustments to interest expense during the period incurred (see Note 3).

  Franchise Expense

  The typical term of the Company's franchise agreements upon renewal is 10 years. Franchise fees range from 3% to 5% of subscriber revenue and are expensed currently.


  Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. DEBT:

  Notes Payable to Banks

  Notes payable to banks of Olympus' subsidiaries is comprised of amounts drawn under credit agreements with banks, which totaled $419,000 and $309,000 at December 31, 1995 and 1996, respectively.

  On May 12, 1995, certain Olympus subsidiaries (the "Borrowers") entered into a $475,000 revolving credit facility with several banks, maturing December 31, 2003. Interest rates charged are based upon one or more of the following options: prime rate plus 0% to .75% or Eurodollar rate plus .625% to 1.75%. The weighted average interest rate on notes payable to the banks, including the effect

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

of interest rate hedging arrangements, was 7.11% and 6.51% at December 31, 1995 and 1996, respectively. Interest on outstanding borrowings is generally payable on a quarterly basis.

  Initial borrowings under the revolving credit facility were used to repay the Borrowers' existing notes payable to banks and accrued interest. An extraordinary loss on early retirement of debt of $1,109, net of income tax benefit of $486, was recognized for the year ended December 31, 1995 which represents the unamortized deferred financing costs related to such notes at the date of refinancing.

  Borrowings under this credit arrangement are collateralized by substantially all of the assets of the Borrowers. The agreement limits, among other things, additional borrowings, investments, transactions with affiliates, payment of distributions and fees, and requires the maintenance of certain financial ratios by the Borrowers. At December 31, 1996, Management believes that the Borrowers were in compliance with the agreement's convenants. The agreement also provides that advances and contributions from affiliates may be returned to the affiliate to the extent contributed or advanced from the closing date of the loan.

  The amount of actual borrowings available under the facility is based upon achieving certain levels of operating performance. The Borrowers will pay commitment fees at the annual rate of .375% on unused principal. The credit facility provides for mandatory reductions in the revolving loan commitment, in increasing quarterly amounts, commencing June 30, 1997 through December 31, 2003. On the dates of such mandatory commitment reductions, the Borrowers are obligated to repay outstanding loans in excess of the remaining total commitment.

  On March 29, 1996, an affiliate of Olympus (the "Affiliate") amended and restated its $200 million credit agreement with several banks maturing September 30, 2004 to include Global Acquisition Partners, L.P., ("Global") (a subsidiary of Adelphia) and Telesat Acquisition, L.P. ("Telesat Acquisition") (a subsidiary of Olympus) as co-borrowers (the Affiliate, Telesat Acquisition and Global collectively, the "Borrowing Group"). Initial borrowings of $39,500 by Telesat Acquisition under the credit agreement were used to pay a portion of the distributions to Adelphia and Telesat (see Note 1). The terms of the agreement permit Telesat Acquisition to borrow up to $39,500. Borrowings under this credit arrangement are collateralized by substantially all of the assets of the Borrowing Group. Each of the co-borrowers is liable for all borrowings under this credit agreement although the lenders in this credit agreement have no recourse against Olympus other than Olympus' interest in Telesat Acquisition. The agreement stipulates, among other things, limitations on additional borrowings, investments, transactions with affiliates, payments of dividends and fees, and requires the maintenance of certain financial ratios by the Borrowing Group. At December 31, 1996, Management believes that the Borrowing Group was in compliance with the agreement's convenants. The agreement also provides that advances and contributions from affiliates may be returned to the affiliates to the extent contributed or advanced from the closing date of the loan. Interest rates charged are based upon one or more of the following options: (1) prime rate plus 0% to 1%, (2) LIBOR plus .75% to 2%, or (3) the certificate of deposit rate plus .875% to 2.125%.

  The amount of actual borrowings under the facility is based upon achieving certain levels of operating performance. The Borrowing Group will pay commitment fees at the annual rate of .375% on unused principal. The credit agreement provides for mandatory reductions in the revolving loan commitment, in increasing quarterly amounts, commencing December 31, 1998 through September 30, 2004. On the dates of such mandatory commitment reductions, the Borrowing Group is obligated to repay outstanding loans in excess of the remaining total commitment.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  Approximately $166.2 million of the net assets of Olympus' subsidiaries would be permitted to be transferred to Olympus in the form of dividends and loans without the prior approval of the lenders based upon the results of operations of such subsidiaries for the three months ended December 31, 1996. The subsidiaries are permitted to pay management fees to Olympus or other subsidiaries. Such fees are limited to a percentage of the subsidiaries' revenues.

  10 5/8% Senior Notes

  On November 12, 1996, Olympus issued $200,000 of 10 5/8% Senior Notes (the "Senior Notes") in a private placement. Net proceeds, after payment of transaction costs, of approximately $195,000 were used to reduce amounts outstanding on Olympus' subsidiaries' notes payable to banks. Interest is payable semi-annually commencing May 15, 1997. The Senior Notes are unsecured and are due November 15, 2006. Olympus may redeem up to $70,000 of the Senior Notes at 110.625% of principal through November 6, 1999. Commencing November 15, 2001, Olympus may redeem the Senior Notes in whole or in part at 105.3125% of principal declining annually to par on November 15, 2004. Holders of the Senior Notes have the right to require Olympus to redeem their Senior Notes at 101% upon a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, repurchase of equity interests, transactions with affiliates and the sale of assets. The Indenture also provides for payment to the note holders of liquidated damages of up to 2% per annum of the Senior Notes principal if Olympus does not file a registration statement or cause such registration statement to become effective within a prescribed time period with respect to an offer to exchange the Senior Notes for a new issue of debt securities registered under the Securities Act of 1933, with terms substantially the same as those of the Senior Notes. The new issue of debt securities is expected to be recorded at the same carrying value as the Senior Notes and, accordingly, no gain or loss is expected to be recognized.

  Management intends to fund Olympus' debt maturities through borrowings under new credit agreements and internally generated funds. Changing conditions in the financial markets may have an impact on how Olympus will refinance its debt in the future.

  Other Debt

  As of December 31, 1995 and 1996, other debt consists of purchase money indebtedness and capital leases incurred in connection with the acquisition of, and are collateralized by, certain equipment. The interest rate on such debt is based on the Federal Funds rate plus 1.4% and is adjusted monthly based on changes in the Federal Funds rate. As of December 31, 1996, other debt also includes the seller note, due December 30, 1997, discussed in Note 1.

  The following table sets forth the mandatory reductions in principal under all agreements for indebtedness at December 31 for each of the next five years based on amounts outstanding at December 31, 1996:

      December 31, 1997................................................. $62,007
      December 31, 1998.................................................   --
      December 31, 1999.................................................   --
      December 31, 2000.................................................  38,250
      December 31, 2001.................................................  80,750

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

 Interest Rate Swaps and Caps

  Olympus has entered into interest rate swap agreements and interest rate cap agreements with banks and an affiliate (see Note 9) to reduce the impact of changes in interest rates on its bank debt and its Senior Notes. Olympus enters into pay-fixed agreements to effectively convert a portion of its variable-rate debt to fixed-rate debt. Olympus enters into receive-fixed agreements to effectively convert a portion of its fixed-rate debt to variable-rate debt which is indexed to LIBOR. Interest rate cap agreements are used to reduce the impact of increases in interest rates on variable rate debt. Olympus is exposed to credit loss in the event of nonperformance by the banks and the affiliate. Olympus does not expect any such nonperformance. The following table summarizes the notional amounts outstanding and weighted average interest rate data for all swaps and caps which expire 1996 through 2000.

                                                               DECEMBER 31,
                                                             ------------------
                                                               1995      1996
                                                             --------  --------
PAY FIXED SWAPS
Notional amount............................................. $155,000  $115,000
Average receive rate........................................     5.88%     5.57%
Average pay rate............................................     6.76%     6.48%
RECEIVE FIXED SWAPS
Notional amount............................................. $140,000  $140,000
Average receive rate........................................     7.58%     7.58%
Average pay rate............................................     5.77%     5.55%
INTEREST RATE CAPS
Notional amount.............................................  $75,000   $75,000
Average cap rate............................................     7.50%     7.50%

4. LIMITED PARTNERS' INTERESTS AND GENERAL PARTNERS' EQUITY (DEFICIENCY):

  16.5% Redeemable PLP Interests

  The redeemable PLP interests issued to Adelphia, totaling $276,101 at December 31, 1994, were non-voting, senior to claims represented by other partner interests and provided for a priority return of 16.5% per annum (payable quarterly). In the event that any priority return was not paid when due, such unpaid amounts accrued additional return at a rate of 18.5% per annum. As a result of the February 28, 1995 Telesat Investment Agreement (see
Note 1), $225,000 of the redeemable PLP interests were converted to new PLP interests as described below, and $51,101 of the redeemable PLP interests and $142,300 of the unpaid priority return were converted to general partners' equity (deficiency).

  Redeemable Limited Partner Interests

  As a result of the Liquidation Agreement entered into on February 28, 1995 between Gans and Olympus, Gans exchanged their redeemable limited partnership interest in Olympus for 15% of the common stock of Northeast (see Note 1).

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  The following summarizes activity related to the redeemable limited partners for the three years ended December 31, 1996:

Balance, December 31, 1993.............................................. $ 5,000
  Net loss allocated to redeemable limited partners.....................  (5,000)
  Accretion requirements to redeemable limited partners.................   5,885
                                                                         -------
Balance, December 31, 1994..............................................   5,885
  Exchange of redeemable limited partner interests......................  (5,885)
                                                                         -------
Balance, December 31, 1995 and 1996..................................... $   --
                                                                         =======

  Preferred, Senior, Limited and General Partnership Interests

  On February 28, 1995, as a result of the Telesat Investment Agreement (as described in Note 1), $337,500 of new Preferred Limited Partner interests, $20,000 of Senior Limited Partner interests and $5 of Limited Partner interests were issued to Adelphia and Telesat as summarized in the table below:

                                                      Adelphia Telesat   Total
                                                      -------- -------- --------
16.5% Preferred Limited Partner Interests............ $225,000 $112,500 $337,500
16.5% Senior Limited Partner Interests...............      --    20,000   20,000
General and Limited Partner Interests................      --         5        5
                                                      -------- -------- --------
  Total.............................................. $225,000 $132,505 $357,505
                                                      ======== ======== ========

  In addition, on various dates during the years ended December 31, 1995 and 1996, additional Preferred Limited Partner interests were issued for cash of $39,125 and $65,711, respectively.

  The Preferred Limited Partner interests are non-voting, do not participate in the profits and losses of the partnership and provide for a priority return of 16.5% per annum (payable quarterly). In the event that any priority return is not paid when due, such unpaid amounts accrue additional return at a rate of 16.5% per annum.

  The Senior Limited Partner interests held by Telesat are non-voting, senior to claims represented by all other partner interests and provide for a priority return of 16.5% per annum (payable quarterly). In the event that any priority return is not paid when due, such unpaid amounts accrue additional return at a rate of 16.5% per annum.

  On March 28, 1996, ACP Holdings, Telesat, Olympus, Adelphia and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Telesat Investment Agreement and the Olympus Partnership Agreement. The amendment provides for the repayment of certain amounts owed to Telesat totaling $20,000, the release of certain obligations of Telesat to Olympus and the reduction of Telesat's PLP and accrued priority return balances by $20,000. The amendment further provides for a $40,000 distribution to Adelphia as a reduction of its PLP and accrued priority return balances. These repayments and distributions were made on March 29, 1996 and were funded through internally generated funds and borrowings by a subsidiary of Olympus.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  Allocation of Profits, Losses and Distributions

  Prior to February 28, 1995, the general partner and limited partners of Olympus generally shared in net income and losses of Olympus based upon their respective percentage ownership of partnership voting units except for certain special allocation provisions set forth in the Olympus partnership agreement in effect at the time. As specified in the partnership agreement, after the holders of the PLP interests received a return of their capital plus 16.5% per annum priority return, distributions by Olympus were made in the following order: (i) to partners holding voting units (other than Adelphia) until each partner received an 18% compounded return on its investment; (ii) to Adelphia until it received an 18% compounded return on its investment in the voting units; (iii) to Adelphia as managing general partner, to the special limited partners and to the partners holding voting units until each partner holding voting units received a 24% compounded return on its investment; and (iv) to Adelphia as managing general partner, to the special limited partners and to the partners holding voting units.

  On and after February 28, 1995, profits and losses of Olympus for income tax purposes are allocated 99% to the limited partner of Olympus and 1% to the managing general partner of Olympus until the aggregate profits allocated to the limited partner equals the aggregate losses allocated to the limited partner, at which time the managing general partner receives two-thirds, and the limited partner of Olympus receives one-third of the net income and losses of Olympus. As specified in the partnership agreement, allocations will be made in the following order to the holders of the: (i) Senior Limited Partner Interests; (ii) Special Limited Partner Interests, if any, and (iii) Preferred Limited Partner Interests. Such allocations will equal a return of their capital plus 16.5% per annum priority return less any priority return previously paid. After such allocations, distributions by Olympus will be made in the following order: (i) 99% of any remaining amount will be distributed two-thirds to the managing general partner and any partner holding voting units acquired directly or indirectly from the managing partner, pro rata, and one-third to partners holding the remaining voting units and; (2) thereafter pro rata to all partners holding voting units. At December 31, 1996, 10 voting units were outstanding of which five were held by ACP Holdings, the managing general partner; and five were held by Telesat, the general and limited partners.

5. COMMITMENTS AND CONTINGENCIES:

  Olympus rents office space, tower sites, and space on utility poles under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $1,036, $1,379 and $1,495 for 1994, 1995 and 1996, respectively.

  In connection with certain obligations under existing franchise agreements, Olympus obtains surety bonds guaranteeing performance to municipalities and public utilities. Payment is required only in the event of nonperformance. Olympus has fulfilled all of its obligations such that no payments under surety bonds have been required.

  During the period July 1, 1993 through July 26, 1996, Olympus had a program to self insure for casualty and business interruption insurance. This program was part of an aggregate agreement between Olympus and its subsidiaries in which Olympus provided insurance for casualty and business interruption claims of up to $10,000 and $20,000 per claim, respectively, for each subsidiary. Effective July 26, 1996, Olympus was insured by an outside party for casualty and business interruption.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  The cable television industry and Olympus are subject to extensive regulation at the federal, state and local levels. Pursuant to the 1992 Cable Act, which significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, the FCC has adopted rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, and (ii) associated equipment and installation services based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The original rate regulations became effective on September 1, 1993. Several amendments to the rate regulations have subsequently been added.

  The FCC has adopted regulations implementing virtually all of the requirements of the 1992 Cable Act. The FCC is also likely to continue to modify, clarify or refine the rate regulations. The Telecommunications Act of 1996 (the "1996 Act") deregulates the rates for cable programming services on March 31, 1999. Olympus cannot predict the effect of the 1996 Act on future rulemaking proceedings or changes to the rate regulations.

  Effective September 1, 1993, as a result of the 1992 Cable Act, Olympus repackaged certain existing cable services by adjusting rates for basic service and introducing a new method of offering certain cable services. Olympus adjusted the basic service rates and related equipment and installation rates in all of its systems in order for such rates to be in compliance with the applicable benchmark or equipment and installation cost levels. Olympus also implemented a program in all of its systems called "CableSelect" under which most of Olympus's satellite-delivered programming services were offered individually on a per channel basis, or as a group at a price of approximately 15% to 20% below the sum of the per channel prices of all such services. For subscribers who elected to customize their channel lineup, Olympus provided, for a monthly rental fee, an electronic device located on the cable line outside the home, enabling a subscriber's television to receive only those channels selected by the subscriber. These basic service rate adjustments and the CableSelect program were also implemented in all systems managed by Olympus. Olympus believes CableSelect provided increased programming choices to its subscribers while providing flexibility to Olympus to respond to future changes in areas such as customer demand and programming. Olympus no longer offers the CableSelect program in any of its systems.

  A letter of inquiry, one of at least 63 sent by the FCC to numerous cable operators, was received by Olympus regarding the implementation of this new method of offering services. Olympus responded in writing to the FCC's inquiry. On November 18, 1994, the FCC released amended rules under which, on a prospective basis, any a la carte package will be treated as a regulated tier, except for packages involving premium services. Also, on November 18, 1994, the Cable Services Bureau of the FCC issued a decision holding that the "CableSelect" program was an evasion of the rate regulations and ordered this package to be treated as a regulated tier. This decision, and all other letters of inquiry decisions, were principally decided on the number of programming services moved from regulated tiers to "a la carte" packages. Olympus has appealed this decision to the full Commission which affirmed the Cable Service Bureau's decision. Olympus has sought reconsideration of the decision.

  Certain other cable television companies that utilized a la carte packages have recently reached settlement/resolution with the FCC on this issue. Olympus believes that in view of this experience with

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (DOLLARS IN THOUSANDS)

other operators, resolution of these differences is possible, consistent with the terms and conditions of those earlier resolutions. Adelphia has engaged in discussions with the Cable Services Bureau of the FCC regarding a settlement of all outstanding rate proceedings involving "a la carte" packages, including those offered by the Olympus systems. A proposed settlement has been made available for public comment by the FCC. Management currently estimates there will not be any significant costs to Olympus associated with the resolution of this matter. While Olympus cannot predict the ultimate outcome or effect of this matter, management of Olympus does not expect the ultimate outcome of this matter to have a material adverse effect on Olympus's financial position and results of operations. Also, no assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on Olympus. Olympus is currently unable to predict the effect that the amended regulations, future FCC treatment of a la carte packages or other future FCC rulemaking proceedings will have on its business and results of operations in future periods.

6. EMPLOYEE BENEFIT PLANS:

  Olympus participates in an Adelphia savings plan (401(k)) which provides that eligible full-time employees may contribute from 2% to 20% of their pre-tax compensation subject to certain limitations. Olympus matches contributions not exceeding 1.5% of each participant's pre-tax compensation. During the years ended 1994, 1995 and 1996, no significant matching contributions were made by Olympus.

7. TAXES ON INCOME:

  Certain wholly-owned subsidiaries of Olympus are corporations that file separate federal and state income tax returns. At December 31, 1996, these subsidiaries had net operating loss carryforwards for federal income tax purposes of approximately $184,000 expiring through 2011.

  Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) operating loss and tax credit carryforwards.

  The tax effects of significant items comprising Olympus' net deferred tax liability as of December 31, 1995 and 1996 are as follows:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
DEFERRED TAX LIABILITIES:
  Differences between book and tax basis of property, plant
   and equipment and intangible assets..................... $ 93,740  $ 91,703
                                                            --------  --------
DEFERRED TAX ASSETS:
  Operating loss carryforwards.............................   66,395    71,145
  Other....................................................      (51)       47
  Valuation allowance......................................  (16,156)  (20,076)
                                                            --------  --------
    Subtotal...............................................   50,188    51,116
                                                            --------  --------
Net deferred tax liability................................. $ 43,552  $ 40,587
                                                            ========  ========

  The net change in the valuation allowance for the year ended December 31, 1996 was an increase of $3,920.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  The income tax benefit (expense) for years ended December 31, 1994, 1995 and 1996 is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            --------------------
                                                            1994  1995     1996
                                                            ---- -------  ------
Federal:
  Current.................................................. $--  $   --   $   19
  Deferred.................................................  234  (2,184)  2,386
State:
  Current..................................................  --      --      --
  Deferred.................................................   42    (640)    579
                                                            ---- -------  ------
                                                            $276 $(2,824) $2,984
                                                            ==== =======  ======

  Reconciliations between the statutory federal income tax rate and Olympus' effective income tax rate as a percentage of loss before income taxes and extraordinary loss are as follows:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                            ------------------
                                                            1994   1995   1996
                                                            ----   ----   ----
Statutory federal income tax rate.......................... (35%)  (35%)  (35%)
Change in valuation allowance..............................  25%    (5%)   26%
Operating losses passed through to partners................   9%    54%    (9%)
State taxes, net of federal benefit........................   0%     4%    (3%)
                                                            ---    ---    ---
Effective income tax rate..................................  (1%)   18%   (21%)
                                                            ===    ===    ===

8. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Included in Olympus' financial instrument portfolio are cash, notes payable and interest rate swaps and caps. The carrying values of the notes payable approximate their fair values at December 31, 1996. At December 31, 1995 and 1996, Olympus would have received approximately $3,034 and $2,571, respectively, to settle its interest rate swap and cap agreements, representing the excess of fair value over carrying cost of these agreements. The fair values of the debt and interest rate swaps and caps were based upon quoted market prices of similar instruments or on rates available to Olympus for instruments of the same remaining maturities.

9. TRANSACTIONS WITH RELATED PARTIES:

  Olympus has an agreement with a subsidiary of Adelphia which provides for the payment of management fees by Olympus. The amount and payment of these fees is subject to restrictions contained in the partnership agreements. Prior to January 1, 1995, Olympus also reimbursed Adelphia for direct operating costs, which amounted to $1,477 for 1994. During the year ended December 31, 1995, Olympus paid Adelphia a fee totaling $646 in connection with the acquisition of Leadership Cable.

  Olympus has periodically received funds from and advanced funds to Adelphia and other affiliates. Olympus was charged $9,373, $7,501 and $6,600 of interest on such net payables for 1994, 1995 and 1996, respectively.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            (DOLLARS IN THOUSANDS)

  At December 31, 1996, Olympus had interest rate swaps with an affiliate for a notional amount of $140,000 for Receive Fixed Swaps. These swaps expire at various dates through 1998. The net effect of these interest rate swaps was to decrease interest expense by $0, $244 and $2,554 in 1994, 1995 and 1996, respectively.

  Olympus has agreements with affiliates to provide for the payment of management fees to Olympus equal to a percentage of the affiliates' revenues. Such fees, which are included in revenues, amounted to $1,356, $29 and $50 for 1994, 1995 and 1996, respectively.

  On March 31, 1994, Olympus sold to Adelphia, rights to provide alternate access in its franchised areas and an investment in an unaffiliated partnership for a purchase price of $15,500. The sale resulted in the reduction of a payable to Adelphia of $15,500. Due to the common control of these entities, the excess of the sale price over Olympus' carrying value has been credited directly in general partners' equity (deficiency).

  On June 30, 1994, Olympus sold to Adelphia 85% of the common stock of Northeast Cable, Inc., a wholly-owned subsidiary, for a selling price of $31,875 and assumption of notes payable to banks of $42,300. Adelphia paid $16,000 in cash and the remainder resulted in a decrease of Adelphia's then existing receivable from Olympus.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Olympus Capital Corporation:

  We have audited the accompanying balance sheet of Olympus Capital Corporation (a wholly-owned subsidiary of Olympus Communications, L.P.) as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Olympus Capital Corporation as of December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
March 26, 1997

                          OLYMPUS CAPITAL CORPORATION
          (A WHOLLY-OWNED SUBSIDIARY OF OLYMPUS COMMUNICATIONS, L.P.)

                                 BALANCE SHEET
                               DECEMBER 31, 1996

   ASSETS:
     Cash.................................................................. $10
                                                                            ---
     Total Assets.......................................................... $10
                                                                            ===
   STOCKHOLDER'S EQUITY:
     Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding.......................................................... $10
                                                                            ---
     Total Stockholder's Equity............................................ $10
                                                                            ===




                          See notes to Balance Sheet.

                          OLYMPUS CAPITAL CORPORATION
          (A WHOLLY-OWNED SUBSIDIARY OF OLYMPUS COMMUNICATIONS, L.P.)

                            NOTES TO BALANCE SHEET

1. THE COMPANY:

  Olympus Capital Corporation, (the "Company"), a Delaware corporation, was formed on October 18, 1996 and is a wholly-owned subsidiary of Olympus Communications, L.P. (the "Partnership").

  The Partnership contributed $10 to the Company on October 18, 1996 in exchange for 1,000 shares of common stock. There have been no other transactions involving the Company, other than as described in Note 2.

2. 10 5/8% SENIOR NOTES:

  On November 12, 1996, the Company and the Partnership issued $200,000,000 of 10 5/8% Senior Notes (the "Senior Notes") in a private placement. The funds were received by the Partnership and the obligation for the Senior Notes has been recorded by the Partnership. Net proceeds, after payment of transaction costs, of approximately $195,000,000 were used to reduce amounts outstanding on the Partnership's subsidiaries' notes payable to banks. The Senior Notes are unsecured and are due November 15, 2006. Interest is payable semi-annually commencing May 15, 1997. The Partnership may redeem up to $70,000,000 of the Senior Notes at 110.625% of principal through November 6, 1999. Commencing November 15, 2001, the Partnership may redeem the Senior Notes in whole or in part at 105.3125% of principal declining annually to par on November 15, 2004. Holders of the Senior Notes have the right to require the Partnership to redeem their Senior Notes at 101% upon a Change of Control (as defined in the Indenture). The Indenture stipulates, among other things, limitations on additional borrowings, payment of dividends or distributions, repurchase of equity interests, transactions with affiliates and the sale of assets. The Indenture also provides for payment to the note holders of liquidated damages of up to 2% per annum of the Senior Notes principal if a registration statement is not filed or such registration statement is not effective within a prescribed time period with respect to an offer to exchange the Senior Notes for a new issue of debt securities registered under the Securities Act of 1933, with terms substantially the same as those of the Senior Notes.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
ACP Holdings, Inc.:

  We have audited the accompanying balance sheet of ACP Holdings, Inc. (a wholly-owned subsidiary of Adelphia Communications Corporation) as of March 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of ACP Holdings, Inc. as of March 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
December 16, 1996

                               ACP HOLDINGS, INC.
       (A WHOLLY-OWNED SUBSIDIARY OF ADELPHIA COMMUNICATIONS CORPORATION)

                                 BALANCE SHEETS
                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNT)


                                                         MARCH 31,  DECEMBER 31,
                                                           1996         1996
                                                         ---------  ------------
                                                                    (UNAUDITED)
ASSETS:
  Due from affiliates................................... $     488   $     488
                                                         =========   =========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY):
  Losses and distributions in excess of investment in
   and advances to Olympus Communications, L.P.......... $  93,563   $  96,081
                                                         ---------   ---------
  Stockholder's equity (deficiency):
   Common stock, $.01 par value, 1,000 shares
      authorized, issued and outstanding................        --          --
   Additional paid-in capital...........................   119,897     124,847
   Accumulated deficit..................................  (212,972)   (220,440)
                                                         ---------   ---------
    Total stockholder's equity (deficiency).............   (93,075)    (95,593)
                                                         ---------   ---------
     Total liabilities and stockholder's equity
      (deficiency)...................................... $     488   $     488
                                                         =========   =========




                          See notes to Balance Sheets.

                              ACP HOLDINGS, INC.
      (A WHOLLY-OWNED SUBSIDIARY OF ADELPHIA COMMUNICATIONS CORPORATION)

                            NOTES TO BALANCE SHEETS
              (INFORMATION AS TO DECEMBER 31, 1996 IS UNAUDITED)
                            (DOLLARS IN THOUSANDS)

1. THE COMPANY:

  ACP Holdings, Inc. ("ACP"), a Delaware corporation, is a wholly-owned subsidiary of Adelphia Communications Corporation ("'Adelphia"). ACP is the managing general partner of Olympus Communications, L.P. ("Olympus"), a joint venture partnership between ACP and various wholly-owned subsidiaries of FPL Group, Inc. ("FPL Group").

2. UNAUDITED INTERIM INFORMATION:

  In the opinion of management, the accompanying unaudited interim financial information as of December 31, 1996 contains all adjustments, consisting of only normal recurring accruals necessary for a fair presentation of the data as of such date. This information does not include all footnotes which would be required for complete financial statements prepared in accordance with generally accepted accounting principles.

3. INVESTMENT IN OLYMPUS:

  ACP's investment in Olympus comprises both limited and general partner interests. The general partner interest represents a 50% voting interest in Olympus and is being accounted for using the equity method. Under this method, ACP's investment, initially recorded at the historical cost of contributed property, is adjusted for subsequent capital contributions and its share of the losses of the partnership as well as its share of the accretion requirements of the partnership's interests.

  The limited partner interest represents a preferred interest ("PLP") entitled to a 16.5% annual return. The PLP interests are nonvoting and are senior to claims of certain other partner interests. Olympus is not required to pay the entire 16.5% return currently and priority return on PLP interests is recognized as income by ACP when received.

  The following table summarizes ACP's investment in and advances to Olympus:

                                                        MARCH 31,  DECEMBER 31,
                                                          1996         1996
                                                        ---------  ------------
                                                                   (UNAUDITED)
PLP interests.......................................... $ 222,860   $ 258,442
Losses and distributions in excess of general partner
 investment............................................  (316,423)   (354,523)
                                                        ---------   ---------
                                                        $ (93,563)  $ (96,081)
                                                        =========   =========

  On March 28, 1996, ACP, FPL Group, Olympus, and certain shareholders of Adelphia entered into an agreement which amended certain aspects of the Olympus Partnership Agreement. The amendment provides for, among other things, a $40,000 distribution to ACP as a reduction of its PLP interest and a payment of priority return. These distributions and payments were made on March 29, 1996 and were funded through internally generated funds and borrowings by a subsidiary of Olympus.

                              ACP HOLDINGS, INC.
      (A WHOLLY-OWNED SUBSIDIARY OF ADELPHIA COMMUNICATIONS CORPORATION)

                            NOTES TO BALANCE SHEETS
              (INFORMATION AS TO DECEMBER 31, 1996 IS UNAUDITED)
                            (DOLLARS IN THOUSANDS)

  The major components of the financial position of Olympus as of March 31 and December 31, 1996 and the results of its operations for the three and twelve months ended March 31 and December 31, 1996, respectively, were as follows:

                                                         MARCH 31,  DECEMBER 31,
                                                           1996         1996
                                                        ----------- ------------
                                                        (UNAUDITED)
      BALANCE SHEET DATA
        Property, plant and equipment--net ...........   $ 221,381    $225,775
        Total assets..................................     625,243     640,221
        Notes payable.................................     514,500     572,713
        Total liabilities.............................     706,239     724,420
        Limited partners' interests...................     354,295     407,669
        General partners' equity (deficiency).........    (435,291)   (491,868)
      STATEMENT OF OPERATIONS DATA
        Revenues .....................................   $  39,088    $159,870
        Operating income .............................       8,265      33,013
        Net loss .....................................      (2,845)    (10,950)
        Net loss of general and limited partners after
         priority return and accretion requirements...     (20,067)    (76,594)

4. TAXES ON INCOME:

  ACP files a consolidated federal income tax return with Adelphia. Due to the consolidated net operating loss of Adelphia and its subsidiaries, ACP does not record a current federal income tax liability. At March 31, 1996, ACP had net operating loss carryforwards for federal income tax purposes of approximately $14,053 expiring through 2009. The deferred income tax asset attributable to the net operating loss carryforwards of approximately $4,900 has been entirely offset by a valuation allowance.

                        REPORT OF INDEPENDENT AUDITORS

The Partners
WB Cable Associates, Ltd.

  We have audited the accompanying consolidated balance sheet of WB Cable Associates, Ltd. as of December 31, 1994 and 1993, and the related consolidated statements of operations, partners' equity and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of WB Cable Associates, Ltd. at December 31, 1994 and 1993, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Denver, Colorado
February 3, 1995

                           WB CABLE ASSOCIATES, LTD.

                           CONSOLIDATED BALANCE SHEET

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
ASSETS:
Cash and cash equivalents.............................. $ 7,432,642 $ 6,177,352
Subscriber accounts receivable, less allowance for
 doubtful
 accounts of $224,176 (1993--$234,012)
  Cable television.....................................     298,733     228,885
  Security.............................................     132,314     107,611
                                                        ----------- -----------
                                                            431,047     336,496
Advertising receivable, less allowance for doubtful
 accounts of $68,048 (1993--$36,391)...................     347,427     252,479
Prepaid expenses.......................................     339,991     290,953
Property, plant and equipment, at cost
  Land and improvements................................     252,550     252,550
  Transmission and distribution systems and related
   equipment...........................................  27,326,851  26,024,681
  Office furniture and equipment.......................     493,851     477,756
  Construction in progress and spare parts inventory...     935,058     707,545
                                                        ----------- -----------
                                                         29,008,310  27,462,532
    Less accumulated depreciation......................  15,565,330  13,682,321
                                                        ----------- -----------
      Net property, plant and equipment................  13,442,980  13,780,211
Other assets, at cost less accumulated amortization
 (Note 3)..............................................   7,033,831   7,697,934
                                                        ----------- -----------
                                                        $29,027,918 $28,535,425
                                                        =========== ===========
LIABILITIES AND PARTNERS' EQUITY:
Liabilities:
  Accounts payable..................................... $   355,380 $   474,676
  Accrued liabilities..................................   1,516,774   1,174,926
  Subscriber deposits and prepayments..................     432,840     493,497
  Long-term debt (Note 4)..............................  13,316,558  14,017,480
                                                        ----------- -----------
    Total liabilities..................................  15,621,552  16,160,579
Commitments (Notes 5 and 6)
Partners' equity, net of long-term notes receivable
 from partners
 (Notes 4 and 7).......................................  13,406,366  12,374,846
                                                        ----------- -----------
                                                        $29,027,918 $28,535,425
                                                        =========== ===========

                See notes to Consolidated Financial Statements.

                           WB CABLE ASSOCIATES, LTD.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1993
                                                        ----------- -----------
Revenue:
Cable television:
  Service.............................................. $12,310,670 $11,788,585
  Installation and other...............................   1,672,363   1,025,869
Security:
  Service..............................................   1,153,922   1,062,694
  Installation and other...............................     435,338     578,449
                                                        ----------- -----------
                                                         15,572,293  14,455,597
Expenses:
  Operating expenses, excluding depreciation and
   amortization........................................   6,339,867   6,001,431
Selling, general and administrative expenses (Note 5)..   2,716,378   2,471,715
                                                        ----------- -----------
                                                          9,056,245   8,473,146
                                                        ----------- -----------
Income before depreciation, amortization and interest..   6,516,048   5,982,451
Depreciation and amortization..........................   2,957,879   2,900,661
Interest expense.......................................     885,207     759,585
                                                        ----------- -----------
Net income............................................. $ 2,672,962 $ 2,322,205
                                                        =========== ===========


                See notes to Consolidated Financial Statements.

                           WB CABLE ASSOCIATES, LTD.

                   CONSOLIDATED STATEMENT OF PARTNERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1994 AND 1993

                                              GENERAL     LIMITED
                                              PARTNER    PARTNERS       TOTAL
                                              --------  -----------  -----------
Partners' equity, net of $2,900,000 long-
 term notes receivable from limited partners
 at December 31, 1992.......................  $168,667  $ 9,883,974  $10,052,641
  Net income for the year ended December 31,
   1993.....................................    23,222    2,298,983    2,322,205
                                              --------  -----------  -----------
Partners' equity, net of $2,900,000 long-
 term notes receivable from limited partners
 at December 31, 1993.......................   191,889   12,182,957   12,374,846
  Net income for the year ended December 31,
   1994.....................................    26,730    2,646,232    2,672,962
Equity distribution (Note 4)................   (14,238)  (1,627,204)  (1,641,442)
                                              --------  -----------  -----------
Partners' equity, net of $2,900,000 long-
 term notes receivable from limited partners
 at December 31, 1994.......................  $204,381  $13,201,985  $13,406,366
                                              ========  ===========  ===========

The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.


                See notes to Consolidated Financial Statements.

                           WB CABLE ASSOCIATES, LTD.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      YEARS ENDED DECEMBER 31,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
Cash flows from operating activities:
  Net income......................................... $ 2,672,962  $ 2,322,205
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................   2,957,879    2,900,661
    Loss on disposal of fixed assets.................      54,099      138,840
    Changes in working capital accounts:
      Accounts receivable............................     (94,551)     (20,502)
      Other receivables and prepaid expenses.........    (143,986)    (250,168)
      Accounts payable...............................    (119,296)     141,244
      Accrued liabilities............................     341,848      125,117
      Subscriber deposits and prepayments............     (60,657)      16,875
                                                      -----------  -----------
      Net cash provided by operating activities......   5,608,298    5,374,272
Cash flows from investing activities:
  Purchases of property, plant and equipment.........  (1,938,956)  (2,068,787)
  Additions to other assets..........................     (82,252)     (11,280)
  Proceeds from the sale of assets...................      10,564       21,312
                                                      -----------  -----------
    Net cash used in investing activities............  (2,010,644)  (2,058,755)
Cash flows from financing activities:
  Payments on long-term debt.........................    (700,922)    (384,093)
  Payments of equity distributions...................  (1,641,442)         --
                                                      -----------  -----------
    Net cash used in financing activities............  (2,342,364)    (384,093)
                                                      -----------  -----------
Net increase in cash and cash equivalents............   1,255,290    2,931,424
Cash and cash equivalents at beginning of year.......   6,177,352    3,245,928
                                                      -----------  -----------
Cash and cash equivalents at end of year............. $ 7,432,642  $ 6,177,352
                                                      ===========  ===========


                See notes to Consolidated Financial Statements.

                           WB CABLE ASSOCIATES, LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (DECEMBER 31, 1994 AND 1993)

1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of consolidation and organization

  The accompanying consolidated financial statements include the accounts of WB Cable Associates, Ltd., a Florida limited partnership, and its wholly-owned corporate subsidiary, Cable Sentry Corporation. All intercompany transactions have been eliminated in consolidation.

  For financial reporting purposes, partnership profits or losses are allocated 1% to the general partner and 99% to the limited partners. Limited partners are not required to fund any losses in excess of their capital contributions.

  Property, plant and equipment

  Property, plant and equipment additions are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

  For financial reporting purposes, the Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

   Transmission and distribution systems and related equipment....... 7-30 years
   Office furniture and equipment....................................  3-5 years

  Other assets

  Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

   Franchises--the lives of the franchises (7-46 years)
   Organization costs --5 years
   Deferred loan costs--the term of the debt (10 years)
   Goodwill--40 years

  Income taxes

  No provision for the payment or refund of incomes taxes has been provided on the income or loss of the Partnership since the partners are responsible for reporting their distributive share of partnership net income or loss in their personal capacities. Effective January 1, 1993, Cable Sentry Corporation changed its method of accounting for income taxes from the deferred method to the liability method required by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes". Under the provisions of Statement No. 109, a deferred tax liability or asset (net of a valuation allowance) is provided in the financial statements by applying the provisions of applicable tax laws to measure the deferred tax consequences of temporary differences that will result in net taxable or deductible amounts in future years as a result of events recognized in the financial statements in the current or preceding years. Differences between income determined for financial reporting purposes and income tax purposes are primarily due to differing methods of depreciation and varying treatments of uncollectible accounts receivable balances.

                           WB CABLE ASSOCIATES, LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (DECEMBER 31, 1994 AND 1993)

  Cash and cash equivalents

  The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

2.PURCHASE OF THE COMMON STOCK OF CABLE SENTRY CORPORATION:

  On December 8, 1983, the Partnership purchased substantially all the property, plant and equipment and franchises of an existing cable television system (CATV) west of Boca Raton, Florida and all outstanding common stock of a related corporation, Cable Sentry Corporation. Cable Sentry Corporation is in the business of constructing and maintaining home security systems.

3.OTHER ASSETS:

  At December 31, 1994 and 1993, other assets consisted of the following:

                                                             DECEMBER 31,
                                                           1994        1993
                                                        ----------- -----------
Franchises and other................................... $ 9,740,884 $ 9,658,632
Goodwill...............................................   2,422,434   2,422,434
Deferred loan costs....................................      18,887      18,887
Organization costs.....................................      73,115      73,115
                                                        ----------- -----------
                                                         12,255,320  12,173,068
Less accumulated amortization..........................   5,221,489   4,475,134
                                                        ----------- -----------
                                                        $ 7,033,831 $ 7,697,934
                                                        =========== ===========

4.LONG-TERM DEBT:

  Senior Debt

  The Partnership has a $19,300,000 term loan agreement with a bank. The loan is to be repaid in increasing quarterly installments which began on March 31, 1992 with the remaining principal balance due December 31, 1999. Borrowings under the loan agreement at December 31, 1994 and 1993 were $13,309,525 and $13,990,750, respectively.

  Interest is to be paid quarterly at the bank's prime rate plus 1%; however, the Partnership may elect, at certain times specified in the agreement, to pay interest at the LIBOR rate plus 2%. The effective interest rates at December 31, 1994 and 1993 were 7.94% and 5.44%, respectively.

  The loan is secured by substantially all the tangible and intangible assets of the Partnership and Cable Sentry Corporation. In addition, $500,000 of the debt is guaranteed by a limited partner.

  The agreement contains covenants limiting additional indebtedness, dispositions of assets, investments in capital stock, distributions to partners, management fees and capital expenditures. During 1994 the senior debt agreement was amended to allow equity distributions to partners. Equity distributions to partners in 1994 totaled $1,641,442. In addition, the Partnership must maintain certain levels of subscribers and must maintain certain financial levels and ratios. At December 31, 1994, the Partnership was in compliance with these covenants.

                           WB CABLE ASSOCIATES, LTD.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                         (DECEMBER 31, 1994 AND 1993)

  Other debt

  The Company has a lease contract containing note provisions to reimburse the lessor for leasehold improvements. This note has an interest rate of 10%; payments are made monthly through April 30, 1995. The amounts payable under this contract at December 31, 1994 and 1993 were $7,033 and $26,730, respectively.

  Maturities and interest paid

  The minimum aggregate annual maturities of long-term debt for the five years following 1994 are: $1,464,708 in 1995, $1,377,100 in 1996, $1,977,750 in
1997, $2,637,000 in 1998 and $5,860,000 in 1999.

  Interest paid for the years ended December 31, 1994 and 1993 was $758,444 and $761,802, respectively.

5.MANAGEMENT AGREEMENT:

  The Partnership has entered into a management agreement with Rifkin & Associates, Inc. (Rifkin), the sole stockholder of which is a limited partner of WB Cable Associates, Ltd. and is affiliated with the Partnership's general partner. The agreement provides that Rifkin shall manage the Partnership and shall receive annual compensation equal to the sum of (a) $90,000, (b) 2% of gross cable television revenues in excess of $2,000,000 and (c) 5% of cash flow (as defined) in excess of $500,000 per year, limited to $300,000 annually. The management fees were $300,000 for the years ended December 31, 1994 and 1993.

6.LEASE COMMITMENTS:

  At December 31, 1994, the Partnership had lease commitments under long-term operating leases as follows:

   1995................................................................. $56,450
   1996................................................................. $17,467
   1997................................................................. $ 7,799
   1998................................................................. $   955

  Rent expense, including pole rent, was $148,784 and $137,034 for the years ended December 31, 1994 and 1993, respectively.

7.PARTNERS' CONTRIBUTIONS:

  The Partnership holds long-term notes receivable from limited partners totaling $2,900,000 for additional Partners' ownership interests. Under the agreements, these notes are to be paid at such time as a default may occur under the senior debt agreement (Note 4). The notes receivable amounts are netted against partners' equity in the consolidated financial statements.

8.ASSET PURCHASE AGREEMENT:

  The Partnership entered into an agreement on October 28, 1994 for the sale of substantially all of its assets to another cable company. The sale is contingent upon both parties meeting the stated conditions of the agreement, prior to the agreement's March 31, 1995 expiration date.

                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
Fairbanks Communications, Inc.
West Palm Beach, Florida

  We have audited the balance sheet of Leadership Cablevision (a division of Fairbanks Communications, Inc.) as of December 31, 1995 and 1994, and the related statements of income and division equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Leadership Cablevision as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

GEO. S. OLIVE & CO. LLC

Indianapolis, Indiana
October 9, 1996

                             LEADERSHIP CABLEVISION

                  A DIVISION OF FAIRBANKS COMMUNICATIONS, INC.

                                 BALANCE SHEET

                                                           DECEMBER 31,
                                                         1995         1994
                                                      -----------  -----------
ASSETS:
Current assets:
  Cash and cash equivalents.......................... $     4,981  $       --
  Accounts receivable--less allowance for losses of
   $70,000 in both years and advance billings of
   $902,000 and $534,000.............................     643,786      256,999
  Deposits...........................................      54,596      189,078
  Other prepaid expenses.............................     227,693      159,096
                                                      -----------  -----------
    Total current assets.............................     931,056      605,173
                                                      -----------  -----------
Property and equipment:
  Land and land improvements.........................     290,838      245,677
  Buildings..........................................     882,394      786,276
  Buildings and leasehold improvements...............     108,190      108,190
  Cable television systems...........................  20,975,220   18,084,279
  Vehicles and other equipment.......................     783,496      699,058
                                                      -----------  -----------
                                                       23,040,138   19,923,480
  Accumulated depreciation and amortization.......... (10,807,461)  (9,046,743)
                                                      -----------  -----------
                                                       12,232,677   10,876,737
  Construction in progress...........................     560,430      249,585
                                                      -----------  -----------
                                                       12,793,107   11,126,322
                                                      -----------  -----------
Other intangible assets:
  Goodwill...........................................   1,415,479       68,688
  Other..............................................     685,315      437,196
                                                      -----------  -----------
                                                        2,100,794      505,884
Accumulated amortization.............................    (240,019)    (129,329)
                                                      -----------  -----------
                                                        1,860,775      376,555
                                                      -----------  -----------
                                                      $15,584,938  $12,108,050
                                                      ===========  ===========
LIABILITIES AND DIVISION EQUITY:
Current liabilities:
  Cash overdraft..................................... $       --   $    12,559
  Payable--related company...........................         --     1,031,953
  Accounts payable...................................     760,649      631,258
  Salaries, wages, payroll deductions and taxes......      62,685      192,073
  Accrued property taxes.............................     207,207          --
  Accrued franchise fees.............................     108,046      151,959
  Other accrued expenses.............................     125,006       80,154
  Customer deposits..................................     597,401      509,324
                                                      -----------  -----------
    Total current liabilities........................   1,860,994    2,609,280
Advances from corporate division.....................   3,171,674    1,464,148
Division equity......................................  10,552,270    8,034,622
                                                      -----------  -----------
                                                      $15,584,938  $12,108,050
                                                      ===========  ===========

                       See notes to Financial Statements.

                             LEADERSHIP CABLEVISION

                  A DIVISION OF FAIRBANKS COMMUNICATIONS, INC.

                    STATEMENT OF INCOME AND DIVISION EQUITY

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                           1995        1994
                                                        ----------- -----------
Income:
  Cable television service............................. $13,303,010 $11,444,646
  Advertising income...................................   1,403,813   1,125,446
  Other................................................     139,277     102,098
                                                        ----------- -----------
                                                         14,846,100  12,672,190
                                                        ----------- -----------
Cost and expenses:
  Operating............................................   6,322,692   4,882,756
  Selling and promotional..............................     299,001     229,014
  General and administrative...........................   3,173,340   2,329,245
  Depreciation.........................................   1,889,352   1,613,426
  Amortization.........................................     110,690      26,761
  Management fee to corporate division.................     485,300     506,500
  Loss on disposal of assets...........................      48,077         563
                                                        ----------- -----------
                                                         12,328,452   9,588,265
                                                        ----------- -----------
Net income.............................................   2,517,648   3,083,925
Division equity, beginning of year.....................   8,034,622   4,950,697
                                                        ----------- -----------
Division equity, end of year........................... $10,552,270 $ 8,034,622
                                                        =========== ===========



                       See notes to Financial Statements.

                             LEADERSHIP CABLEVISION

                  A DIVISION OF FAIRBANKS COMMUNICATIONS, INC.

                            STATEMENT OF CASH FLOWS

                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                          1995        1994
                                                       ----------  -----------
Operating activities:
  Net income.......................................... $2,517,648  $ 3,083,925
  Items not affecting net cash provided by operating
   activities:
    Depreciation......................................  1,889,352    1,613,426
    Amortization of intangible assets.................    110,690       26,761
    Loss on disposal of assets........................     48,077          563
    Changes in:
      Accounts receivable.............................   (386,787)    (208,547)
      Prepaid expenses and other receivables..........     65,885     (173,122)
      Accounts payable................................   (902,562)      88,211
      Salaries, wages, payroll deductions and taxes...   (129,388)     160,987
      Accrued expenses................................    296,223      (92,937)
                                                       ----------  -----------
      Net cash provided by operating activities.......  3,509,138    4,499,267
                                                       ----------  -----------
Investing activities:
  Purchase of property and equipment.................. (3,605,113)  (1,614,170)
  Purchase of intangibles............................. (1,594,910)    (310,695)
  Proceeds from sale of property and equipment........        899       10,456
                                                       ----------  -----------
    Net cash used by investing activities............. (5,199,124)  (1,914,409)
                                                       ----------  -----------
Financing activities:
  (Repayment) advance from corporate division.........  1,707,526   (2,667,117)
  Increase (decrease) in cash overdraft...............    (12,559)      12,559
                                                       ----------  -----------
    Net cash provided (used) by financing activities..  1,694,967   (2,654,558)
                                                       ----------  -----------
Increase (decrease) in cash and cash equivalents......      4,981      (69,700)
Cash and cash equivalents, beginning of year..........        --        69,700
                                                       ----------  -----------
Cash and cash equivalents, end of year................ $    4,981  $       --
                                                       ==========  ===========
Supplemental Cash Flows Information:
  Property and equipment acquired by other non-cash
   transactions....................................... $      --   $ 1,031,953
  Property and equipment purchases in accounts
   payable............................................ $  284,149       12,177


                       See notes to Financial Statements.

                            LEADERSHIP CABLEVISION

                 A DIVISION OF FAIRBANKS COMMUNICATIONS, INC.

NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Nature of Operations

  Fairbanks Communications, Inc. (Fairbanks) is engaged in the operation of radio stations in Florida and Massachusetts, and cable television franchises in Florida and Indiana. Based on total income, Fairbanks' operation of radio stations is approximately the same as the operation of its cable television franchises. These financial statements comprise that portion of Fairbanks' operations applicable to the cable television service rendered to residential and commercial subscribers in Eastern Central Florida. Fairbanks grants credit to customers, substantially all of whom are local.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for doubtful accounts, depreciation and amortization, taxes and contingencies.

  Property and Equipment

  Property and equipment are stated at cost and are depreciated principally by the straight-line method at annual rates based on the following estimated useful lives:

                                                                           YEARS
                                                                           -----
      Cable television system............................................. 5-15
      Vehicles and other equipment........................................ 3-10
      Buildings...........................................................   40

  Leasehold improvements are amortized on a straight-line basis over the period of the lease or over the estimated lives of the improvements, whichever is shorter.

  Repairs and maintenance are charged to operations as incurred. Expenditures which substantially increase the useful lives of existing facilities and equipment are capitalized.

  Initial subscriber installation costs are capitalized and depreciated over their useful lives. The costs of reconnecting subscribers are expensed as incurred.

  Intangible Assets

  Intangible assets consist principally of the cost of cable television systems acquired by purchase of existing systems from unrelated third parties in excess of the net tangible assets received.

  Goodwill is being amortized by the straight-line method over 40 years. Other costs are being amortized by the straight-line method over 10 to 15 years.

  Revenue

  The Division recognizes income on cable service as service is rendered. Income from installations is recognized at the time service commences to the subscriber.

  Cash Equivalents

  The Division considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                            LEADERSHIP CABLEVISION

                 A DIVISION OF FAIRBANKS COMMUNICATIONS, INC.

  Income Taxes

  The Division's results of operations are included in the income tax returns of Fairbanks Communications, Inc.

  Fairbanks Communications, Inc. (Company) has elected to be classified as an S Corporation under the Internal Revenue Code. Such corporations are not subject to federal income tax and, accordingly, no provision for federal or state taxes on income is required. Under the election, stockholders include their proportionate share of the Company's taxable income in their personal income tax returns. The election continues unless the Company becomes disqualified or until the election is revoked voluntarily. The Company elected to be classified as an S Corporation prior to 1986; therefore, it is not subject to the built-in gains tax provisions of Code Section 1374 of the Internal Revenue Code.

  Leases and Commitments

  The Division leased office space from a company owned by a stockholder/officer of Fairbanks. Gross rent paid for the year ended December 31, 1994 was approximately $148,000. In December, 1994, Fairbanks acquired this land and office building from the related company for $1,031,953 which was included as a payable at December 31, 1994. The land, building and its improvements are included in the balance sheet of the Division.

  Total rental expense charged to operations for the years ended December 31, 1995 and 1994 was approximately $24,000 and $174,000, respectively.

  In addition to the above, the Division has agreements with various utilities under which annual fees are paid for the attachment of cable television distribution lines to utility poles. Fees paid under these agreements amounted to approximately $45,000 and $54,000 during the years ended December 31, 1995 and 1994.

  Other Transactions

  The Corporate Division of Fairbanks Communications, Inc. charges the Division a management fee for administrative services rendered. The amount charged to general and administrative expense was approximately $485,000 and $506,000 for the years ended December 31, 1995 and 1994.

  Self-Insured Employee Benefit Plan

  Fairbanks maintains a self-insured health care plan. The Plan is administered by a third party administrator. Under the Plan, the Division is self-insured up to $40,000 per participant each plan year. The liability is based on known claims pending and an estimate based on previous experience. Employee health care expense charged to operations was $328,000 and $287,000 in 1995 and 1994.

  Acquisition

  Fairbanks purchased all of the assets of a satellite master antenna television system in Boynton Beach, Florida on April 28, 1994, which are included in the balance sheet of the Division. Fairbanks paid $325,000 in cash and accounted for the transaction under the purchase method of accounting.

                            LEADERSHIP CABLEVISION

                 A DIVISION OF FAIRBANKS COMMUNICATIONS, INC.


  On January 31, 1995, the Company purchased substantially all of the operating assets of the Broken Sound Cable System located in Palm Beach County. The acquired assets are included in the balance sheet of the Division. The purchase price was $2,800,000 in cash and was accounted for under the purchase method of accounting.

  The results of operations of the above have been included since their dates of acquisition in the statement of operations of the Division.

  Contingencies

  Fairbanks is involved in litigation incidental to its business. In the opinion of management, the ultimate outcome of these matters, in the aggregate, should not have a material adverse effect upon the Division's operations or financial position.

  Change in Accounting Estimate

  During 1994, it was determined that a liability for accrued vacation pay needed to be recorded. At December 31, 1994, the liability was $109,028, pertaining primarily to 1993 and prior years.

  Commitments and Subsequent Event

  On June 8, 1995, the Company entered into an agreement to sell the assets of its Florida Cable Systems to Olympus Communications, L.P. The sales price is approximately $95,000,000 and is payable $40,000,000 in cash at closing and $55,000,000 in cash on December 30, 1997. This sale closed on January 4, 1996, and the Company received $40,000,000 in cash. The approximate gain on this sale will be $80,000,000.

  Effective November 1, 1995, the Company entered into a Management Services Agreement whereby an affiliate of Olympus managed the cable system from that date to the date of closing. Management fees paid under this agreement amounted to approximately $600,000 for the year ended December 31, 1995.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTA-TION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE REGISTRANTS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANS-MITTAL NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE REGISTRANTS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE AC-COMPANYING LETTER OF TRANSMITTAL CONSTITUTES AN OFFER OR SOLICITATION BY ANY-ONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                                --------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Prospectus Summary.........................................................   4
The Exchange Offer.........................................................   7
Summary Consolidated Financial and Operating Information...................  11
Ownership Structure........................................................  13
Risk Factors...............................................................  14
The Exchange Offer.........................................................  19
Use of Proceeds............................................................  27
Capitalization.............................................................  28
Selected Consolidated Financial and Operating Information..................  29
Management.................................................................  62
Description of Partnership.................................................  64
Description of Other Financings............................................  66
Certain Relationships and Transactions.....................................  67
Description of Senior Notes................................................  69
Certain Federal Income Tax Considerations..................................  95
Plan of Distribution.......................................................  97
Legal Matters..............................................................  97
Experts....................................................................  98

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                                    OLYMPUS
                             COMMUNICATIONS, L.P.
                                OLYMPUS CAPITAL
                                  CORPORATION

                             10 5/8% SENIOR NOTES
                              DUE 2006, SERIES B

                                ---------------

                                  PROSPECTUS
                                ---------------

                                        , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Second Amended and Restated Limited Partnership Agreement of Olympus Communications, L.P. provides that Olympus (but not any partner therein or affiliate of any such partner) shall indemnify and hold harmless Olympus' general partners, and their respective affiliates, partners, officers, directors, employees and agents, from and against any and all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the management by the general partners of Olympus' affairs, except where such general partner has committed fraud, gross negligence, breach of fiduciary duty or willful misconduct.

  The Company's indemnification obligations with respect to its general partners include payment of reasonable attorneys' fees or other expenses incurred in connection with any settlement or in any legal proceeding.

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Olympus Capital or ACP Holdings provide for indemnification of the officers and directors of Olympus Capital or ACP Holdings to the full extent permissible under Delaware law.

  Olympus Capital's and ACP Holdings' Certificates of Incorporation also provide, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Olympus Capital or ACP Holdings shall not be personally liable to Olympus Capital or ACP Holdings, respectively, or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT NO.                                  DESCRIPTION
 -----------                                  -----------
    1.1      Purchase Agreement dated as of November 6, 1996 between the Registrants and
             Goldman, Sachs & Co. (the "Purchasers") (Incorporated herein by reference is
             Exhibit 10.01 to Adelphia Communications Corporation's Current Report on
             Form 8-K dated December 16, 1996). (File Number 0-16014)
    3.1      Certificate of Limited Partnership of Olympus Communications, L.P., together with all amendments thereto. (Incorporated herein by reference is Exhibit
             99.03 to Adelphia Communications Corporation's Currant Report on Form 8-K
             dated December 16, 1996) (File Number 0-16014)
    3.2      Certificate of Incorporation of Olympus Capital Corporation (Incorporated
             herein by reference is Exhibit 99.01 to Adelphia Communications
             Corporation's Current Report on Form 8-K dated December 16, 1996). (File
             Number 0-16014)

 EXHIBIT NO.                                  DESCRIPTION
 -----------                                  -----------
     3.3     Bylaws of Olympus Capital Corporation (Incorporated herein by reference is
             Exhibit 99.02 to Adelphia Communications Corporation's Current Report on
             Form 8-K dated December 16, 1996). (File Number 0-16014)
     3.4     Olympus Communications, L.P. Second Amended and Restated Limited Partnership
             Agreement, dated as of February 28, 1995. (Incorporated herein by reference is Exhibit 10.32 of the Adelphia Communications Corporation's Annual Report
             on Form 10-K for the fiscal year ended March 31, 1995.) (File Number 0-
             16014)
     3.5     First Amendment to the Olympus Communications, L.P. Second Amended and
             Restated Limited Partnership Agreement, dated September 1, 1995
             (Incorporated herein by reference is Exhibit 10.33 to Adelphia
             Communications Corporation's Annual Report on Form 10-K/A for the fiscal year ended March 31, 1996). (File Number 0-16014)
     3.6     First Amendment to the Olympus Communications, L.P. Second Amended and
             Restated Limited Partnership Agreement, dated March 29, 1996 (Incorporated herein by reference is Exhibit 10.34 to Adelphia Communications
             Corporation's Annual Report on Form 10-K/A for the fiscal year ended March
             31, 1996). (File Number
             0-16014)
     3.7     Second Amendment to the Olympus Communications, L.P. Second Amended and
             Restated Limited Partnership Agreement, dated June 27, 1996 (Incorporated herein by reference is Exhibit 10.35 to Adelphia Communications
             Corporation's Annual Report on Form 10-K/A for the fiscal year ended March
             31, 1996). (File Number
             0-16014)
     4.1     Indenture, dated as of November 12, 1996, between the Registrants and Bank of Montreal Trust Company (Incorporated herein by reference is Exhibit 10.02 to Adelphia Communications Corporation's Current Report on Form 8-K dated
             December 16, 1996). (File Number 0-16014)
     4.2     Form of Note (contained in Indenture filed as Exhibit 4.1).
     4.3     Registration Rights Agreement, dated as of November 12, 1996, between the
             Registrants and the Purchasers (Incorporated herein by reference is Exhibit
             10.04 to Adelphia Communications Corporation's Current Report on Form 8-K
             dated December 16, 1996). (File Number 0-16014)
     5.1*    Opinion of Buchanan Ingersoll Professional Corporation.
    10.1     [Intentionally Omitted].
    10.2     Revolving Credit Facility among Adelphia Cable Partners, L.P., Southeast
             Florida Cable, Inc., West Boca Acquisition Limited Partnership and Toronto-
             Dominion (Texas), Inc., as Administrative Agent, dated May 12, 1995.
             (Incorporated herein by reference is Exhibit 10.03 to Adelphia
             Communications Corporation's Current Report on Form
             8-K dated June 30, 1995.) (File Number 0-16014)

 EXHIBIT NO.                                  DESCRIPTION
 -----------                                  -----------
    10.3     Amended Credit Agreement, dated as of March 29, 1996, among Highland Video
             Associates L.P., Telesat Acquisition Limited Partnership, Global Acquisition
             Partners, L.P., the various financial institutions as parties thereto, Bank of Montreal as syndication agent, Chemical Bank as documentation agent, and the Bank of Nova Scotia as administrative agent. (Incorporated herein by reference is Exhibit 10.37 to Adelphia Communications Corporation's Current
             Report on Form 8-K dated June 19, 1996.) (File Number 0-16014)
    10.4     Term Note for $70,000,000 dated January 4, 1996 from Leadership Acquisition
             Limited Partnership payable to Fairbanks Communications, Inc. due on
             December 30, 1997 (Incorporated herein by reference is Exhibit 10.05 to
             Adelphia Communications Corporation's Current Report on Form 8-K dated
             December 16, 1996). (File Number 0-16014)
    10.5     Agreement of Guaranty and Suretyship, dated January 4, 1996, by Olympus
             Communications, L.P. regarding the Term Note contained in Exhibit 10.4 herein (Incorporated herein by reference is Exhibit 10.06 to Adelphia
             Communications Corporation's Current Report on Form 8-K dated December 16,
             1996). (File Number 0-16014)
    10.6     Form of Management Fee Subordination Agreement (contained as Annex A in
             Indenture filed as Exhibit 4.1 herein).
    10.7     Asset Purchase Agreement dated as of June 8, 1995 between Olympus
             Communications, L.P., a Delaware limited partnership, Fairbanks
             Communications, Inc., an Indiana corporation, and Leadership Security
             Services, Inc., a Florida corporation. (Incorporated herein by reference is
             Exhibit 10.01 to Adelphia Communications Corporation's Current Report on
             Form 8-K dated January 3, 1997) (File Number 0-16014)
   12.1*     Computation of Ratio of Earnings to Fixed Charges.
   21.1*     Subsidiaries of the Registrant.
   23.1*     Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.1 hereto).
   23.2**    Consent of Deloitte & Touche LLP.
   23.3**    Consent of Ernst & Young LLP.
   23.4**    Consent of Geo. S. Olive & Co. LLC.
   23.5**    Consent of Deloitte & Touche LLP.
   24.1*     Power of Attorney (appearing on Signature Page).
   25.1*     Form T-1 Statement of Eligibility of Trustee.
   27.1*     Financial Data Schedule.
   99.1*     Form of Letter of Transmittal and Notice of Guaranteed Delivery.

--------
*Previously filed.
**Filed herewith.

  (b) Financial Statement Schedules.

  The following are included in Part II of this Registration Statement:

    Schedule I--Condensed Financial Information of the Registrant

    Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The Registrants hereby undertake to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11, or 13 of the Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrants undertake that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  The registrants undertake that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrants hereby undertake that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon

     Rule 430A and contained in the form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (3)(i) and (3)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (6) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
      1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 30th day of April, 1997.

                                          OLYMPUS COMMUNICATIONS, L.P.

                                          BY:ACP HOLDINGS, INC.
                                             MANAGING GENERAL PARTNER

                                          By:/s/ Timothy J. Rigas
                                             ----------------------------------
                                             Timothy J. Rigas
                                             Executive Vice President and
                                             Treasurer of
                                             ACP Holdings, Inc.

                                          OLYMPUS CAPITAL CORPORATION

                                          By:/s/ Timothy J. Rigas
                                             ----------------------------------
                                             Timothy J. Rigas
                                             Executive Vice President and
                                             Treasurer

                               POWER OF ATTORNEY

  Known All Men By These Presents that each person whose signature appears below constitutes and appoints Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and each of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                   DATE

              *                Chairman and Director of ACP
-----------------------------  Holdings, Inc. and President    April 30, 1997
John Rigas                     and Director of Olympus
                               Capital Corporation

              *                Executive Vice President and
-----------------------------  Director of ACP Holdings,       April 30, 1997
Michael J. Rigas               Inc. and Olympus Capital
                               Corporation

          SIGNATURE                        TITLE                   DATE


/s/ Timothy J. Rigas           Executive Vice President,
-----------------------------  Treasurer, Chief Financial      April 30, 1997
Timothy J. Rigas               Officer, Director and
                               Principal Accounting Officer
                               of ACP Holdings, Inc. and
                               Olympus Capital Corporation

              *                Executive Vice President and
-----------------------------  Director of ACP Holdings,       April 30, 1997
James P. Rigas                 Inc. and Olympus Capital
                               Corporation

              *                Senior Vice President and
-----------------------------  Director of ACP Holdings,       April 30, 1997
Daniel R. Milliard             Inc. and Senior Vice
                               President and Secretary of
                               Olympus Capital Corporation

*/s/ Timothy J. Rigas
-----------------------------                                  April 30, 1997
Timothy J. Rigas, as
Attorney In Fact

                            SCHEDULE I (PAGE 1 OF 4)

                          OLYMPUS COMMUNICATIONS, L.P.

      CONDENSED INFORMATION AS TO THE FINANCIAL POSITION OF THE REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                            ------------------
                                                              1995      1996
                                                            --------  --------
ASSETS:
Investment in cable television subsidiaries................ $ 95,637  $260,628
Cash and cash equivalents..................................    1,825       --
Other assets--net..........................................    1,152     5,782
                                                            --------  --------
  Total.................................................... $ 98,614  $266,410
                                                            ========  ========
LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY):
10 5/8% Senior Notes due 2006.............................. $    --   $200,000
Other debt.................................................      --     62,007
Unsecured notes and payables to cable television
 subsidiaries and affiliates, net..........................   96,842    51,926
Accrued priority return on PLP interests...................   19,269    20,476
Accrued interest and other liabilities.....................    1,047    16,200
                                                            --------  --------
  Total liabilities........................................  117,158   350,609
Total partners' equity (deficiency)--[see consolidated
 financial statements included herein for details].........  (18,544)  (84,199)
                                                            --------  --------
  Total.................................................... $ 98,614  $266,410
                                                            ========  ========


        See notes to condensed financial information of the Registrant.

                            SCHEDULE I (PAGE 2 OF 4)

                          OLYMPUS COMMUNICATIONS, L.P.

          CONDENSED INFORMATION AS TO THE OPERATIONS OF THE REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                     YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1994      1995      1996
                                                  --------  --------  --------
INCOME:
Income from subsidiaries and affiliates.......... $  4,089  $  3,512  $  7,613
                                                  --------  --------  --------
EXPENSES:
Operating expenses and fees to subsidiaries......      489        69       166
Amortization.....................................       57       123        91
Interest expense.................................      --        --      2,892
Interest expense to subsidiaries and affiliates..   15,114    12,287    11,660
Management fees to Managing Affiliate............    6,302     6,334     8,839
                                                  --------  --------  --------
  Total..........................................   21,962    18,813    23,648
                                                  --------  --------  --------
Loss before equity in net loss of subsidiaries
 and
 extraordinary loss..............................  (17,873)  (15,301)  (16,035)
Equity in net (loss) income of subsidiaries......   (3,152)   (2,981)    5,085
                                                  --------  --------  --------
Loss before extraordinary loss...................  (21,025)  (18,282)  (10,950)
Extraordinary loss on early retirement of debt...      --     (1,109)      --
                                                  --------  --------  --------
Net loss......................................... $(21,025) $(19,391) $(10,950)
                                                  ========  ========  ========


        See notes to condensed financial information of the Registrant.

                            SCHEDULE I (PAGE 3 OF 4)
                          OLYMPUS COMMUNICATIONS, L.P.
          CONDENSED INFORMATION AS TO THE CASH FLOWS OF THE REGISTRANT
                             (DOLLARS IN THOUSANDS)

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1994      1995      1996
                                                   --------  --------  --------
Cash flows from operating activities:
Net loss.........................................  $(21,025) $(19,391) $(10,950)
 Adjustments to reconcile net loss to net cash
  used for operating activities:
  Equity in net loss (income) of subsidiaries....     3,152     2,981    (5,085)
  Extraordinary loss on debt retirement..........       --      1,109       --
  Amortization...................................        57       123        91
  Change in operating assets and liabilities, net
   of effects of acquisitions:
   Other assets..................................      (203)     (996)      624
   Other liabilities.............................         9       994    15,153
                                                   --------  --------  --------
Net cash used for operating activities...........   (18,010)  (15,180)     (167)
                                                   --------  --------  --------
Cash flows from investing activities:
 Investment in subsidiary........................       --    (20,997) (160,000)
 Repayments from and (advances to) subsidiaries
  and related parties............................      (409)   36,218    17,091
 Proceeds from sale of assets to affiliates......    40,718       --        --
                                                   --------  --------  --------
Net cash provided by (used for) investing activi-
 ties............................................    40,309    15,221  (142,909)
                                                   --------  --------  --------
Cash flows from financing activities:
 Capital distribution............................       --        --    (54,672)
 Payments of priority returns....................   (22,300) (37,341)   (64,438)
 Proceeds from debt..............................       --        --    200,000
 Costs associated with debt financing............       --        --     (5,350)
 Issuance of preferred limited partner interests.       --     39,125    65,711
                                                   --------  --------  --------
Net cash (used for) provided by financing
 activities......................................   (22,300)    1,784   141,251
                                                   --------  --------  --------
(Decrease) increase in cash and cash equivalents.        (1)    1,825    (1,825)
Cash and cash equivalents, beginning of year.....         1       --      1,825
                                                   --------  --------  --------
Cash and cash equivalents, end of year...........  $    --   $  1,825  $    --
                                                   ========  ========  ========
Supplemental disclosure of cash flow activity--
 Cash payments for interest......................  $ 15,114  $ 12,287  $ 11,660
                                                   ========  ========  ========


        See notes to condensed financial information of the Registrant.

                           SCHEDULE I (PAGE 4 OF 4)
                         OLYMPUS COMMUNICATIONS, L.P.
           NOTE TO CONDENSED FINANCIAL INFORMATION OF THE REGISTRANT
                            (DOLLARS IN THOUSANDS)

1. NOTES PAYABLE TO SUBSIDIARIES AND AFFILIATES:

  Olympus Communications, L.P. ("Olympus") has periodically received funds from and advanced funds to subsidiaries and affiliates. These affiliate balances, some of which eliminate upon preparation of consolidated financial statements, totaled $96,842 and $51,926 at December 31, 1995 and 1996, respectively. Olympus paid $15,114, $12,287 and $11,660 of interest expense on certain of these net payables to subsidiaries and affiliates during 1994, 1995 and 1996, respectively. Interest was charged at rates ranging from 8% to 16.5%.

                                  SCHEDULE II

                          OLYMPUS COMMUNICATIONS, L.P.

                       VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                      BALANCE    CHARGED
                                         AT      TO COSTS              BALANCE
                                     BEGINNING     AND    DEDUCTIONS-   AT END
                                     OF PERIOD  EXPENSES  WRITE-OFFS   OF PERIOD
                                     ---------- --------- ----------- ----------
Year Ended December 31, 1994
Allowance for Doubtful Accounts.....   $2,598    $2,780     $3,718      $1,660
                                       ======    ======     ======      ======
Year Ended December 31, 1995
Allowance for Doubtful Accounts.....   $1,660    $2,930     $4,179      $  411
                                       ======    ======     ======      ======
Year Ended December 31, 1996
Allowance for Doubtful Accounts.....   $  411    $3,775     $3,574      $  612
                                       ======    ======     ======      ======

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     1.1     Purchase Agreement Dated as of November 6, 1996 between the
             Registrants and Goldman, Sachs & Co. (the "Purchasers")
             (Incorporated herein by reference is Exhibit 10.01 to Adelphia
             Communications Corporation's Current Report on Form 8-K dated
             December 16, 1996). (File Number 0-16014)
     3.1     Certificate of Limited Partnership of Olympus Communications,
             L.P., together with all amendments thereto. (Incorporated herein by reference is Exhibit 99.03 to Adelphia Communications
             Corporation's Current Report on Form 8-K dated December 16, 1996.)
             (File Number 0-16014)
     3.2     Certificate of Incorporation of Olympus Capital Corporation
             (Incorporated herein by reference is Exhibit 99.01 to Adelphia
             Communications Corporation's Current Report on Form 8-K dated
             December 16, 1996). (File Number 0-16014)
     3.3     Bylaws of Olympus Capital Corporation (Incorporated herein by reference is Exhibit 99.02 to Adelphia Communications
             Corporation's Current Report on Form 8-K dated December 16, 1996).
     3.4     Olympus Communications, L.P. Second Amended and Restated Limited
             Partnership Agreement, dated as of February 28, 1995.
             (Incorporated herein by reference is Exhibit 10.32 of the Adelphia
             Communications Corporation's Annual Report on Form 10-K for the
             fiscal year ended March 31, 1995.) (File Number 0-16014)
     3.5     First Amendment to the Olympus Communications, L.P. Second Amended
             and Restated Limited Partnership Agreement, dated September 1,
             1995 (Incorporated herein by reference is Exhibit 10.33 to
             Adelphia Communications Corporation's Annual Report on Form 10-K/A
             for the fiscal year ended March 31, 1996.) (File Number 0-16014)
     3.6     First Amendment to the Olympus Communications, L.P. Second Amended
             and Restated Limited Partnership Agreement, dated March 29, 1996
             (Incorporated herein by reference is Exhibit 10.34 to Adelphia
             Communications Corporation's Annual Report on Form 10-K/A for the
             fiscal year ended March 31, 1996.) (File Number 0-16014)
     3.7     Second Amendment to the Olympus Communications, L.P. Second
             Amended and Restated Limited Partnership Agreement, dated June 27,
             1996 (Incorporated herein by reference is Exhibit 10.35 to
             Adelphia Communications Corporation's Annual Report on Form 10-K/A
             for the fiscal year ended March 31, 1996.) (File Number 0-16014)
     4.1     Indenture, dated as of November 12, 1996, between the Registrants and Bank of Montreal Trust Company (Incorporated herein by reference is Exhibit 10.02 to Adelphia Communications
             Corporation's Current Report on Form 8-K dated December 16, 1996).
             (File Number 0-16014)
     4.2     Form of Note (contained in Indenture filed as Exhibit 4.1).
     4.3     Registration Rights Agreement dated as of November 12, 1996, between the Registrants and the Purchasers (Incorporated herein by reference is Exhibit 10.04 to Adelphia Communications
             Corporation's Current Report on Form 8-K dated December 16, 1996).
             (File Number 0-16014)

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
     5.1*    Opinion of Buchanan Ingersoll Professional Corporation.
    10.1     [Intentionally Omitted].
    10.2     Revolving Credit Facility among Adelphia Cable Partners, L.P.,
             Southeast Florida Cable, Inc., West Boca Acquisition Limited
             Partnership and Toronto-Dominion (Texas), Inc., as Administrative
             Agent, dated May 12, 1995. (Incorporated herein by reference is
             Exhibit 10.03 to Adelphia Communications Corporation's Current
             Report on Form 8-K dated June 30, 1995.) (File Number 0-16014)
    10.3     Amended Credit Agreement, dated as of March 29, 1996, among
             Highland Video Associates L.P., Telesat Acquisition Limited
             Partnership, Global Acquisition Partners, L.P., the various financial institutions as parties thereto, Bank of Montreal as syndication agent, Chemical Bank as documentation agent, and the
             Bank of Nova Scotia as administrative agent. (Incorporated herein by reference is Exhibit 10.37 to Adelphia Communications
             Corporation's Current Report on Form 8-K dated June 19, 1996.)
             (File Number 0-16014)
    10.4     Term Note for $70,000,000 dated January 4, 1996 from Leadership
             Acquisition Limited Partnership payable to Fairbanks
             Communications, Inc. due on December 30, 1997 (Incorporated herein by reference is Exhibit 10.05 to Adelphia Communications
             Corporation's Current Report on Form 8-K dated December 16, 1996).
             (File Number
             0-16014)
    10.5     Agreement of Guaranty and Suretyship, dated January 4, 1996, by
             Olympus Communications, L.P. regarding the Term Note contained in
             Exhibit 10.06 herein (Incorporated herein by reference is Exhibit
             10.6 to Adelphia Communications Corporation's Current Report on
             Form 8-K dated December 16, 1996). (File Number
             0-16014)
    10.6     Form of Management Fee Subordination Agreement (contained as Annex
             A in Indenture filed as Exhibit 4.1 herein).
    10.7     Asset Purchase Agreement dated as of June 8, 1995 between Olympus
             Communications, L.P., a Delaware limited partnership, Fairbanks
             Communications, Inc., an Indiana corporation, and Leadership
             Security Services, Inc., a Florida corporation. (Incorporated herein by reference is Exhibit 10.01 to Adelphia Communications
             Corporation's Current Report on Form 8-K dated January 3, 1997)
             (File Number 0-16014)
    12.1*    Computation of Ratio of Earnings to Fixed Charges.
    21.1*    Subsidiaries of the Registrant.
    23.1*    Consent of Buchanan Ingersoll Professional Corporation (contained in its opinion filed as Exhibit 5.1 hereto).
    23.2**   Consent of Deloitte & Touche LLP.
    23.3**   Consent of Ernst & Young LLP.
    23.4**   Consent of Geo. S. Olive & Co. LLC.
    23.5**   Consent of Deloitte & Touche LLP.

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
    24.1*    Power of Attorney (appearing on Signature Page).
    25.1*    Form T-1 Statement of Eligibility of Trustee.
    27.1*    Financial Data Schedule.
    99.1*    Form of Letter of Transmittal and Notice of Guaranteed Delivery.

--------
*Previously filed.
**Filed herewith.